Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

Dated as of October 16, 2025

among

FIC FUNDING, LLC,

as Borrower,

FIDUS INVESTMENT CORPORATION,

as Servicer,

FIDUS INVESTMENT CORPORATION,

as Equityholder,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

ING CAPITAL LLC,

as Administrative Agent,

ING CAPITAL LLC,

as Lead Arranger

and

WESTERN ALLIANCE TRUST COMPANY, N.A.,

as Custodian, Collateral Agent, and Collateral Administrator

ARTICLE VII

PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	124
Section 7.02	Release of Security Interest	125
Section 7.03	Rights and Remedies	126
Section 7.04	Remedies Cumulative	127
Section 7.05	Related Documents	127
Section 7.06	Borrower Remains Liable	128
Section 7.07	Protection of Collateral	128

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01	Collection of Money	129
Section 8.02	Collection Account	129
Section 8.03	The Payment Account	130
Section 8.04	Account Control Agreement	130
Section 8.05	Funds in Covered Accounts; Reports by Collateral Agent	131
Section 8.06	Accountings	132
Section 8.07	Release of Collateral	132

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01	Disbursements of Funds from Collection Accounts	134

ARTICLE X

SALE OF PORTFOLIO INVESTMENTS;
PURCHASE OF ADDITIONAL PORTFOLIO INVESTMENTS

Section 10.01	Sales of Portfolio Investments	136
Section 10.02	Purchase of Additional Portfolio Investments	138
Section 10.03	Limitations on Affiliate Sales and Substitutions	139
Section 10.04	Conditions Applicable to All Sale and Purchase Transactions	139
Section 10.05	Additional Equity Contributions	140
Section 10.06	Transfer of Warranty Portfolio Investments	140
Section 10.07	Substitution and Transfer of Loans	140

Section 15.05	Resignation and Removal; Appointment of Successor	197
Section 15.06	Acceptance and Appointment by Successor	198
Section 15.07	Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator	198
Section 15.08	Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds	199

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	[Reserved]
Schedule 3	Industry Classification Groups
Schedule 4	Approved Dealers
Schedule 5	Notice Information
Schedule 6	Authorized Persons
Schedule 7	Approved Pricing Services

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base
Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note
Exhibit F	Form of Tax Compliance Certificates
Exhibit G	[Reserved]
Exhibit H	Form of Request for Release and Receipt
Exhibit I	Form of Monthly Report

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of October 16, 2025, by and among FIC Funding, LLC, a Delaware limited liability company, as borrower (the “Borrower”), FIDUS INVESTMENT CORPORATION, a Maryland corporation, as Servicer (in such capacity, the “Servicer”), FIDUS INVESTMENT CORPORATION, a Maryland corporation, as equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, ING CAPITAL LLC (“ING”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), ING, as lead arranger (the “Lead Arranger”), and WESTERN ALLIANCE TRUST COMPANY, N.A. (the “Bank”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S E  T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“ABR”, when used in reference to any Advance or Borrowing, refers to whether such Advance is, or the Advances constituting such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means, with respect to each Covered Account, the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Bank, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(f).

“Accretive Value” shall mean, with respect to Preferred Stock, the dollar amount equal to the accretion to the Liquidation Preference, including accrued or declared and unpaid dividends, dividends paid in kind or other amounts (including any multiple payable on capital) otherwise owing to the holder thereof in excess of the initial Liquidation Preference.

“Additional Amounts” has the meaning assigned to such term in Section 12.03(a).

“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Borrowing Base.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Administrative Agent and the Borrower, setting forth certain fees payable by the Borrower to the Administrative Agent and the Lenders in connection with the transactions contemplated by this Agreement.

“Administrative Expenses” means the reasonable and documented fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, on a pro rata basis, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Custodian and the Bank in any of its other capacities under the Facility Documents, and the agents and counsel thereof, the Collateral Administration and Agency Fee, and any other amounts, expenses and indemnities (including attorneys’ fees) payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Custodian or the Bank in any of its other capacities under the Facility Documents, as applicable, in each case, to the extent owing and payable in accordance with the terms hereof and the other Facility Documents; and

(b) second, on a pro rata basis, to:

(i) the Independent Manager, agents (other than the Servicer) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) any other Person (other than the Servicer, the Equityholder, the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; provided that payment may be made to the Servicer and the Equityholder as reimbursement for such amounts paid to any other Person (other than the Servicer, the Equityholder, the Agents or the Lenders) by the Servicer and the Equityholder on behalf of the Borrower; and

(iii) indemnification obligations owed by the Borrower to the Independent Manager under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date shall not constitute Administrative Expenses.

“Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided in Section 2.24, the following percentages with respect to such Eligible Portfolio Investment:

Eligible Portfolio Investment	Unquoted	Quoted
Cash and Cash Equivalents (including Short-Term U.S. Government Securities)	n/a	100%
Long-Term U.S. Government Securities	n/a	85%
Performing First Lien Loans	65%	75%
Performing Last Out Loans and Performing Low Leverage Last Out Loans	55%	65%
Performing Second Lien Loans	50%	60%
Performing LTV Transactions	50%	50%
Performing High Yield Securities and Performing Covenant-Lite Loans	45%	55%
Performing Mezzanine Investments	40%	50%
Performing PIK Obligations and Performing DIP Loans	35%	40%
All other Portfolio Investments (including all Equity Securities)	0%	0%

“Advances” has the meaning assigned to such term in Section 2.01(a).

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by any such Person in the ordinary course of business. In no event shall the Administrative Agent, Lead Arranger, Custodian, Collateral Agent, Collateral Administrator or any Lender be deemed an Affiliate of the Borrower, Servicer or Equityholder as a result of their relationship under this Agreement.

“Affiliate Investment” means any investment in a Person in which the Borrower or any of its Subsidiaries owns or controls more than 25% of the Equity Securities.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Drawdown Portfolio Investments or Revolving Portfolio Investments, as applicable, included in the Collateral on such date.

“Agreement” means this Credit and Security Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (c) (1) if the then-current Benchmark is Daily Compounded SOFR, (x) Daily Compounded SOFR in effect on such day (taking into account the Floor) plus (y) 1% and (2) if the then-current Benchmark is Adjusted Term SOFR, (x) the Adjusted Term SOFR for a period of one (1) month (taking into account any floor set forth in the definition of “Adjusted Term SOFR”) plus (y) 1% and (d) zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, Daily Compounded SOFR or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, Daily Compounded SOFR or Adjusted Term SOFR, as the case may be.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable External Value” means with respect to any Unquoted Investment, the most recent Borrower External Unquoted Value determined with respect to such Unquoted Investment; provided, however, if an IVP External Unquoted Value with respect to such Unquoted Investment is more recent than such Borrower External Unquoted Value, then the term “Applicable External Value” shall mean the most recent IVP External Unquoted Value obtained with respect to such Unquoted Investment.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means, (i) on any day upon which the Step-down Condition is not satisfied (a) in the case of any Term Benchmark Advance, 2.675% per annum and (b) in the case of any ABR Advance, 1.675% per annum; and (ii) on any day upon which the Step-down Condition is satisfied, (x) in the case of any Term Benchmark Advance, 2.50% per annum and (y) in the case of any ABR Advance, 1.50% per annum. Any change in the Applicable Margin due to satisfaction of, or failure to satisfy, the Step-Down Condition shall be as specified in reasonable detail in the Borrowing Base Calculation Statement required to be delivered pursuant to Section 5.01(d) immediately prior to the Applicable Margin Determination Date, and shall be effective from and including such Applicable Margin Determination Date until the immediately succeeding Applicable Margin Determination Date; provided, however, that if the Borrower fails to timely provide such Borrowing Base Calculation Statement prior to such Applicable Margin Determination Date, the Applicable Margin for the applicable period shall be determined pursuant to clause (i) of this definition.

“Applicable Margin Determination Date” means the Closing Date and, thereafter, the last Business Day of each calendar month.

“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule 4 or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Electronic Platform” has the meaning assigned to such term in Section 12.02(d)(ii).

“Approved Pricing Service” means (a) a pricing or quotation service as set forth in Schedule 7 or (b) any other pricing or quotation service (i) approved by the Board of Directors of the Borrower, (ii) designated in writing by the Borrower to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower), and (iii) acceptable to the Administrative Agent in its reasonable determination.

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) reasonably acceptable to the Administrative Agent, provided that, in each case to the extent such Approved Third-Party Appraiser requests or requires a non-reliance letter, confidentiality agreement or similar agreement prior to allowing the Administrative Agent to review the written valuation report of the Approved Third-Party Appraiser referred to in the first sentence of Section 2,23(b)(ii)(B)(y), such Administrative Agent and such Approved Third-Party Appraiser shall have entered into a letter or agreement on customary and reasonable terms. Subject to the foregoing, it is understood and agreed that, so long as the same are Independent third-party appraisal firms approved by the Board of Directors, Houlihan Lokey, Duff & Phelps LLC, Citrin Cooperman, Lincoln Partners Advisors, LLC, Valuation Research Corporation and their respective Affiliates that provide valuation services are acceptable to the Administrative Agent solely to the extent they are not serving as the Independent Valuation Provider.

“Asset Coverage Ratio” means, on a consolidated basis (and without duplication) for Equityholder and its Subsidiaries, the ratio (expressed as a percentage) which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Equityholder and its Subsidiaries plus the aggregate of the involuntary liquidation preference of any Equity Security of the Equityholder or any if its Subsidiaries that are Senior Securities (all as determined pursuant to the Investment Company Act). For clarity, the calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee and (c) such Indebtedness is held or guaranteed by the SBA.

“Assigned Documents” has the meaning assigned to such term in Section 7.01(c).

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Officers” has the meaning assigned to such term in Section 12.02(b).

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Accrual Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed pursuant to Section 2.11(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and second lien loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Bank Parties” has the meaning assigned to such term in Section 12.02(b).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Benchmark” means, initially, Adjusted Term SOFR; provided that, if a replacement of the Benchmark has occurred pursuant to Section 2.11(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) Daily Compounded SOFR; or

(b) the sum of: (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in Dollars at such time;

provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Term SOFR”, the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Daily Compounded SOFR”, the definition of “Interest Accrual Period”, the definition of “Term SOFR” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement or to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of such Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the general partner and the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower External Unquoted Value” has the meaning assigned to such term in Section 2.23(b)(ii)(B)(y).

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrower Internal Policy Unquoted Value” shall mean, with respect to any Unquoted Investment that is not a Borrower Tested Asset that the Borrower has requested an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower in determining the fair market value of such Unquoted Investment as of the applicable Valuation Testing Date, the value determined by such Approved Third-Party Appraiser.

“Borrower Tested Assets” has the meaning assigned to such term in Section 2.23(b)(ii)(B)(y).

“Borrowing” means (a) all ABR Advances made to, or converted or continued on behalf of, the Borrower on the same date and (b) all Term Benchmark Advances made to the Borrower on the same date.

“Borrowing Base” has the meaning assigned to such term in Section 2.24.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent with the consent of the Servicer from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base Test required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Test” means a test that will be satisfied at any time if (a) the sum of (x) Advances Outstanding plus (y) the Aggregate Unfunded Exposure Amount are less than or equal to (b) the Borrowing Base at such time.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the Term SOFR Reference Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Alternate Base Rate as to which such Alternate Base Rate is determined by reference to the Benchmark), the term “Business Day” shall exclude any day that is not a U.S. Government Securities Business Day.

“CAD Collection Account” has the meaning assigned to such term in Section 8.02(a).

“CAD Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“CAD Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Canadian Dollars” refers to lawful money of Canada.

“Canadian Eligible Portfolio Investments” means Eligible Portfolio Investments with respect to which any or all of the following is true: (i) such Eligible Portfolio Investment is denominated and payable only in Canadian Dollars, (ii) the issuer of such Eligible Portfolio Investment is organized under the laws of Canada or any province thereof, (iii) the issuer of such Eligible Portfolio Investment is domiciled in Canada, (iv) the operations and any property or other assets of the issuer of such Eligible Portfolio Investment pledged as collateral are primarily located in Canada, or (v) the only place of payment of such loans is Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof), which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) Short-Term U.S. Government Securities;

(b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c) investments in certificates of deposit, bank deposit products, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the UCC) through which the Collateral Agent can perfect a security interest therein and (ii) (x) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s or (y) with a depository institution or trust company which participates in the Deposit Placement Program;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e) investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (d) above; or

(f) interest bearing deposits, including but not limited to Deposit Placement Programs, in United States Dollars held at Western Alliance Bank or a bank that is well-capitalized as reflected on the subject bank’s Consolidated Report of Condition and Income or such other report of condition as is required by the bank’s primary Federal banking regulator;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Borrower in any single Obligor; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of “Cash Equivalents” at the time of acquisition). The Collateral Agent shall have no obligation to determine or oversee compliance with the foregoing requirements.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Control” means the occurrence of any one or more of the following events: (a) (i) Fidus Investment Advisors, LLC shall cease to be the investment advisor of the Equityholder or Servicer, or (ii) Equityholder shall cease to own 100% of the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Fidus Investment Advisors, LLC or, so long as it Controls and owns 100% of the equity of Fidus Investment Advisors, LLC, Fidus Group Holdings, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Equityholder; or (c) Edward Ross shall cease to be the Chief Executive Officer of the Equityholder and he is not replaced by a person reasonably satisfactory to the Required Lenders within 90 days.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means October 16, 2025.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration and Agency Fee Letter” means the separate fee schedule agreed among the Collateral Administrator, the Collateral Agent, the Custodian, the Securities Intermediary and the Borrower, as such schedule may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Database” has the meaning assigned to such term in Section 15.02(a)(i).

“Collection Accounts” has the meaning assigned to such term in Section 8.02(a).

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Portfolio Investment constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Portfolio Investments and all Proceeds from any sale or disposition of any such Portfolio Investments, but excluding (a) any amounts received by the Borrower or any other party obligated to make payments in respect of such Portfolio Investment following the sale of a Portfolio Investment by the Borrower that the Borrower is required to pay to the purchaser of such Portfolio Investment so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, (b) any amounts in respect of indemnities and reimbursements for actually incurred out-of-pocket expenses, in each case that are (x) not received in lieu of principal, interest or fees owed under the Related Documents, and (y) paid by or on behalf of the Borrower, (c) any amount which is attributable to the reimbursement of payment by or on behalf of the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Portfolio Investment or on any Related Security, (d) (I) any interest attributable to a time on or before the acquisition date of such Portfolio Investment that are for the account of the applicable Person from whom the Borrower purchased such Portfolio Investment, and (II) any fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Portfolio Investment, (e) any reimbursement of insurance premiums, and (f) any escrows relating to Taxes and insurance in connection with Portfolio Investments which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Related Documents.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Advances, as such commitment may be (a) increased from time to time pursuant to Section 2.22 or reduced from time to time pursuant to Section 2.06 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.06 and the other provisions of this Agreement. The aggregate amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Closing Date is $175,000,000.

“Commitment Fee” means, with respect to any day during the Reinvestment Period, a fee equal to (x) if the utilized portion of the aggregate Commitments as of the close of business on such day (after giving effect to Borrowings, prepayments and Commitment reductions on such day) is less than the Minimum Utilization Amount, the sum of (a) the then applicable Applicable Margin for Term Benchmark Advances on the difference (if it is not a negative number) of (i) the Minimum Utilization Amount minus (ii) the aggregate outstanding principal balance of the Advances on such day and (b) 0.50% multiplied by 65% of the Commitments and (y) if the utilized portion of the aggregate Commitments as of the close of business on such day (after giving effect to Borrowings, prepayments and Commitment reductions on such day) is greater than or equal to the Minimum Utilization Amount, 0.50% multiplied by the unused amount of the Commitments on such day.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBIT” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes and Consolidated Interest Expense and excluding from the calculation of such income (a) net realized gains or losses, (b) net change in unrealized appreciation or depreciation, (c) gains or losses on re-purchases of Indebtedness, (d) the amount of interest paid-in-kind to such Person or any of its Subsidiaries (“PIK”) to the extent such amount exceeds the sum of (i) PIK interest collected in cash (including any amortization payments on such applicable debt instrument up to the amount of PIK interest previously capitalized thereon) and (ii) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (d)(ii) shall not be less than zero, all as determined in accordance with GAAP, and (e) other non-cash charges and gains to the extent included to calculate income.

“Consolidated Interest Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis of (a) Consolidated EBIT for the four fiscal quarter period then ending, taken as a single accounting period, to (b) Consolidated Interest Expense for such four fiscal quarter period.

“Consolidated Interest Expense” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (w) (i) amounts paid or payable in cash for such period in respect of interest (including any default rate of interest, if applicable), unused fees, facility fees, letter of credit fees, and any other fees applicable to any Indebtedness and treated as interest under GAAP, and (ii) the amortization of any original issue discount (but excluding (A) any one-time cash payments in respect of original issue discount at the time of issuance of any Indebtedness and (B) any acceleration of unamortized debt issuance cost upon prepayment of Indebtedness, plus (x) the net amount paid or payable for such period in cash (or minus the net amount received or receivable in cash) under Hedging Agreements entered into in the ordinary course of the Equityholder’s business for financial planning and not for speculative purposes, relating to interest during such period and to the extent not already taken into account under clause (w), plus (y) capitalized interest expense and interest expense attributable to Capital Lease Obligations to the extent not already taken into account under clause (w), plus (z) cash dividends or distributions paid or payable pursuant to Section 5.02(r).

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement for such Person; (b) in the case of any limited liability company, the articles of formation and operating agreement for such Person; and (c) in the case of a corporation, the certificate of articles of incorporation and the bylaws or memorandum and articles of association for such Person.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Contractual Currency” has the meaning assigned to such term in Section 2.21.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian, as applicable, specified on Schedule 5, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Covenant-Lite Loan” means a Bank Loan that does not require the Obligor thereunder to comply with at least one financial maintenance covenant (including any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.

“Covered Account” means each of the Collection Accounts and the Payment Account.

“Covered Party” has the meaning assigned to such term in Section 12.19.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Daily Compounded SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the sum of (a) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website (the “Daily Compounded SOFR Screen Rate”), plus (b) the SOFR Adjustment; provided that if Daily Compounded SOFR as so determined shall ever be less than the Floor, then Daily Compounded SOFR shall be deemed to be the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a replacement of Daily Compounded SOFR has not occurred pursuant to Section 2.11(d)(i), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Compounded SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. All interest hereunder on any Advance computed by reference to Daily Compounded SOFR shall be computed in the manner described in Section 2.15(b).

“Debt Eligible Portfolio Investment” means an Eligible Portfolio Investment that is an Investment in Indebtedness.

“Default” means any event which, with the passage of time, the giving of notice, or both, would, unless waived or cured, constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement plus 2.00% per annum.

“Defaulted Obligation” means (i) any Investment in Indebtedness (a) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty two (32) consecutive days with respect to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Indebtedness have accelerated all or a portion of the principal amount thereof as a result of such default; (b) as to which a default as to the payment of principal and/or interest has occurred and is continuing on another material debt obligation of the obligor under such Indebtedness which is senior or pari passu in right of payment to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof); (c) as to which the obligor under such Indebtedness or others have (x) engaged in an out-of-court restructuring process (including through any provision of the Uniform Commercial Code or other law) in the past 180 days or (y) instituted proceedings to have such obligor adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such obligor has filed for protection under the Bankruptcy Code or under any foreign bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it (unless, in the case of clause (b) or (c), such Indebtedness is a DIP Loan, in which case it shall not be deemed to be a Defaulted Obligation under such clause); (d) as to which a default rate of interest has been and continues to be charged for more than 120 consecutive days, or foreclosure on collateral for such Indebtedness has been commenced and is being pursued by or on behalf of the holders thereof; (e) as to which the Borrower has delivered written notice to the Obligor declaring such Indebtedness in default and such default has not been remedied, cured or waived within 60 days after delivery of such notice; or (f) as to which the Borrower otherwise exercises significant remedies following a default; (ii) stock in respect of which (A) the issuer has failed to (w) meet any scheduled redemption obligations, (x) pay its latest declared cash dividend or (y) pay any other amount owing in connection with such stock or any other class of stock, in each case after the expiration of any applicable grace period, or (B) any outstanding Indebtedness of the issuer of such stock would satisfy clause (i) above if such Indebtedness was an Investment in Indebtedness (or if any agent or lender with respect to any Indebtedness of the issuer of such stock has delivered written notice declaring such Indebtedness in default or as to which any such agent or lender has exercised significant remedies following a default) and (iii) any Eligible Portfolio Investment that the Borrower has in its reasonable commercial judgment otherwise declared to be a Defaulted Obligation.

“Defaulting Lender” means any Lender that has, as reasonably determined by the Administrative Agent, (a) failed to fund any portion of its Advances within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Advances, such Lender notifies the Administrative Agent in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Advance under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) other than via an Undisclosed Administration, either (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental

Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof, or solely as a result of an Undisclosed Administration, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Delayed Drawdown Portfolio Investment” means a Portfolio Investment that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Portfolio Investment will be a Delayed Drawdown Portfolio Investment only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Portfolio Investment to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) with respect to such of the Collateral as constitutes an Instrument that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, causing the Custodian to take and continuously maintain possession of such Instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b) with respect to such of the Collateral as constitutes a Certificated Security (other than a Clearing Corporation Security) that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, (i) causing the delivery of such Certificated Security to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or its affiliated nominee or in blank, (ii) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (iii) causing the Custodian to maintain continuous possession of such Certificated Security;

(c) with respect to such of the Collateral as constitutes an Uncertificated Security (other than a Clearing Corporation Security) that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, (i) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security or (iii)(A) causing the issuer of such Uncertificated Security to register the Custodian as the registered owner of such Uncertificated Security and (B) causing the Custodian to continuously identify on its books and records that such Uncertificated Security is credited to the appropriate Covered Account;

(d) in the case of a Clearing Corporation Security that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition. (i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and (ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(e) with respect to such of the Collateral as constitutes a Security Entitlement, causing the Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent or causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent or the Borrower, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(g) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(f), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (including as “all assets” or similar, and which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(h) in the case of each of clauses (a) through (g) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

The Servicer on behalf of the Borrower shall obtain any and all consents required by the Related Documents to permit any Portfolio Investment to be pledged in favor of the Collateral Agent hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or 9-408 of the UCC).

“Deposit Placement Program” means a network of FDIC-insured depository institutions and/or their affiliates who are FDIC-insured depository institutions (as defined in Section 3 of the Federal Deposit Insurance Act), that have entered into agreements with the IntraFi Network LLC and/or its successors or assigns, or similar program, to collect and/or place deposits with the purpose of providing each participating institution’s depositors increased access to FDIC deposit insurance.

“Determination Date” means, with respect to any Payment Date, the last day of the immediately preceding calendar month.

“DIP Loan” means any Bank Loan, whether revolving or term, that is originated after the commencement of a case under Chapter 11 of the Bankruptcy Code by an Obligor, which is a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a debtor as defined in Section 101(13) of the Bankruptcy Code in such case (a “Debtor”) organized under the laws of the United States or any state therein and domiciled in the United States, which loan satisfies the following criteria: (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy court or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. Section 364; (b) the Debtor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code; (c) the Debtor’s obligations under such loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. Section 510; (d) the DIP Loan is secured and the Liens granted by the applicable bankruptcy court or federal district court in relation to the DIP Loan are super-priority Liens and have not been subordinated or junior to, or pari passu with, in whole or in part, to the Liens of any other lender under the provisions of 11 U.S.C. Section 364(d) or otherwise; (e) the Debtor is not in default on its obligations under the loan; (f) neither the Debtor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such loan, (iii) fail to provide for the repayment, in full and in cash, of the loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the loan; (g) the DIP Loan is documented in a form that is commercially reasonable; (h) the DIP Loan shall not provide for more than 50% (or a higher percentage with the consent of the Required Lenders) of the proceeds of such loan to be used to repay prepetition obligations owing to all or some of the same lender(s) in a “roll-up” or similar transaction; (i) no portion of the DIP Loan is payable in consideration other than cash; and (j) no portion of the DIP Loan has been credit bid under Section 363(k) of the Bankruptcy Code or otherwise. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Debtor to obtain credit has lapsed and no such motion or notice has been filed with the applicable bankruptcy court or federal district court or the clerk thereof.

“Disqualified Equity Securities” means Equity Securities of the Borrower that after issuance are subject to any agreement between the holder of such Equity Security and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate such Equity Securities, other than in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Securities that are not Disqualified Equity Securities.

“Distribution Test” means a test that will be satisfied, with respect to the distribution of Principal Proceeds and/or proceeds of an Advance on any Payment Date, if the Borrowing Base at such time is at least 115% of the sum of (a) Advances Outstanding plus (b) the Aggregate Unfunded Exposure Amount plus (c) all other Obligations due and owing at such time.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File, whether each such document is an original or a copy (and whether a hard copy or electronic copy will be delivered to the Custodian) and includes the name of the Obligor with respect to such Portfolio Investment, in each case as of the related date of Advance or the acquisition date.

“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase such amount of such currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent (or other foreign currency broker reasonably acceptable to the Administrative Agent, which may include the banking facilities of the Collateral Agent) offers to sell such currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purpose contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Eligible Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment; provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Servicer; provided, further, that in each case, EBITDA of any Person presented in any Borrowing Base Calculation Statement shall be calculated as of the most recently delivered financial statements of the applicable Person that have been received by the Borrower (or the Servicer on its behalf) no later than ten (10) Business Days prior to delivery of the applicable Borrowing Base Calculation Statement.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Portfolio Investment” means a Portfolio Investment held by the Borrower (and solely for purposes of determining the Borrowing Base, Cash and Cash Equivalents held by the Borrower in a Covered Account) that satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Required Lenders in their sole discretion):

(a) If a debt investment is a Noteless Loan, (1) the Custodian shall have received an electronic copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan from any prior third party owner thereof directly to the Borrower (together with the consent of each party required under the applicable loan documentation); (2) the Custodian shall have received originals or copies of each of the following, to the extent applicable: any related loan agreement, credit agreement, note purchase agreement, security agreement (and any separate mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto (the “Related Documents”); and (3) all documentation evidencing or otherwise relating to such Noteless Loan has been duly authorized and executed, is in full force and effect and is the legal, binding and enforceable obligation of the parties thereto and has been delivered to the Custodian;

(b) If the Borrower or any of its Affiliates hold a Portfolio Investment in the same Obligor and such investment is evidenced by a promissory note, the Borrower and such applicable Affiliate(s) shall hold separate promissory notes registered in the name of the Borrower and such applicable Affiliate(s), respectively, representing its respective interest in such Obligor (or, in the case of a lost or electronically executed Underlying Note, the Borrower shall possess a copy of the executed Underlying Note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such Underlying Note to the Borrower); provided that with respect to Portfolio Investments that are transferred or assigned on the Closing Date, the Borrower shall not be required to possess such promissory note or affidavit and indemnity until the date that is ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion);

(c) The Borrower shall have delivered to the Administrative Agent copies of each Related Document, which delivery may be accomplished by uploading .pdf copies of such documents to an online data room or other file sharing system to which the Administrative Agent has access;

(d) Such Portfolio Investment, whether originated directly or purchased, was underwritten and (to the extent originated by Equityholder) closed in all material respects in accordance with the applicable Investment Policies;

(e) If the Obligor of such Portfolio Investment is a “Debtor” (as defined in the definition of “DIP Loan”) and such Portfolio Investment is a Bank Loan, such Portfolio Investment meets the other criteria set forth in the definition of “DIP Loan”;

(f) Such Portfolio Investment is Transferable (as defined below);

(g) Such Portfolio Investment is not a Defaulted Obligation or a Restructured Investment;

(h) Other than an LTV Transaction, any Obligor of such Portfolio Investment satisfies at least one of the following two conditions at all times: (i) a trailing 24-month EBITDA of at least $8,000,000 as calculated by the Servicer in a commercially reasonable manner, or (ii) a loan (through the Borrower’s exposure (including Preferred Stock) to the applicable Portfolio Investment) to enterprise value ratio of not more than 60%, where enterprise value shall be the midpoint of the range of the Applicable External Value for such Portfolio Investment, or, if no such value has been provided in connection with such Portfolio Investment (or if the Administrative Agent or the Servicer believes that the enterprise value for such Obligor is less than the midpoint of the range of such Applicable External Value), then such enterprise value shall be determined by the Servicer in a commercially reasonable manner and shall be reasonably acceptable to the Administrative Agent);

(i) Such Portfolio Investment does not represent an investment in any Obligor in which the Equityholder or any of its respective Affiliates (including the Borrower or any of its Affiliates), or any entities advised by any of the foregoing (other than the Borrower), holds any Investment other than an Investment in which the Borrower receives the same or senior payment and lien priority as the Investment held by such Affiliate;

(j) Such Portfolio Investment does not represent an investment in any Subsidiary, investment fund, Structured Finance Obligation, Third Party Finance Companies, or similar off balance sheet financing vehicle, or any joint venture or other Person that is in the principal business of making debt or equity investments primarily in other unaffiliated Persons;

(k) (x) Such Portfolio Investment is owned by the Borrower, free and clear of any liens and Collateral Agent holds a first priority, perfected security interest in the Portfolio Investment (subject to no Liens other than Permitted Liens), (y) the Collateral Agent or the Custodian as bailee on behalf of the Collateral Agent is holding all documents evidencing or otherwise relating to such Portfolio Investment (which may be copies, except as required in paragraph (1)(a) above) and (z) the other steps to ensure that the Collateral Agent has “control” or other customary protection of the relevant Portfolio Investment set forth in Section 5.01(c) have been taken;

(l) Such Portfolio Investment and Related Documents are in compliance, in all material respects, with applicable laws rules and regulations (including relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, OFAC and PATRIOT Act);

(m) Such Portfolio Investment is denominated and payable only in Dollars or Canadian Dollars (to the extent applicable) and the primary Obligor of such Portfolio Investment is organized under the laws of the United States of America or any state thereof or Canada or any province thereof, and is domiciled in the United States of America or Canada, and its principal operations and any property or other assets of the Obligor thereunder pledged as collateral are primarily located in the United States of America or Canada and the only place of payment of such loans is the United States of America or Canada; provided that, no credit shall be given to the Borrowing Base if any Portfolio Investment does not qualify for zero (0) withholding for loans to Canadian borrowers;

(n) Such Portfolio Investment, if a debt investment (other than an OID-Only Investment,) bears interest which is due and payable no less frequently than semi-annually, and provides for a fixed amount of principal payable on a scheduled payment date and/or at maturity;

(o) Such Portfolio Investment, if a debt investment, does not have a final maturity greater than 10 years;

(p) Such Portfolio Investment, if a debt investment, includes a contractual provision requiring all payments to be made without set off, defense or counterclaim, and does not include a contractual provision granting rights of rescission, set off, counterclaim or defense in favor of the Obligor in respect of such Portfolio Investment, and no material dispute has been asserted with respect to such Portfolio Investment;

(q) Such Portfolio Investment is not (x) secured primarily by a mortgage, deed of trust or similar lien on real estate, or (y) issued by a Person whose primary asset is real estate, or whose value is otherwise primarily derived from real estate;

(r) Such Portfolio Investment does not represent a consumer obligation (including, without limitation, a mortgage loan, auto loan, credit card loan or personal loan); it being understood that an interest in a fund or finance company that invests in consumer obligations will not be deemed to represent a consumer obligation for purposes of this clause (q);

(s) No payment in respect of such Portfolio Investment, if a debt investment, is subject to withholding in respect to taxes of any nature, unless the Obligor is required to make customary and market-based gross-up payments on an after tax basis for the full amount of such tax;

(t) Such Portfolio Investment is not a derivative instrument;

(u) The Obligor of such Portfolio Investment (or an agent on its behalf) is required to make payments directly into an account of the Borrower over which the Collateral Agent has “control” and no other Person’s assets are commingled in such account;

(v) No Person acting as administrative agent, collateral agent or in a similar capacity shall be an Affiliate of the Borrower unless such transaction is permitted under the Investment Company Act;

(w) If such Portfolio Investment is a Bank Loan and the Obligor of such Portfolio Investment has issued a Permitted Prior Working Capital Lien, for purposes of the conditions outlined in clause (iii) of the definition of “Permitted Prior Working Capital Lien” the enterprise value of such Obligor shall be the midpoint of the range of Applicable External Value for such Portfolio Investment, or, if no such value has been provided in connection with such Portfolio Investment (or if the Administrative Agent or the Servicer believes that the enterprise value for such Obligor is less than the midpoint of the range of such Applicable External Value), then such enterprise value shall be determined by the Servicer in a commercially reasonable manner and shall be reasonably acceptable to the Administrative Agent;

(x) Such Portfolio Investment is not a participation or similar interest (except Portfolio Investments that are participation interests transferred or assigned on the Closing Date, and which are elevated to full assignments within 60 days), and is not an investment in which the Borrower has sold, issued or granted a participation or similar interest; and

(y) The business that the related Obligor on such Portfolio Investment is engaged in is not classified as a Prohibited Industry.

“Equity Pledge Agreement” means the Equity Pledge Agreement, dated as of the Closing Date, by and between the Equityholder and the Collateral Agent.

“Equity Security” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Securities” shall not include convertible debt unless and until such debt has been converted to capital stock.

“Equityholder” has the meaning assigned to such term in the introduction to this Agreement.

“Equityholder Portfolio Investment” means each Portfolio Investment sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate principal balance of all Equityholder Portfolio Investments acquired by the Borrower prior to such date minus (b) the aggregate principal balance of all Equityholder Portfolio Investments (other than Warranty Portfolio Investments) sold by the Borrower to the Equityholder or an Affiliate thereof prior to such date.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan that is intended to qualify under Section 401(a) of the Code, the notification by the Internal Revenue Service of its intent to disqualify the Plan or the occurrence of any other event that would prevent or cause the loss of such qualification; (c) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined in or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; or the determination that any Plan is, or is reasonably expected to be, in “at-risk” status under Title IV of ERISA; (d) the incurrence by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination under and in accordance with Section 4041(b) of ERISA or premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any

Withdrawal Liability; (g) the occurrence of any nonexempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; (h) the failure of the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Plan; or (i) the receipt by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status, as determined under Section 432 of the Code or Section 305 of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 11.08(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.08(d).

“Erroneous Payment Impacted Advances” has the meaning assigned to such term in Section 11.08(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.08(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 11.08(d).

“Errors” has the meaning assigned to such term in Section 14.08(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardized securitization (as amended by Regulation (EU) 2012/557); and means such Regulation as further amended from time to time.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Commitment or Advance (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.03(f), and (d) any U.S. federal withholding Taxes imposed by FATCA.

“External Quoted Value” has the meaning assigned to such term in Section 2.23(b)(ii)(A).

“Facility Amount” means, during the Reinvestment Period, $175,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06, increased pursuant to Section 2.22 or as otherwise agreed to by the Borrower, the applicable Lenders, the Servicer and the Administrative Agent); provided, that following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Sale Agreement, the Equity Pledge Agreement, the Limited Guaranty, the Administrative Agent Fee Letter, the Lender Fee Letter, the Collateral Administration Agency Fee Letter and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Collateral Agent, the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“Facility Increase” has the meaning specified in Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, such rate shall be zero for purposes of this Agreement.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Servicer on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the day that is one (1) year after the Commitment Termination Date; and (iii) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence and during the continuance of an Event of Default; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings; provided, however, that in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien; and further provided that, other than for an LTV Transaction, any portion (and only such portion) of such a Bank Loan which has a total outstanding debt to EBITDA ratio above 4.50 to 1.00 will be deemed, solely for the purposes of determining the applicable Advance Rate and not for any other purpose herein, to be a Second Lien Loan, and any portion (and only such portion) of such a Bank Loan which has a total outstanding debt to EBITDA ratio above 6.00 to 1.00 will be deemed, solely for the purposes of determining the applicable Advance Rate and not for any other purpose herein, to be a Mezzanine Investment. For the avoidance of doubt, in no event shall a First Lien Loan include a Last Out Loan or a Performing DIP Loan.

“Fixed Rate Portfolio Investment” means any Debt Eligible Portfolio Investment that bears a fixed rate of interest.

“Floating Rate Portfolio Investment” means any Debt Eligible Portfolio Investment that bears interest at a floating rate.

“Floor” means the greater of (a) 0.00% and (b) the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark (including any component thereof).

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the Reinvestment Period or the term of the Commitments or change the Commitment Termination Date or the Final Maturity Date, (b) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, (c) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees or other amounts payable to a Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, (d) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (e) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections 9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby, (f) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (g) modify the definitions of “Amortization Period”, or “Collateral” (in each case, including any defined terms therein), (h) [reserved], (i) alter the terms of Section 3.02 or Section 14.08, or (j) permit the assignment or transfer by the Borrower, the Equityholder or the Servicer of any of its rights or obligations under any Facility Document without the written consent of each Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“General Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, director indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person maybe liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into in the ordinary course of business and not for speculative purposes. For the avoidance of doubt, in no event shall a Hedging Agreement include a total return swap.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination, (j) all obligations, contingent or otherwise, with respect to Disqualified Equity Securities and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of the Borrower on account of the sale by the Borrower of any Investment that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Borrower and its Subsidiaries and (ii) would not represent a claim against the Borrower or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Borrower or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent” when used with respect to any specified Person means the more restrictive of the following: (a) that such Person (i) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) other than ownership of publicly traded stock of the Equityholder or any such Subsidiary or Affiliate with a market value not to exceed $1,000,000 and (ii) is not an officer, employee, promoter, underwriter, trustee, partner, director or a Person performing similar functions of the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof), or (b) that such Person is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act.

“Independent Manager” means a manager of the Borrower who, (a) is an employee of, or is a special purpose corporation which is an Affiliate of or is operated by, employees of, or is otherwise provided by, any one of CT Corporation, Citadel SPV, Maples Fiduciary Services, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc. Wilmington Trust Company, Lord Securities Corporation, The Corporation Trust Company, or an Affiliate thereof, or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company, in each case that is not an Affiliate of the Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business; (b) in the case of any natural person, has prior experience as an independent director for a corporation, or as an independent director or independent manager or independent trustee for a limited liability company or trust, whose organizational documents required the unanimous consent of all independent directors (or independent managers or independent trustees) thereof before such corporation or limited liability company or trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (c) in the case of any natural person, is not, and has not been for a period of five (5) years prior to his or her appointment as an Independent Manager, in each case to the knowledge of the Borrower: (i) a director, manager, member, officer or partner, of (A) the Borrower, (B) the Servicer, (C) the Equityholder, or (D) any Affiliate of the Equityholder, the Borrower or the Servicer or (ii) a spouse, parent, sibling or child of any Person referred to in clause (i) above; provided, however, such Independent Manager may be an independent director, independent trustee or independent manager of one or more other special purpose entities affiliated with the Equityholder, the Borrower or the Servicer or their respective Affiliates.

“Independent Valuation Provider” means any of Duff & Phelps LLC, Murray, Devine and Company, Lincoln Partners Advisors, LLC, Houlihan Lokey, Stout Risius Ross, Inc., Valuation Research Corporation and Alvarez & Marsal, or any other independent nationally recognized third-party appraisal firm selected by the Administrative Agent in its reasonable discretion.

“Industry Classification Group” means any of the classification groups set forth on Schedule 3 hereto on the Closing Date.

“Ineligible Portfolio Investment” means, at any time, a Bank Loan, Security or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Portfolio Investment” (unless otherwise expressly waived by the Required Lenders in their sole discretion). For the avoidance of doubt, if any Portfolio Investment that is a participation interest as described in clause (x) of the definition of “Eligible Portfolio Investment” is not elevated to full assignment within 60 days, such Portfolio Investment shall be an Ineligible Portfolio Investment; provided that, upon the date such Portfolio Investment is elevated to a full assignment, such Portfolio Investment shall cease to be treated as an Ineligible Portfolio Investment if such treatment was solely a result of the failure to elevate such Portfolio Investment.

“ING” has the meaning assigned to such term in the introduction of this Agreement.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Applicable Law, or the consent by such Person to the appointment of or taking possession by a receiver, an administrator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instructions” has the meaning assigned to such term in Section 12.02(b).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Type of Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:	IR	x	P	x	1
D

IR    =  the Interest Rate for such Advance on such day;

P    =   the principal amount of such Advance on such day;

D    =   and 360 days, or, to the extent the applicable Interest Rate is the Alternate Base Rate, 365 or 366 days, as applicable.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date prior to the first Payment Date, and (b) with respect to any subsequent Payment Date, the period from but excluding the Determination Date prior to the preceding Payment Date to and including the Determination Date prior to such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Collection Account” means, collectively, each USD Interest Collection Account and each CAD Interest Collection Account.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Portfolio Investments (including interest and other income received on Ineligible Portfolio Investments and the accrued interest received in connection with a sale of any such Portfolio Investment during such Collection Period);

(b) all principal and interest payments received by the Borrower during such Collection Period on Cash Equivalents purchased with Interest Proceeds;

(c) all amendment and waiver fees, late payment fees, prepayment fees and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds;

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds; and

(e) all amounts received in respect of Equity Securities held by the Borrower in respect of any Obligor.

Any amounts received in respect of any Defaulted Obligation will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding principal balance of such Portfolio Investment at the time it became a Defaulted Obligation; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding, for each day during such Interest Accrual Period, (x) in the case of Term Benchmark Advances, the Benchmark for such Interest Accrual Period plus the Applicable Margin and (y) in the case of ABR Advances, the Alternate Base Rate plus the Applicable Margin.

“Interim Payment Date” means a Business Day selected by the Borrower and notified by the Borrower to the Administrative Agent and the Collateral Agent in writing no less than five (5) Business Days prior to such date; provided that not more than three (3) Interim Payment Dates may occur in any calendar year; provided further, that no more than one (1) Interim Payment Date may occur in any calendar month.

“Internal Value” has the meaning assigned to such term in Section 2.23(b)(ii)(C).

“Investment” means, for any Person: (a) Equity Securities, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Securities, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the Equityholder’s investment objectives, policies, restrictions and limitations and the Equityholder’s investment allocation policy between affiliated investment vehicles managed directly or indirectly by the Servicer, as in existence on the Closing Date and delivered to the Administrative Agent pursuant to Section 3.01(p) hereof, and as amended from time to time by a Permitted Policy Amendment.

“IRS” means the U.S. Internal Revenue Service.

“IVP External Unquoted Value” means the IVP Unquoted Value; provided, however, that if for any reason as of any Valuation Testing Date both a Borrower Internal Policy Unquoted Value and an IVP Unquoted Value are obtained with respect to any Unquoted Investment as of such date, then the “IVP External Unquoted Value” of such Unquoted Investment shall be such value as of such date that has the range with the lowest midpoint.

“IVP Tested Assets” has the meaning assigned to such term in Section 2.23(B)(ii)(B)(x).

“IVP Unquoted Value” has the meaning assigned to such term in Section 2.23(B)(ii)(B)(x).

“Largest Industry Classification Group” means, as of any date of determination, the single Industry Classification Group to which a greater portion of the Borrowing Base has been assigned pursuant to Section 2.23(a) than any other single Industry Classification Group.

“Last Out Loan” means, with respect to any Bank Loan that is a term loan structured in a first out tranche and a last out tranche (with the first out tranche entitled to a lower interest rate but priority with respect to payments), that portion of such Bank Loan that is the last out tranche; provided that:

(a) such last out tranche is entitled (along with the first out tranche) to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings;

(b) the ratio of (x) the amount of the first out tranche to (y) EBITDA of the underlying Obligor does not at any time exceed 2.00 to 1.00;

(c) such last out tranche (i) gives the holders of such last out tranche full enforcement rights during the existence of an event of default (subject to customary exceptions, including standstill periods and if the holders of the first out tranche have previously exercised enforcement rights), (ii) shall have the same maturity date as the first out tranche, (iii) is entitled to the same representations, covenants and events of default as the holders of the first out tranche (subject to customary exceptions), and (iv) provides the holders of such last out tranche with customary protections (including consent rights with respect to (1) any increase of the principal balance of the first out tranche by more than 15%, (2) any increase of the margins (other than as a result of the imposition of default interest) applicable to the interest rates with respect to the first out tranche by more than an additional 3.0%, (3) any reduction of the final maturity of the first out tranche, and (4) amending or waiving any provision in the underlying loan documents that is specific to the holders of such last out tranche); and

(d) such first out tranche is not subject to multiple drawings (unless, at the time of such drawing and after giving effect thereto, the ratio referenced in clause (b) above is not exceeded);

provided that any last out loan that complies with subsection (a) above, but fails to qualify under any of (b), (c) and/or (d) above, shall be deemed a Second Lien Loan (to the extent it otherwise meets the definition of Second Lien Loan). For the avoidance of doubt, in no event shall a Last Out Loan include an LTV Transaction or a Covenant-Lite Loan; provided, further, that (other than for an LTV Transaction) any portion (and only such portion) of such a Bank Loan which has a total debt to EBITDA ratio above 4.50x will have the advance rate of a Second Lien Bank Loan applied to such portion and any portion (and only such portion) of such Bank Loan which has a total debt to EBITDA ratio above 6.00x will have the advance rate of a Mezzanine Investment applied to such portion.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means the Persons listed on Schedule 1 as having Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance that provides for it to assume a Commitment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means each fee letter among the Administrative Agent, the Lenders party thereto and the Borrower, setting forth certain fees payable by the Borrower to one or more Lenders in connection with the transactions contemplated by this Agreement.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and, in the case of Portfolio Investments that are Equity Securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer).

“Limited Guaranty” means the Non-Recourse Carveout Guaranty Agreement, dated as of the Closing Date, between the Equityholder and the Collateral Agent.

“Liquidation Preference” shall mean, with respect to Preferred Stock, the dollar amount required to be paid to the holder thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the issuer of such Preferred Stock or the distribution of assets of such issuer that represents a return of capital or the purchase price paid for such Preferred Stock at the time of issuance of such Preferred Stock by such issuer.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the Closing Date, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Loan File” means, with respect to each Portfolio Investment and as identified on the related Document Checklist delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three months from the applicable date of determination.

“Low Leverage Last Out Loan” means any Last Out Loan for which the ratio of (x) the amount of the first out tranche to (y) EBITDA of the underlying obligor does not at any time exceed 1.75:1.00; provided, for the avoidance of doubt, that such Low Leverage Last Out Loan otherwise meets the definition of a Last Out Loan and, unless specifically mentioned otherwise, will be treated as a Last Out Loan.

“LTV Transaction” means any transaction that (i) is either (a) structured in a way that would customarily be considered a specialized asset-backed transaction supported by receivables, inventory or other assets (each an “ABL Transaction”) or (b) structured as a recurring revenue loan that (1) is in a high-growth industry or industry that customarily has business with revenue derived from perpetual licenses, subscription agreements, maintenance streams or other similar perpetual cash flow streams (as reasonably determined in good faith by the Borrower) (each, a “Recurring Revenue Transaction”), (2) has a loan to enterprise value ratio (determined in a manner consistent with the methodology outlined in clause (h) of Eligible Portfolio Investment of less than 50% and (3) does not have a debt to recurring revenue ratio of greater than 3.00 to 1.00, (ii) does not include and would not customarily be expected to include a financial covenant based on debt to EBITDA, debt to EBIT or a similar multiple of debt to operating cash flow, (iii) is a First Lien Bank Loan or Last Out Loan, (iv) is not subject to a Permitted Prior Working Capital Lien, (v) is designated as an LTV Transaction by the Borrower at the time of the initial investment (or with respect to the existing investments, prior to the Closing Date) and (vi) would not otherwise meet the definition of “Covenant-Lite Loan”.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, the Portfolio Investments or other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, (b) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Servicer or the Equityholder, or (c) the validity or enforceability of any of the Facility Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or the ability of any of the Borrower, the Equityholder or the Servicer to perform their respective obligations thereunder.

“Maximum Rate” has the meaning assigned such term in Section 2.07.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Reporting Date, (d) the date on which a Portfolio Investment is acquired or disposed of by the Borrower, (e) the date that the Value of any Portfolio Investment is reduced, and (f) any other dates reasonably requested by the Administrative Agent.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock, in each case (a) issued by public or private Obligors, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same Obligor and (ii) a Bank Loan that is not a First Lien Loan, a Second Lien Loan, High Yield Security, Last Out Loan or a Covenant-Lite Loan.

“Minimum Utilization Amount” means, for any day during the Reinvestment Period, an amount equal to 35% of the aggregate Commitments of the Lenders as of the close of business on such day.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.06(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.06(a).

“Monthly Reporting Date” means the twentieth day of any calendar month (or, if such day is not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA that is contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its or their ERISA Affiliates, and each such plan for the six-year period immediately following the latest date on which the Borrower, any of its or their Subsidiaries or any of its or their ERISA Affiliates contributed to or had an obligation to contribute to such plan.

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Portfolio Investment with respect to which (a) the related loan agreement does not require (absent a request from the applicable lender) the Obligor(s) to execute and deliver an Underlying Note to evidence the indebtedness created under such Portfolio Investment; and (b) no Underlying Note was issued by the applicable Obligor(s) (whether to the Borrower and/or any prior holder of such Portfolio Investment).

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all indebtedness, obligations, and liabilities at any time or from time to time owing by the Borrower to the Administrative Agent and/or any other Secured Party, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement or any other Facility Document (including, without limitation, the indemnity provisions hereof), and all interest accruing thereon in accordance with the terms of the Facility Documents, regardless of whether such indebtedness, obligations, and liabilities are absolute, fixed, contingent, joint, several, or joint and several.

“Obligor” means, in respect of any Portfolio Investment, any Person obligated to pay Collections in respect of such Portfolio Investment, including any applicable guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID-Only Investment” means an Eligible Portfolio Investment that was issued at a discount to par resulting in “original issue discount” and that does not pay or accrue interest.

“Other Connection Taxes” means, in the case of any Recipient, any Taxes imposed by any jurisdiction by reason of such Recipient having any present or former connection with such jurisdiction (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation and as codified at 31 C.F.R. § 850.101 et seq.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Pub. L. 107 56 (signed into Law on October 26, 2001).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the (i) 25th of each calendar month, beginning on November 25, 2025 and (ii) any Interim Payment Date; provided that, if any Payment Date would otherwise not be a Business Day, then such Payment Date shall be the immediately succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Recipient” has the meaning assigned to such term in Section 11.08(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor in accordance with the terms of this Agreement, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Performing” means with respect to any Eligible Portfolio Investment, such Eligible Portfolio Investment (i) is not a Defaulted Obligation, (ii) is not on non-accrual status, and (iii) does not represent debt or Equity Security of an Obligor that has issued a Defaulted Obligation.

“Performing Covenant-Lite Loans” means funded Covenant-Lite Loans that (a) are not PIK Obligations or DIP Loans and (b) are Performing.

“Performing DIP Loans” means funded DIP Loans that (a) are not PIK Obligations and (b) are not Defaulted Obligations.

“Performing First Lien Loans” means funded First Lien Loans that (a) are not PIK Obligations, DIP Loans, or Covenant-Lite Loans, and (b) are Performing.

“Performing High Yield Securities” means funded High Yield Securities that (a) are not PIK Obligations, LTV Transactions or DIP Loans and (b) are Performing.

“Performing Last Out Loans” means funded Last Out Loans that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans, or Second Lien Loans and (b) are Performing.

“Performing Low Leverage Last Out Loans” means funded Low Leverage Last Out Loans that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans, or Second Lien Loans and (b) are Performing.

“Performing LTV Transactions” means funded LTV Transactions that (i) in the case of the ABL Transactions, do not have a borrowing base deficiency and (ii) are Performing.

“Performing Mezzanine Investments” means funded Mezzanine Investments that (a) are not PIK Obligations, DIP Loans, LTV Transactions or Covenant-Lite Loans and (b) are Performing.

“Performing PIK Obligations” means funded PIK Obligations that (a) are not DIP Loans and (b) are Performing.

“Performing Second Lien Loans” means funded Second Lien Loans that (a) are not PIK Obligations, DIP Loans, LTV Transactions or Covenant-Lite Loans and (b) are Performing.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens imposed by any Governmental Authority for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (d) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default; (e) as to any Covered Account and the funds or other items credited to such Covered Account, customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (f) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (g) customary restrictions on transfer of such Portfolio Investments set forth in the applicable Related Documents.

“Permitted Policy Amendment” means an amendment, modification, termination or restatement of the Investment Policies, that either is (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law or Governmental Authority, or (c) not material and adverse (individually or in the aggregate with all other amendments, modifications, terminations or restatements following the Closing Date) to the Administrative Agent or the Lenders.

“Permitted Prior Working Capital Lien” means, with respect to an Obligor that is a borrower under a Bank Loan, a security interest to secure a working capital facility for such Obligor in the accounts receivable and/or inventory (and accounts and other assets associated therewith and the proceeds thereof) of such Obligor and any of its Subsidiaries that are guarantors of such working capital facility; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and inventory (and accounts and other assets associated therewith and all proceeds thereof), (ii) such working capital facility is not secured by any other assets (other than a second priority lien, subject to the first priority lien of the Bank Loan on any other assets) and does not benefit from any standstill rights or other agreements (other than reasonable and customary rights) with respect to any other assets and (iii) the maximum principal amount of such working capital facility is not at any time greater than 15% of the aggregate enterprise value of the Obligor as determined in accordance with the valuation methodology for determining the enterprise value of the applicable Obligors.

“Permitted SBIC Guarantee” means a guarantee by the Equityholder of SBA Indebtedness of an SBIC Subsidiary on SBA’s then applicable form; provided that the recourse to the Equityholder and its SBIC Subsidiaries thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Permitted Securitization” means a securitization transaction or series of transactions undertaken by any Affiliate of the Borrower that is secured, directly or indirectly, by any Portfolio Investment currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Obligation” means an (a) OID-Only Investment or (b) obligation that provides that any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such obligation or otherwise deferred and accrued rather than being paid in cash, provided that any such obligation shall not constitute a PIK Obligation if it (i) is a Fixed Rate Portfolio Investment and requires payment of interest in cash on an at least semi-annual basis at a rate of not less than 8% per annum or (ii) is a Floating Rate Portfolio Investment and requires payment of interest in cash on an at least semi-annual basis at a rate of not less than 4.5% per annum in excess of the applicable index.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates is (or would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investment” means a Bank Loan or Security owned by the Borrower.

“Predecessor Servicer Work Product” has the meaning assigned to such term in Section 14.08(c).

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock; provided that such Preferred Stock (i) pays a cash dividend on a monthly or quarterly basis, (ii) has a maturity date or is subject to mandatory redemption on a date certain that is not greater than ten (10) years from the date of initial issuance of such Preferred Stock and (iii) has a Liquidation Preference.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Collection Account” means, collectively, each USD Principal Collection Account and each CAD Principal Collection Account.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower from the Equityholder as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Servicer pursuant to Section 10.05).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Industry” means each of the following business areas: (a) assault weapons or firearms manufacturing, (b) payday lending, title lending, or predatory lending, (c) pawn shops, (d) pornography or adult entertainment, (e) illegal or internet gaming (excluding, for the avoidance of doubt, hospitality and/or resorts development or management thereof) or internet cafes, (f) the sale or cultivation of marijuana, (g) private prisons, (h) embassies and foreign consulates, (i) political campaigns, committees or candidates, or (j) any other industry, business, product or service that is illegal under United States federal laws.

“Proper Instructions” means instructions received by the Custodian, the Collateral Administrator or the Collateral Agent from the Borrower, or the Servicer on behalf of the Borrower, in any of the following forms acceptable to the Custodian, the Collateral Administrator or the Collateral Agent, as applicable: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by email); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian, the Collateral Administrator, the Administrative Agent or the Collateral Agent, as applicable, and the party giving such instructions.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C.
5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.19.

“Qualified Institution” means (x) Western Alliance Trust Company, N.A., or (y) a depository institution or trust company organized under the Laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “Baa2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-I” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quoted Investments” has the meaning assigned to such term in Section 2.23(b)(ii)(A).

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation S” means Regulation S, as amended, under the Securities Act.

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the date that is four (4) years after the Closing Date (unless extended with the consent of the Administrative Agent and each Lender); and (b) the Final Maturity Date (other than clause (ii) of the definition of Final Maturity Date).

“Related Property” means, with respect to a Portfolio Investment, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Portfolio Investment.

“Related Security” means, with respect to each Portfolio Investment:

(a) any Related Property securing a Portfolio Investment and all recoveries related thereto, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable acquisition date and all related liquidation proceeds;

(b) all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Portfolio Investment and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Portfolio Investment, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all records and Related Documents with respect to such Portfolio Investment and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Report Date” has the meaning assigned to such term in Section 8.08(b).

“Reporting Agent” means the Administrative Agent in its capacity as delegated reporting agent of Borrower under Section 5.07(a) or any successor reporting agent hereunder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit H completed and signed by the Borrower (or the Servicer on its behalf).

“Requested Amount” has the meaning assigned to such term in Section 2.02(b).

“Required Lenders” means, at any time, subject to Section 2.16, Lenders having Advances Outstanding and unused Commitments representing more than 50% of the sum of the total Advances Outstanding and unused Commitments at such time; provided, that, if there are only three (3) Lenders at such time, “Required Lenders” shall mean Lenders having Advances Outstanding and unused Commitments representing more than 66.67% of the sum of the total Advances Outstanding and unused Commitments at such time and; provided, further, that with respect to any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including Section 2.24 and the definitions used therein), the definition of “Eligible Portfolio Investment”, or the provisions of Section 2.23(b)(ii), “Required Lenders” means, at any time, subject to Section 2.16, Lenders having Advances Outstanding and unused Commitments representing 90% percent or more of the sum of the total Advances Outstanding and unused Commitments at such time; provided, further, that, in each case, if there are only two (2) Lenders at any such time, “Required Lenders” shall mean all Lenders.

“Required Loan Documents” means, for each Portfolio Investment (as identified on the related Document Checklist):

(a) an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Portfolio Investment (except Portfolio Investments that are participation interests transferred or assigned on the Closing Date, and which are elevated to full assignments within 60 days);

(b) unless such Portfolio Investment is a Noteless Loan, the original executed Underlying Note (if any) or, in the case of a lost or electronically executed Underlying Note, a copy of the executed Underlying Note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such Underlying Note to the Borrower); provided that with respect to Portfolio Investments that are transferred or assigned on the Closing Date, the Borrower shall not be required to deliver the items described in this clause (b) until the date that is ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion);

(c) an executed copy of the Underlying Loan Agreement, together with a copy of all material amendments and modifications thereto as of the related acquisition date to the extent actually in the possession of the Servicer, and any other material agreement related to such Portfolio Investment (as determined by the Servicer in its reasonable discretion) to the extent reasonably requested by the Administrative Agent and actually in the possession of the Servicer; and

(d) if applicable, the funding memo in respect of the Portfolio Investment.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a corporation, exempted limited partnership or a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any director or any manager or any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) in the case of the Borrower or Equityholder, a Responsible Officer of the Servicer, (g) in the case of the Administrative Agent, an officer of the Administrative Agent, responsible for the administration of this Agreement, (h) in the case of a Lender, an “authorized signatory” or “authorized officer” of such Lender that has been so authorized pursuant to customary corporate or similar proceedings and that has responsibilities commensurate with the matter for which such “authorized signatory” or “authorized officer” is acting as a Responsible Officer on behalf of such Lender and (i) in the case of the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary, any officer assigned to the applicable corporate trust group (or any successor thereof), as applicable, authorized to act for and on behalf of the Collateral Agent, the Collateral Administrator, Custodian or the Securities Intermediary, as applicable, including any vice president of the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred within such corporate trust group (or any successor thereof), because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Securities of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, any return of capital to any investor or partner in their capacity as such) and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, return or termination of any such Equity Securities of the Borrower or any option, warrant or other right to acquire any such Equity Securities of the Borrower.

“Restructured Investment” means, as of any date of determination, (a) any Portfolio Investment that has been a Defaulted Obligation within the past six months, or (b) any Portfolio Investment that has in the past six months been on cash non-accrual, or (c) any Portfolio Investment that has in the past six months been amended or subject to a deferral or waiver if both (i) the effect of such amendment, deferral or waiver is either, among other things, to (1) change the amount of previously required scheduled debt amortization (or, in the case of Preferred Stock, required payments on such Preferred Stock) (other than by reason of repayment thereof) or (2) extend the tenor of previously required scheduled debt amortization, in each case such that the remaining weighted average life of such Portfolio Investment is extended by more than 20% and (ii) the reason for such amendment, deferral or waiver is related to the deterioration of the credit profile of the underlying Obligor such that, in the absence of such amendment, deferral or waiver, it is reasonably expected by the Borrower that such underlying Obligor either (x) will not be able to make any such previously required scheduled debt amortization payment (or, in the case of Preferred Stock, required payments on such Preferred Stock) or (y) is anticipated to incur a breach of a material financial covenant. A DIP Loan shall not be deemed to be a Restructured Investment, so long as it does not meet the conditions of the definition of Restructured Investment.

“Retransfer Date” has the meaning assigned to such term in Section 10.07.

“Revolving Portfolio Investment” means any Portfolio Investment (other than a Delayed Drawdown Portfolio Investment) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Portfolio Investment will be a Revolving Portfolio Investment only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Rule 144A” means Rule 144A, as amended, under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., New York Corporation, or any successor thereto.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, by and between the Equityholder and the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (which, as of the Closing Date, includes Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the Donetsk People’s Republic, and the Luhansk People’s Republic).

“Sanctioned Person” means at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union (including, any member state thereof), Canada or the United Kingdom, (ii) any Person that is operating, organized or resident in a Sanctioned Country, (iii) any Person owned 50% or more (for the purposes of U.S. Sanctions) or owned 50% or more or controlled (for the purposes of EU or UK Sanctions) by any such Person, or (iv) any Person that is otherwise the subject or target of any applicable Sanctions.

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) His Majesty’s Treasury; or (e) to the extent that such bodies have jurisdiction over the Borrower, or the applicable Subsidiary or the Equityholder or such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws are binding on the Borrower or the applicable Subsidiary or the Equityholder, a body administering such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws in any jurisdiction in which the Borrower or any of its Subsidiaries or the Equityholder is located, formed or doing business.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any Subsidiary of the Equityholder (or such Subsidiary’s general partner or manager entity) that is either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, Subsidiary of an entity referred to in clause (i) of this definition.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Largest Industry Classification Group” means, as of any date of determination, the single Industry Classification Group to which a greater portion of the Borrowing Base has been assigned pursuant to Section 2.23(a) than any other single Industry Classification Group other than the Largest Industry Classification Group.

“Second Lien Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a first and/or second Lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof; provided that any portion (and only such portion) of such a Bank Loan which has a total debt to EBITDA ratio above 6.00x will have the advance rate of a Mezzanine Investment applied to such portion.

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means a Person satisfying Section 8-102(a)(14) of the UCC with respect to the Covered Accounts. Initially, the Securities Intermediary shall be the Bank.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Servicer” has the meaning assigned to such term in the introduction to this Agreement.

“Servicer Default” means any one or more of the following:

(a) (x) any failure by the Servicer to make any payment, transfer or deposit into any Covered Account as required by this Agreement within the period of time expressly required hereunder or (y) any withdrawal by the Servicer from a Covered Account not in accordance with the terms of this Agreement or the other Facility Documents;

(b) any failure by the Servicer to deliver (i) with respect to any Monthly Report or Borrowing Base Calculation Statement required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is two (2) Business Days after the date that such Monthly Report or Borrowing Base Calculation Statement is required to be delivered and (ii) with respect to any other report required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is five (5) Business Days after the earlier of (x) the date on which written notice to the Servicer (which may be by email) of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent, and (y) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(c) except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Servicer under any Facility Document to which it is a party, or the failure of any representation or warranty of the Servicer made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and (if such default, breach or failure can be remedied) the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) the date on which written notice to the Servicer (which may be by email) of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent, and (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the occurrence of an Event of Default;

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Servicer (exclusive of judgment amounts to the extent covered by applicable insurance), and the Servicer shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(g) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party and the Indebtedness for borrowed money thereunder is in an amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of any such Indebtedness;

(h) the occurrence of a Change in Control with respect to the Servicer; or

(i) (A) the occurrence of an act by the Servicer that constitutes fraud or criminal activity in the performance of its obligations under the Facility Documents (as determined pursuant to a final adjudication by a court of competent jurisdiction), (B) the Servicer being indicted for a criminal offense related to its business of providing asset management services or (C) any Responsible Officer of the Servicer is indicted for a criminal offense materially (as reasonably determined by the Administrative Agent) related to the business of the Servicer providing asset management services and continues to have responsibility for the performance by the Servicer under the Facility Documents for a period of ten (10) days.

“Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Interest Accrual Period, which fee shall be equal to the product of (i) 0.50%, (ii) the daily average of the Equityholder Purchased Loan Balance of all Eligible Portfolio Investments during such Interest Accrual Period and (iii) the actual number of days in such Interest Accrual Period divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.

“Servicing Standard” means, with respect to any Portfolio Investment included in the Collateral, to service and administer such Portfolio Investment (on behalf of the Borrower for the benefit of the Secured Parties) in accordance with Applicable Law and the Related Documents in good faith and with reasonable care using a degree of skill and care no less than that exercised by institutional managers of national standing relating to assets of the nature and character of the Portfolio Investments. To the extent not inconsistent with the foregoing, the Servicer shall, in performing its duties under the Facility Documents, follow its customary standards, policies and procedures and exercise a degree of skill and attention no less than that which it exercises with respect to comparable assets that it manages for itself and for other clients having similar investment objectives and restrictions.

“Settlement-Date Basis” means that any Portfolio Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled (and, with respect to the initial valuation, its value shall be calculated as of such settlement date), and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled.

“Shareholders’ Equity” means at any date with respect to any Person and its Subsidiaries at such date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity (including preferred equity that is not Disqualified Equity Interests).

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three months of the applicable date of determination.

“SOFR” means a rate equal per annum to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means, for any calculation, a percentage per annum as set forth as follows for the applicable Type of such Advance: (a) with respect to Term Benchmark Advances, if the then-current Benchmark is Adjusted Term SOFR, 0.11448% (11.448 basis points) and (b) with respect to Term Benchmark Advances, if the then-current Benchmark is Daily Compounded SOFR, 0.11448% (11.448 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to the Borrower, that as of the date of determination, both (a) (i) the sum of the Borrower’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the Closing Date, and (iii) the Borrower has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Borrower is “solvent” within the meaning given to such term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Spread” means, with respect to Floating Rate Portfolio Investments, the cash interest spread of such Floating Rate Portfolio Investment over the Benchmark in effect as of the date of determination.

“Step-down Condition” means a condition that will be satisfied on any given day when the contribution to the Adjusted Borrowing Base of Eligible Portfolio Investments that are (x) Performing First Lien Loans (including Performing LTV Transactions that are Performing First Lien Loans) or (y) Performing Low Leverage Last Out Loans, collectively, is at least 60%.

“Structured Finance Obligations” means any obligation issued by a special purpose vehicle (or any similar obligor in the principal business of offering, originating, financing or warehousing pools of receivables or other financial assets) and secured directly by, referenced to, or representing ownership of or investment in, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations, collateralized debt obligations and mortgage-backed securities, or any finance lease. For the avoidance of doubt, if an obligation satisfies this definition of “Structured Finance Obligation”, such obligation (a) shall not qualify as any other category of Eligible Portfolio Investment and (b) shall not be included in the Borrowing Base.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. As of the Closing Date, the Borrower has no Subsidiaries.

“Substitute Loan” has the meaning assigned to such term in Section 10.07.

“Successor Servicer” has the meaning assigned to such term in Section 14.08(a).

“Supported QFC” has the meaning assigned to such term in Section 12.19.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Advance or Borrowing, refers to an Advance, or the Advances comprising such Borrowing, bearing interest at a rate determined by reference to the Benchmark.

“Term SOFR” means, for any calculation with respect to a Term Benchmark Advance, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party Finance Company” means a Person that is (i) an operating company with employees, officers and directors, (ii) in the primary business of originating loans or factoring or financing receivables, inventory or other current assets and (iii) an unaffiliated third party business organized under the laws of any State of the United States of America, domiciled in the United States of America, and with its principal operations and property located in the United States of America.

“Transaction” has the meaning assigned to such term in Section 14.05(a)(i).

“Transferable” means (i) the Borrower may create a security interest in or pledge all of its rights under and interest in such Portfolio Investment to secure its obligations under this Agreement or any other Facility Document, and that such pledge or security interest may be enforced in any manner permitted under Applicable Law; and (ii) such Portfolio Investment (and all documents related thereto) contains no provision that directly or indirectly restricts the assignment of the Borrower’s, or any assignee of the Borrower’s, rights under such Portfolio Investment (including any requirement that the Borrower maintain a minimum ownership percentage of such Portfolio Investment); provided that, such Portfolio Investment may contain the following restrictions on customary and market based terms: (a) restrictions pursuant to which assignments may be subject to the consent of the Obligor or agent under the Portfolio Investment so long as the applicable provision also provides that such consent may not be unreasonably withheld, (b) restrictions on transfer to parties that are not ‘eligible assignees’ within the customary and market based meaning of the term, and (c) restrictions on transfer to the applicable Obligor or its equity holders or financial sponsor entities.

“Transparency Obligations” means the obligations set out in Article 7 of the EU Securitization Regulation.

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances constituting such Borrowing, is determined by reference to Term SOFR, Daily Compounded SOFR or the Alternate Base Rate.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Portfolio Investment, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Portfolio Investment is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Portfolio Investment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed (including, without limitation, under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation)).

“Unencumbered Liquidity” means with respect to the Equityholder, as of any date of determination, the sum of (i) unrestricted Cash or Cash Equivalents on such date, (ii) committed, undrawn or recallable equity capital available to be drawn on such date and (iii) undrawn commitments under credit facilities on such date.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Portfolio Investments and Revolving Portfolio Investments, the aggregate amount (without duplication) of all (a) unfunded commitments and (b) all standby or contingent commitments of the Borrower pursuant to such Portfolio Investment.

“Unfunded Pension Liability” of any Plan shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unquoted Investments” has the meaning assigned to such term in Section 2.23(b)(ii)(B).

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a) the Facility Amount on such day minus (b) the Advances Outstanding on such day.

“USD Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“USD Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 12.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 12.03(f)(i)(B)(3).

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“Valuation Testing Date” has the meaning assigned to such term in Section 2.23(b)(ii)(B)(x).

“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 2.23.

“Warranty Portfolio Investment” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Fixed Coupon” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the cash interest coupon of each Fixed Rate Portfolio Investment included in the Borrowing Base as of such date by the outstanding principal balance (or, in the case of Preferred Stock, the liquidation preference or fixed amount (other than interest or fees) owed on account of such Preferred Stock) of such Fixed Rate Portfolio Investment as of such date, dividing such sum by the aggregate outstanding principal balance (or, in the case of Preferred Stock, the liquidation preference or fixed amount (other than interest or fees) owed on account of such Preferred Stock) of all such Fixed Rate Portfolio Investments and rounding up to the nearest 0.01%. For the purpose of calculating the Weighted Average Fixed Coupon, all Fixed Rate Portfolio Investments that are not currently paying cash interest shall have an interest rate of 0%.

“Weighted Average Floating Spread” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying, in the case of each Floating Rate Portfolio Investment included in the Borrowing Base, on an annualized basis, the Spread of such Floating Rate Portfolio Investments, by the outstanding principal balance (or, in the case of Preferred Stock, the liquidation preference or fixed amount (other than interest or fees) owed on account of such Preferred Stock) of such Floating Rate Portfolio Investments as of such date and dividing such sum by the aggregate outstanding principal balance (or, in the case of Preferred Stock, the liquidation preference or fixed amount (other than interest or fees) owed on account of such Preferred Stock) of all such Floating Rate Portfolio Investments and rounding the result up to the nearest 0.01%.

“Weighted Average Leverage Ratio” means, as of any date of determination, the number obtained by summing the products obtained by multiplying, in the case of each Eligible Portfolio Investment included in the Borrowing Base (but, for the avoidance of doubt, excluding any Eligible Portfolio Investment that are LTV Transactions), the leverage ratio (expressed as a number) for the Obligor of such Eligible Portfolio Investment of all Indebtedness or, as applicable, Preferred Stock that has a ranking of payment or Lien priority senior to or pari passu with and including the tranche that includes such Borrower’s Eligible Portfolio Investment, by the fair value of such Eligible Portfolio Investment as of such date and dividing such sum by the aggregate of the fair values of all such Eligible Portfolio Investments and rounding the result up to the nearest 0.01.

“Weighted Average Recurring Revenue Ratio” means, as of any date of determination, the number obtained by summing the products obtained by multiplying, in the case of each Recurring Revenue Transaction included in the Borrowing Base, the debt-to-recurring revenue ratio (expressed as a number) for the Obligor of such Eligible Portfolio Investment of all Indebtedness that has a ranking of payment or lien priority senior to or pari passu with and including the tranche that includes the Borrower’s, by the fair value of such Eligible Portfolio Investment (to the extent included in the Borrowing Base) as of such date and dividing such sum by the aggregate of the fair values of all such Eligible Portfolio Investments and rounding the result up to the nearest 0.01.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or a “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time, (h) unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion, (i) after the occurrence of an Event of Default, such Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.01, (j) any use of the term “knowledge” shall mean knowledge after due inquiry, and (k) any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, with-out limitation, any ..pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower, the Servicer, the Equityholder, the Administrative Agent or any Lender and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator), except to the extent the Collateral Agent, the Custodian or the Collateral Administrator requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. Each party hereto shall be entitled to conclusively rely upon, and shall not have liability with respect to, any faxed, scanned or photocopied manual signature or any electronic signature of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Section 1.03 Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Type (e.g., an “ABR Advance” or a “Term Benchmark Advance”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or “Term Benchmark Borrowing”).

Section 1.05 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or Daily Compounded SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Compounded SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Daily Compounded SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Daily Compounded SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility

(a) On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) for one or more of the purposes described in Section 5.01(g) from time to time on any Business Day during the Reinvestment Period, of the same Type on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect.

(b) Each Borrowing shall be constituted entirely of ABR Advances or Term Benchmark Advances. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

(c) Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02 Making of the Advances

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent and the Lenders (with a copy to the Collateral Agent and the Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than (i) in the case of a Term Benchmark Borrowing, (x) if the then-current Benchmark is Adjusted Term SOFR, 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) if the then-current Benchmark is Daily Compounded SOFR, 11:00 a.m., New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such request for a Borrowing shall be irrevocable.

(b) Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower), shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. Such Notice of Borrowing shall specify the following information in compliance with Section 2.01:

(i) the amount of such Borrowing (the “Requested Amount”);

(ii) the date of such Borrowing, which shall be a Business Day falling on or prior to the Commitment Termination Date;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv) [reserved];

(v) the Applicable Margin; and

(vi) the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Notice of Borrowing accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed.

The Requested Amount shall be equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Portfolio Investments or Revolving Portfolio Investments, such lesser amount required to be funded by the Borrower in respect thereof) unless otherwise requested by the Borrower and agreed by the Administrative Agent in its sole discretion. Borrowings of more than one Type may be outstanding at the same time.

(c) Each Lender shall, not later than 1:00 p.m., New York City time, make its Percentage of the applicable Requested Amount available to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Advances available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Notice of Borrowing.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (c) of this Section and, in reliance upon such assumption, the Administrative Agent may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and (ii) in the case of the Borrower, the interest rate applicable to ABR Advances. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Advance included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) If no election as to the Type of a Borrowing denominated in Dollars is specified in a Notice of Borrowing, then the requested Borrowing shall be an ABR Borrowing.

Section 2.03 Evidence of Indebtedness; Notes

(a) Each Lender shall maintain records in which it shall record (i) the amount of each Advance made hereunder and Type thereof and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to such Lender hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (and its registered assigns) and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c) If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

(d) The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, the Type thereof and each Interest Accrual Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof. The Collateral Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances Outstanding with respect to each Lender.

Section 2.04 Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and the fees set forth in the Facility Documents to the Lenders in accordance with the Priority of Payments as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue at the applicable Interest Rate on the unpaid principal amount of each Type of Advance from the date of such Advance until such principal amount is paid in full.

(c) The Advances constituting each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter the Borrower may elect to convert such Borrowing to a Borrowing of a different Type; provided that if no such election is made pursuant to this Section 2.04(c), such Borrowing shall continue as a Borrowing of the same Type. To make an election pursuant to this Section 2.04(c), the Borrower shall notify the Administrative Agent of such election by delivery of a signed Notice of Borrowing or by e-mail by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such e-mail Notice of Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Notice of Borrowing signed by the Borrower.

(d) The Administrative Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance and shall advise each Lender and the Servicer thereof and shall send a consolidated invoice of all such Interest and Commitment Fees to the Borrower (with copies to the Collateral Administrator and the Collateral Agent) at least two (2) Business Days prior to such Payment Date. The Collateral Administrator shall have no duty to verify or recalculate the amounts provided by the Administrative Agent pursuant to this Section 2.04.

(e) Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower. Accrued Commitment Fees shall be payable in arrears on each Payment Date.

(f) The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(g) Each prepayment of a Borrowing shall be applied ratably to the Advances included in the prepaid Borrowing.

(h) [reserved].

(i) [reserved].

Section 2.05 Prepayment of Advances

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower (or the Servicer on behalf of the Borrower) shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than (x) in the case of a Term Benchmark Borrowing when the then-current Benchmark is Adjusted Term SOFR, 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment, (y) in the case of a Term Benchmark Borrowing when the then-current Benchmark is Daily Compounded SOFR, not later than 11:00 a.m., New York City time, five (5) U.S. Governmental Securities Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment and (z) in the case of a prepayment of an ABR Borrowing, 11:00 a.m., New York City time, one (1) Business Day (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment; provided that same day notice may be given to cure any non-compliance with the Borrowing Base Test. The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given; provided, that, if a Notice of Prepayment is given in anticipation of a Payment In Full, then such Notice of Prepayment may be revoked. Each prepayment by the Borrower of any Advance pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Borrowing Base Test) shall in each case be in a principal amount of at least $1,000,000 or a larger multiple of $100,000 in excess thereof (or such lesser amount as is then outstanding). If a Notice of Prepayment is given by (or on behalf of) the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if a Notice of Prepayment is given in anticipation of a Payment In Full, then such Notice of Prepayment may be revoked if the transaction financing Payment In Full does not close by the date specified in the Notice of Prepayment.

(b) Monthly Reports. The Borrower shall provide, in each Monthly Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c) Borrowing Base Deficiency Cures.

(i) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to a Collection Account cash and Cash Equivalents, (B) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, and Securities Intermediary), (C) sell Portfolio Investments in accordance with Article X, and/or (D) during the Reinvestment Period, pledge additional Portfolio Investments as Collateral. Any such action shall be taken promptly (and in no event later than five (5) Business Days) after the occurrence of any Borrowing Base Deficiency, provided that, if (A) within five (5) Business Days after any such Borrowing Base Deficiency shall exist, the Borrower shall present to the Administrative Agent a reasonably feasible plan, which plan is reasonably satisfactory to the Administrative Agent that will enable any such Borrowing Base Deficiency to be cured within 30 Business Days of the occurrence of such Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall be effected in accordance with such plan. For clarity, in the event that the Borrowing Base Deficiency is not cured prior to the end of such 5 Business Day period (or, if applicable, such 30-Business Day period), it shall constitute an Event of Default under Section 6.01(p).

(ii) In connection with the proposed repayment of Advances or pledge of additional Portfolio Investments as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Servicer on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Portfolio Investments and each Obligor of such Portfolio Investment to be pledged.

(iii) Until such time as any Borrowing Base Deficiency has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Portfolio Investment from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Portfolio Investments committed to be acquired or sold by the Borrower prior to the occurrence of such Borrowing Base Deficiency that have not yet settled.

(d) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Section 2.04(e) and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06 Changes of Commitments

(a) Automatic Reduction and Termination. The Commitments shall be reduced to the current Advances Outstanding on the Commitment Termination Date, provided that, no Lender shall have any obligation to make new Advances after the Commitment Termination Date, and any Advances Outstanding shall be due and payable on the Final Maturity Date.

(b) Optional Termination or Reductions. Prior to the Final Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty upon not less than three (3) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that any notice received after 3:00 p.m. shall be deemed to be received on the next Business Day; provided, further, that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $5,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof (or an amount less than $5,000,000 if the Commitments are being reduced to zero), and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances Outstanding at such time and (y) the Aggregate Unfunded Exposure Amount. Such notice of termination or reduction shall be irrevocable and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Calculation Statement.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Maximum Lawful Rate

Notwithstanding anything to the contrary contained in any Facility Document, the interest paid or agreed to be paid under the Facility Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 2.08 Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii) subject any Lender to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any market any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate Lender costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any (or would have the effect of reducing the liquidity of such Lender or such Lender’s holding company, if any), as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity position), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Reserved.

(d) Calculation. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by Applicable Law). The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower in writing of any such Change in Law giving rise to such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Lending Office. If any Lender exercises its rights under Section 2.11(c) or requests compensation under this Section 2.09, or if the Borrower is required to pay any Non-Excluded Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 12.03, then such Lender shall (at the request of the Borrower) use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.09 or 12.03, as the case may be, in the future, or eliminate the circumstance giving rise to such Lender exercising its rights under Section 2.11(c) and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.10 Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment, conversion or assignment, as applicable) following such Affected Person’s written request (which request shall set forth in reasonable detail the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the Benchmark and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to such Benchmark by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment or prepayment (other than payments or prepayments made on a Payment Date as defined under clause (i) of the definition thereof) or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to such Benchmark occurs on a date that is not the last day of an Interest Accrual Period, (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to such Benchmark is not made pursuant to a Notice of Prepayment given by the Borrower and (iv) the assignment as a result of a request by the Borrower pursuant to Section 2.20 of any Advance other than on the last day of an Interest Accrual Period. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11 Illegality; Inability to Determine Rates

(a) Alternate Rate of Interest. If (x) prior to the commencement of the first day of any Interest Accrual Period for any Term Benchmark Borrowing if the then-current Benchmark is Adjusted Term SOFR or (y) at any time for any Term Benchmark Borrowing if the then-current Benchmark is Daily Compounded SOFR:

(A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Benchmark for such Advance; or

(B) the Administrative Agent is advised by the Required Lenders that the Benchmark for such Advance will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Term Benchmark Advances, as applicable included in such Borrowing;

(b) then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any obligation of such Lender (A) to make or continue Term Benchmark Borrowings or (B) to convert ABR Borrowings to Term Benchmark Borrowings shall be suspended and (ii) any Notice of Borrowing that requests a Term Benchmark Borrowing shall be made as an ABR Borrowing. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(b) with respect to the Benchmark applicable to such Term Benchmark Advance, then (I) on the last day of the Interest Accrual Period applicable to such Advance (or, if the then-current Benchmark is Daily Compounded SOFR immediately), such Advance shall be converted by the Administrative Agent to, and shall constitute, an ABR Advance on such day. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Daily Compounded SOFR or Adjusted Term SOFR, as applicable, cannot be determined pursuant to the applicable definition thereof, the Alternate Base Rate shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, as applicable, together with any additional amounts required pursuant to this Section 2.11.

(c) Illegality. Without duplication of any other rights that any Lender has hereunder, if any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender to make, maintain or fund Advances whose interest is determined by reference to any Benchmark, or to determine or charge interest rates based upon any Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in any relevant market, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, (i) any obligation of such Lender (x) to make or continue Term Benchmark Borrowings, if the then-current Benchmark is Daily Compounded SOFR or (y) to convert ABR Borrowings to Term Benchmark Borrowings shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Term Benchmark Borrowings the interest rate on which is determined by reference to the Adjusted Term SOFR or Daily Compounded SOFR, as applicable, component of the Alternate Base Rate, the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) all Term Benchmark Borrowings of such Lender shall automatically convert to ABR Borrowings (the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), (1) with respect to Term Benchmark Borrowings, if the then-current Benchmark is Daily Compounded SOFR, on the immediately succeeding Business Day and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Daily Compounded SOFR or Adjusted Term SOFR, as applicable, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Daily Compounded SOFR or Adjusted Term SOFR. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.11.

(d) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document:

(i) Replacing the Benchmark.

(A) For Term Benchmark Advances, the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Facility Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, (x) clause (c) of the definition of “Alternate Base Rate” will not be used in any determination of Alternate Base Rate and (y) any outstanding affected Term Benchmark Borrowing shall, on the last day of the Interest Accrual Period applicable to such Advance, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to, and shall constitute, an ABR Advance on such date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, implementation or administration of any Benchmark Replacement (or, with respect to any Benchmark Replacement of Adjusted Term SOFR or Daily Compounded SOFR, at any time), the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly as practicable notify the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement and (C) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.11(d) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(d), including any determination with respect to Benchmark Replacement Conforming Changes, a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.11(d).

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Adjusted Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable, non-representative, non-compliant or non-aligned for Benchmark (including Benchmark Replacement) settings and (y) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Section 2.12 Fees

(a) Commitment Fee. On each Payment Date, the Borrower shall pay to the Administrative Agent the Commitment Fee accrued on each day during the related Interest Accrual Period.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(c) Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

(d) Servicing Fee. On each Payment Date, the Borrower shall pay to the Servicer the Servicing Fee (unless waived in accordance with the definition thereof).

Section 2.13 Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14 Default Interest

During the existence and continuance of an Event of Default, at the election of the Required Lenders or the Administrative Agent (but with effect from the existence of such Event of Default), all Obligations shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally

(a) All amounts owing and payable to any Secured Party or any Indemnified Party in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid or deposited by the Borrower (or the Servicer on behalf of the Borrower) in accordance with the Priority of Payments and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. All payments made by the Collateral Agent pursuant to a Monthly Report on any Payment Date shall be wired by the Collateral Agent by 2:00 p.m. on such Payment Date, and prepayments to be made pursuant to Section 2.05 for which the Collateral Agent has received a Notice of Prepayment in accordance with the terms of Section 2.05 shall be wired by the Collateral Agent by 2:00 p.m. on the prepayment date (as set forth in the Notice of Prepayment); provided that payments received after 3:00 p.m. on a Business Day may, in the discretion of the Administrative Agent, be deemed to have been paid on the next following Business Day. All other payments by the Borrower must be received by the Collateral Agent, or the Administrative Agent, as applicable, on or prior to 3:00 p.m. on a Business Day. For the avoidance of doubt, all payments to the Lenders hereunder or under any other Facility Document shall be made to the Administrative Agent at the account most recently designated by it for such purpose by notice to the Lenders, the Borrower, the Servicer and the Collateral Agent. The Administrative Agent shall distribute any such payments received by it to the Lenders promptly following receipt thereof. At no time will any Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest on ABR Borrowings when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Advance computed by reference to Daily Compounded SOFR shall be computed as of any applicable date of determination on a daily basis based upon (x) the outstanding principal amount of such Advance as of such date of determination plus (y) the accrued, unpaid interest on such Advance attributable to Daily Compounded SOFR (and not, for the avoidance of doubt, attributable to the Applicable Margin) as of the immediately preceding U.S. Government Securities Business Day. The applicable Alternate Base Rate and each Benchmark shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.16 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.16(b), to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX and Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender, will be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default, Event of Default or Servicer Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default, Event of Default or Servicer Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) notwithstanding anything to the contrary contained herein, such Advances were made at a time when the conditions set forth in Sections 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. For so long as such Lender is a Defaulting Lender, commitment fees pursuant to Section 2.12(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender to the extent, and during the period, such Lender is a Defaulting Lender.

Section 2.17 Right of Setoff

In addition to any rights and remedies of the Agents and the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of its Subsidiaries) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the

Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or under any other Facility Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Facility Document and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that such Lender shall not exercise any right of setoff given in this Section 2.17 without obtaining the prior written consent of the Administrative Agent. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided that in the event any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 2.18 Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section 2.18 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

Section 2.19 Recourse Against Certain Parties

Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 2.19 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 2.19 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.20 Replacement of Lenders

If any Lender exercises its rights under Section 2.11(c) or requests compensation under Section 2.09, or if the Borrower is required to pay any Non-Excluded Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 12.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.09(f), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement and the other Facility Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 12.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21 [Reserved].

Section 2.22 Increase in Facility Amount

(a) So long as no Default or Event of Default has occurred and is continuing, from time to time prior to the Commitment Termination Date the Borrower may request one or more increases to the Facility Amount (each such increase, a “Facility Increase”) subject to satisfaction of each of the following conditions:

(i) the Borrower has delivered to the Administrative Agent (with a copy to the Collateral Agent) a written request for such Facility Increase (which may be by email) specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective;

(ii) the Borrower has delivered to the Administrative Agent evidence that the Borrower is authorized to agree to such Facility Increase and all legal opinions reasonably requested by the Administrative Agent in respect of the Borrower;

(iii) the Administrative Agent and each Lender that shall have agreed to an additional Commitment consents to such Facility Increase in their respective sole discretion;

(iv) each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date) provided that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect; and

(v) the Facility Amount following such Facility Increase will not exceed $250,000,000.

Section 2.23 Portfolio Valuation and Diversification, Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower (or the Servicer on its behalf) shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by the Borrower. To the extent that the Borrower (or the Servicer on its behalf) reasonably determines that any Eligible Portfolio Investment is not adequately correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Eligible Portfolio Investment and, in the absence of any such correlation, the Borrower may create up to three additional Industry Classification Groups; provided that the Borrower may only create additional Industry Classification Groups for Eligible Portfolio Investments that would otherwise be classified within either the High Tech Industries or Services: Business Industry Classification Groups.

(b) Portfolio Valuation.

(i) Settlement Date Basis. For purposes of this Agreement and the other Facility Documents, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a Settlement Date Basis; provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

(ii) Determination of Values. The Borrower (or the Servicer on its behalf) will conduct reviews of the value to be assigned to each of its Eligible Portfolio Investments as follows:

(A) Quoted Investments—External Review. With respect to Eligible Portfolio Investments (including Cash Equivalents) traded in an active and orderly market for which market quotations are readily available and are reflective of an actual trade executed within a reasonable period of such quotation (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by the Borrower (each such value, an “External Quoted Value”):

(w) in the case of public and 144A securities, the average of the most recent bid prices as determined by at least two Approved Dealers selected by the Borrower,

(x) in the case of Bank Loans, the average of the most recent bid prices as determined by at least two Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two Approved Dealers with respect to such Bank Loans,

(y) in the case of any Quoted Investment traded on an exchange, the closing price for such Eligible Portfolio Investment most recently posted on such exchange, and

(z) in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service.

(B) Unquoted Investments External Review. With respect to Eligible Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”):

(x) Commencing with the quarter ending December 31, 2025, and for each fiscal quarter thereafter (or such other dates as are reasonably agreed by the Borrower and the Administrative Agent (provided that such testing dates shall occur not less than quarterly), each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will test the values as of such Valuation Testing Date of those Unquoted Investments that are Portfolio Investments included in the Borrowing Base selected by the Administrative Agent (such selected assets, the “IVP Tested Assets” and such value, the “IVP Unquoted Value”); provided that the fair value of such Portfolio Investments tested by the Independent Valuation Provider as of any Valuation Testing Date shall be approximately 25% (but in no event shall exceed 30%) of the aggregate value of the Eligible Portfolio Investments owned by the Borrower (the determination of fair value for such percentage thresholds shall be based off of the last determination of value of the Portfolio Investments pursuant to this Section 2.23 and, for the avoidance of doubt, in the case of any Unquoted Investments acquired during the calendar quarter, the value shall be as determined pursuant to clause (E)(2) below); provided, further that the Administrative Agent shall provide written notice to the Borrower, setting forth a description of which Unquoted Investments shall be IVP Tested Assets as of such Valuation Testing Date, not later than 45 days prior to the Valuation Testing Date. Each such valuation report shall also include the information required to comply with clause (h)(ii) of the definition of “Eligible Portfolio Investments” and to the extent any such report includes a Portfolio Investment that is a Bank Loan and the Obligor has issued a Permitted Prior Working Capital Lien, clause (w) of the definition of “Eligible Portfolio Investments” for an IVP Tested Asset (to the extent such provisions are applicable).

(y) The Borrower shall cause an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower in determining the fair market value of certain of the Unquoted Investments in the Borrowing Base that are not IVP Tested Assets as of each Valuation Testing Date (such assets, the “Borrower Tested Assets” and such value, the “Borrower External Unquoted Value”); provided that the fair value of such Portfolio Investments tested by the Approved Third-Party Appraiser as of any Valuation Testing Date shall be not less than 10% of the aggregate value of the Eligible Portfolio Investments owned by the Borrower (the determination of fair value for such 10% threshold shall be based off of the last determination of value of the Portfolio Investments pursuant to this Section 2.23 and, for the avoidance of doubt, in the case of any Unquoted Investments acquired during the calendar quarter, the value shall be as determined pursuant to clause (E)(2) below), as of each Valuation Testing Date, and shall provide the Board of Directors (with a copy to the Administrative Agent) with a written independent valuation report as part of that assistance each quarter; provided, further that the Borrower shall provide written notice to the Administrative Agent, setting forth a description of which Unquoted Investments shall be Borrower Tested Assets as of such Valuation Testing Date, not later than 15 days prior to the Valuation Testing Date. Each such valuation report shall also include the information required to comply with clause (h)(ii) of the definition of “Eligible Portfolio Investments” and to the extent any such report includes a Portfolio Investment that is a Bank Loan and the Obligor has issued a Permitted Prior Working Capital Lien, clause (w) of the definition of “Eligible Portfolio Investments” for an IVP Tested Asset (to the extent such provisions are applicable). The Borrower shall also provide the Administrative Agent, promptly, but in no event later than two Business Days of receipt thereof, a copy of each such valuation report it receives in connection obtaining any Borrower Internal Policy Unquoted Value.

(C) Internal Review. The Borrower shall conduct internal reviews to determine the value of all Eligible Portfolio Investments at least once each calendar week which shall take into account any events of which the Borrower has knowledge that adversely affect the value of any Eligible Portfolio Investment (each such value, an “Internal Value”).

(D) Value of Quoted Investments. Subject to clauses (H) and (I) of this Section 2.23(b)(ii), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lowest of (1) the Internal Value of such Quoted Investment as most recently determined by the Borrower pursuant to Section 2.23(b)(ii)(C), (2) the External Quoted Value of such Quoted Investment as most recently determined pursuant to Section 2.23(b)(ii)(A) and (3) if such Quoted Investment is a debt Investment, the par or face value of such Quoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value).

(E) Value of Unquoted Investments. Subject to clauses (H) and (I) of this Section 2.23(b)(ii),

(x) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 2.23(b)(ii)(C) falls below the range of the Applicable External Value of such Unquoted Investment as most recently determined pursuant to Section 2.23(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value);

(y) (i) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 2.23(b)(ii)(C) falls above the range of the Borrower External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 2.23(b)(ii)(B) (and the Applicable External Value of such Unquoted Investment is such Borrower External Unquoted Value), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the Borrower External Unquoted Value and (ii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value);

(ii) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 2.23(b)(ii)(C) falls more than 5% above the midpoint of the range of the IVP External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 2.23(b)(ii)(B) (and the Applicable External Value of such Unquoted Investment is such IVP External Unquoted Value), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the IVP External Unquoted Value and (ii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value); and

(z) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 2.23(b)(ii)(C) is within the range of the Borrower External Unquoted Value of such Unquoted Investment (and the Applicable External Value of such Unquoted Investment is such Borrower External Unquoted Value), or within or not more than 5% above the midpoint of the range of the IVP External Unquoted Value, of such Unquoted Investment (and the Applicable External Value of such Unquoted Investment is such IVP External Unquoted Value), in each case as most recently determined pursuant to Section 2.23(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value);

except that:

(1) with respect to an Unquoted Investment that the most recent Borrower External Unquoted Value is the Applicable External Value, if the difference between the highest and lowest Borrower External Unquoted Value in such range exceeds an amount equal to 6% (or, if such Unquoted Investment is Preferred Stock, 15%) of the midpoint of such range, the “Value” of such Unquoted Investment shall instead be deemed to be the lowest of (i) the lowest Borrower External Unquoted Value in such range, (ii) the Internal Value determined pursuant to Section 2.23(b)(ii)(C) and (iii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value); and

(2) if an Unquoted Investment is acquired during a fiscal quarter, the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be equal to the lowest of (i) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 2.23(b)(ii)(C), (ii) the cost of such Unquoted Investment until such time as the External Unquoted Value of such Unquoted Investment is determined in accordance with Section 2.23(b)(ii)(B), as at the Valuation Testing Date, and (iii) if such Unquoted Investment is a debt Investment, the par or face value of such Unquoted Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretion Value).

(F) Actions Upon a Borrowing Base Deficiency. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists or that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Calculation Statement last delivered by the Borrower to the Administrative Agent, then the Borrower shall, promptly and in any event within two Business Days as provided in Section 5.01(d)(vi), deliver a Borrowing Base Calculation Statement reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (if any), all as more specifically set forth in Section 2.05(c).

(G) Initial Value of Assets. Notwithstanding anything to the contrary contained herein, from the Closing Date until the date when the valuation reports are required to be delivered under Section 5.01(d)(viii) for the quarter ending December 31, 2025, the Value of any Unquoted Investment included in the Borrowing Base shall be the lower of (i) the Internal Value of such Unquoted Investment determined by the Borrower pursuant to Section 2.23(b)(ii)(C) and (ii) if such Unquoted Investment is a debt instrument, the par or face value of such Unquoted Investment.

(H) Failure to Determine Values. If the Borrower shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing sub-clauses (A), (B), (C), (D) or (E) (or if the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as described in the foregoing subclause (B) as a result of any action, inaction or lack of cooperation of the Borrower or any of its Affiliates), then the “Value” of such Eligible Portfolio Investment as at such date shall be deemed to be zero; provided, however, that notwithstanding anything to the contrary contained herein, the fair market value of any Portfolio Investment that has not been valued by an Independent Valuation Provider or an Approved Third-Party Appraiser for more than four fiscal quarters after the most recent of (x) the date such Portfolio Investment was most recently valued by an Independent Valuation Provider or an Approved Third-Party Appraiser and (y) the date of the Borrower’s acquisition of such Portfolio Investment, shall be zero until such asset is valued by an Independent Valuation Provider or an Approved Third-Party Appraiser. If the Borrower shall fail to provide timely notice of the Unquoted Investments that it has selected to be Borrower Tested Assets for any period pursuant to Section 2.23(b)(ii)(B)(y), then until the Borrower has complied with such Section, for the next Valuation Testing Date, the Borrowing Base shall automatically be reduced by 10%. If the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to clause (B)(x), then the “Value” of such Eligible Portfolio Investment as at such date (subject to clause (I) below) shall be the lower of (w) the midpoint of the range of the Borrower Internal Policy Unquoted Value with respect to each such Eligible Portfolio Investment (to the extent such Eligible Portfolio Investment was identified in the notice the Administrative Agent is required to deliver pursuant to Section 2.23(b)(ii)(B)(x)), (x) the Internal Value with respect to such Eligible Portfolio Investment and (y) if such Eligible Portfolio Investment is a debt Investment, the par or face value of such Eligible Portfolio Investment (or in the case of Preferred Stock, the Liquidation Preference thereof without taking into account any Accretive Value); provided, however, that if an Applicable External Value has been obtained with respect to such asset for the quarterly period immediately preceding the current quarterly testing period, then the “Value” of such Eligible Portfolio Investment will be determined as provided in clause (E) above.

(I) Adjustment of Values. Notwithstanding anything herein to the contrary, the Administrative Agent, in its sole and absolute discretion exercised in good faith, may, and upon the request of Required Lenders, shall, reduce the Value of any Eligible Portfolio Investment (in which case the “Value” of such Eligible Portfolio Investment shall for all purposes hereof be deemed to be the Value assigned by the Administrative Agent) and/or exclude any Eligible Portfolio Investment from the Borrowing Base entirely (the “Revalue Right”); provided that the exercise of the Administrative Agent’s Revalue Right shall not result in more than a 10% aggregate reduction in the Borrowing Base in any fiscal quarter.

(J) The documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 2.23 (including, without limitation, under clause (b)(ii)(B)(x)) shall be at the expense of the Borrower.

(K) The Administrative Agent shall be permitted to provide a copy of the final results of any valuation received by the Administrative Agent and performed by the Independent Valuation Provider or the Approved Third-Party Appraiser to any Lender upon such Lender’s request, except to the extent that such recipient has not executed and delivered a non-reliance letter, confidentiality agreement or similar agreement, in each case, requested or required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.

(L) The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

Section 2.24 Calculation of the Borrowing Base.For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment by (y) the applicable Advance Rate; provided that:

(a) the Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Borrowing Base is composed entirely of Eligible Portfolio Investments issued by less than 12 different Obligors;

(b) with respect to all Eligible Portfolio Investments issued by a single Obligor, the Advance Rate applicable to that portion of such Eligible Portfolio Investments that exceeds 10% of Borrower’s Shareholders’ Equity shall be 50% of the otherwise applicable Advance Rate; provided that the Advance Rate applicable to that portion of such Eligible Portfolio Investments that exceeds 12.5% of Borrower’s Shareholders’ Equity shall be 0%;

(c) the portion of the Adjusted Borrowing Base attributable to Eligible Portfolio Investments that are Performing First Lien Bank Loans (including Performing LTV Transactions that are First Lien Bank Loans) or Performing Last Out Loans (including LTV Transactions that are Last Out Loans) shall be greater than or equal to 70% of the Adjusted Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would not otherwise equal or exceed 70% of the Borrowing Base;

(d) the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Preferred Stock shall not exceed 10% of the Borrowing Base and the Borrowing Base shall be reduced by removing such Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 10% of the Borrowing Base;

(e) if at any time the Weighted Average Leverage Ratio is greater than 4.50 to 1.00, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investment or Preferred Stock therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Leverage Ratio to be no greater than 4.50 to 1.00 (subject to all other constraints, limitations and restrictions set forth herein); provided that any LTV Transactions may be excluded from such calculations;

(f) the portion of the Borrowing Base attributable to Eligible Portfolio Investments in (i) the Largest Industry Classification Group shall not exceed 25% of the Borrowing Base and (ii) the Second Largest Industry Classification Group shall not exceed 20% of the Borrowing Base, and, in each case, the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 25% or 20%, respectively, of the Borrowing Base;

(g) the portion of the Borrowing Base attributable to Eligible Portfolio Investments in any single Industry Classification Group (other than the Largest Industry Classification Group and the Second Largest Industry Classification Group) shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base;

(h) if at any time the weighted average maturity of all Debt Eligible Portfolio Investment or Preferred Stock (based on the fair value of such Eligible Portfolio Investments to the extent included in the Borrowing Base) exceeds 5.5 years, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investment or Preferred Stock therefrom (but not from the Collateral) to the extent necessary to cause the weighted average maturity of all Debt Eligible Portfolio Investment or Preferred Stock included in the Borrowing Base to be no greater than 5.5 years (subject to all other constraints, limitations and restrictions set forth herein);

(i) the portion of the Borrowing Base attributable to Debt Eligible Portfolio Investment or Preferred Stock with a maturity greater than 7 years shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base;

(j) the portion of the Borrowing Base attributable to Eligible Portfolio Investments issued by one or more Obligors with a trailing twelve-month total debt to EBITDA ratio of greater than 6.00 to 1.00 shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base; provided that any LTV Transactions may be excluded from such calculations;

(k) the portion of the Borrowing Base attributable to Performing PIK Obligations, Performing DIP Loans and Performing Covenant-Lite Loans shall not exceed 10% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 10% of the Borrowing Base;

(l) if at any time the Weighted Average Fixed Coupon (after giving effect to any Hedging Agreement) is less than the greater of (i) 8% and (ii) one month Adjusted Term SOFR plus 4.5%, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investment or Preferred Stock therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Fixed Coupon to be at least equal to the greater of (x) 8% and (y) one month Adjusted Term SOFR plus 4.5% (subject to all other constraints, limitations and restrictions set forth herein);

(m) if at any time the Weighted Average Floating Spread (after giving effect to any Hedging Agreement) is less than 4.5%, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investment or Preferred Stock therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Floating Spread to be at least 4.5% (subject to all other constraints, limitations and restrictions set forth herein);

(n) the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Affiliate Investments in the aggregate shall not exceed 20% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Borrowing Base;

(o) the portion of the Borrowing Base attributable to Canadian Eligible Portfolio Investments in the aggregate shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Canadian Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base;

(p) the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are LTV Transactions in the aggregate shall not exceed 20% of the Borrowing Base, and the Borrowing Base shall be reduced by removing LTV Transactions therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Borrowing Base;

(q) [reserved]; and

(r) if at any time the Weighted Average Recurring Revenue Ratio is greater than 2.40 to 1.00, the Borrowing Base shall be reduced by removing Recurring Revenue Transactions therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Recurring Revenue Ratio to be no greater than 2.40 to 1.00 (subject to all other constraints, limitations and restrictions set forth herein).

For all purposes of this Section 2.24, (A) all Obligors of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single Obligor (unless such Obligors are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor) and (B) to the extent the Borrowing Base is required to be reduced to comply with this Section 2.24, the Borrower shall be permitted to choose the Eligible Portfolio Investments to be so removed to effect such reduction. For the avoidance of doubt, no Portfolio Investment shall be an Eligible Portfolio Investment unless, among the other requirements set forth in this Agreement, (i) such Portfolio Investment is subject only to Permitted Liens, (ii) such Portfolio Investment is Transferable and (iii) such Portfolio Investment meets all of the other criteria set forth in the definition of “Eligible Portfolio Investment”. For all purposes of this Section 2.24, for purposes of calculating the debt to EBITDA ratio of any Obligor that has a negative EBITDA at the time of determination, the debt to EBITDA ratio of such Obligor shall be deemed to be 7.00 to 1.00.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing Date

The occurrence of the Closing Date and the obligation of each Lender to make any Advance hereunder on the Closing Date shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent, or, as applicable, the events set forth below shall have occurred (or such applicable conditions precedent have been waived by the Administrative Agent):

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c) each of the representations and warranties of each of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date);

(d) one or more certificates of a Responsible Officer of each of the Borrower, the Equityholder and the Servicer (i) certifying as to its Constituent Documents, (ii) certifying as to its resolutions or other action of its general partner, board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) certifying that each of such Person’s representations and warranties made by such Person in the Facility Documents to which it is a party are true and correct (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date), (iv) attaching a good standing certificate from the applicable Governmental Authority of each Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date, (v) certifying that no Default or Event of Default has occurred and is continuing, and (vi) certifying as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to perfect the Collateral Agent’s first-priority security interest in the Collateral;

(f) results of a recent lien search in each relevant jurisdiction with respect to (i) the Borrower, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Facility Documents and revealing no liens on any of the assets of the Borrower except for Permitted Liens and (ii) the Equityholder, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Facility Documents;

(g) legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower, the Servicer and the Equityholder, covering customary corporate matters (including opinions regarding no conflict with covered Laws and non-contravention with organizational documents and the status of the Borrower under the Investment Company Act), substantive non-consolidation of the Borrower with the Equityholder, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Administrator, the Collateral Agent and the Custodian, covering corporate and enforceability matters, and such other matters as the Administrative Agent and its counsel shall reasonably request;

(h) all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(i) evidence reasonably satisfactory to the Administrative Agent that (i) all fees and expenses due and owing to the Administrative Agent (including any upfront fee, syndication fee and structuring fee due to the Administrative Agent under the Administrative Agent Fee Letter) on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders, and of counsel to the Custodian, the Collateral Agent, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower;

(j) solvency certificates reasonably satisfactory to the Administrative Agent from an authorized signatory of the Borrower and the Equityholder;

(k) evidence reasonably satisfactory to the Administrative Agent that there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or threatened in writing in any court or before any arbitrator or Governmental Authority that relates to the transactions contemplated by this Agreement and the other Facility Documents or that could reasonably be expected to have a Material Adverse Effect;

(l) with respect to any Advance to be made on the Closing Date, the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance demonstrating that immediately after the making of such initial Advance and the purchase of the Portfolio Investments on the Closing Date, the Borrowing Base Test shall be satisfied;

(m) the Borrower shall have instructed all Obligors or, if applicable, the administrative agents, on the Portfolio Investments that all payments shall be made directly to the applicable Collection Account and any Collections in possession of the Borrower or its Affiliates as of the Closing Date shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties;

(n) a Borrowing Base Calculation Statement dated as of the Closing Date, showing a calculation of the Borrowing Base after giving effect to the transactions contemplated on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(o) the valuation reports obtained by the Equityholder for the quarter ending September 30, 2025 with respect to all Portfolio Investments to be acquired by the Borrower on the Closing Date;

(p) the Equityholder’s Investment Policies as in effect on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(q) sufficiently in advance of the Closing Date, (x) all documentation and other information required under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(r) any other documents, instruments, certificates, opinions and information as the Administrative Agent or a Lender may reasonably request or require in form and substance reasonably satisfactory to the Administrative Agent or such Lender; and

(s) a payoff letter with respect to the Equityholder’s existing Amended & Restated Senior Secured Revolving Credit Agreement, dated as of March 21, 2025, by and among, inter alia, the Equityholder and ING Capital LLC, evidencing the termination of all commitments thereunder and the satisfaction of all obligations (other than with respect to contingent liabilities and confidentiality obligations) incurred pursuant thereto.

Section 3.02 Conditions Precedent to Subsequent Advances

The obligation of each Lender to make each Advance to be made by it on each Borrowing Date shall be subject to the fulfillment (or waiver by the Administrative Agent) of the following conditions:

(a) the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b) each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); provided that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect;

(c) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(d) immediately after the making of such Advance on the applicable Borrowing Date and any substantially concurrent transactions made in connection therewith (including the purchase of Portfolio Investments), the Borrowing Base Test is satisfied; and

(e) after giving effect to the making of such Advance and any substantially concurrent transactions (including the purchase of Portfolio Investments), the Borrower shall be in pro forma compliance with each of the covenants, except for clause (c) set forth in Section 5.06.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization; Power and Authority. The Borrower is a limited liability company duly formed under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. There is no (i) existing material default under its Constituent Documents or (ii) event which, with the giving of notice or passage of time or both, would constitute a material default by any party under the Borrower’s Constituent Documents.

(b) Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the Laws of its jurisdiction of organization. The Borrower is duly qualified to do business and is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it (including that the Board of Directors has only approved the transactions contemplated by this Agreement) and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect or (B) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties (including the Investment Company Act and the rules, regulations and orders by the SEC thereunder), (iii) result in a breach or violation of, or constitute a default under, in any material respect, or permit the acceleration of any obligation or liability in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates) or (iv) except for the Liens created pursuant to the Facility Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, other than such filings to be made in connection with the execution and delivery of the Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws including the Investment Company Act (if applicable to such Person) and orders of any Governmental Authority applicable to it (including rules, regulations and orders issued by the SEC) relating to the conduct of its business and its assets and all indentures, agreements and other instruments, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises for the proper operation of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(g) Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 5 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02).

(h) Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i) No Default. No Default or Event of Default has occurred and is continuing under this Agreement.

(j) Taxes. The Borrower has filed all U.S. federal and state income Tax returns and all other material Tax returns which are due and required to be filed by it, if any, and has paid all U.S. federal and state income Taxes and all other material Taxes due and payable, if any, or pursuant to any assessment for taxes received by any such Person from a Governmental Authority, in each case, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k) Tax Status. For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3.

(l) ERISA. Neither (i) the Borrower nor (ii) any member of its ERISA Affiliates has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan that would (or could reasonably be expected to) result in a Material Adverse Effect.

(m) Plan Assets. The assets of the Borrower are not and during the term of this Agreement and any transaction hereunder, will not be treated as “plan assets” for purposes of Title I of ERISA and/or Section 4975 of the Code.

(n) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is Solvent.

(o) Material Adverse Effect. Since the later of its date of formation and the date of the last audited consolidated financial statements delivered pursuant to Section 5.01(d)(i), no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect.

(p) Special Purpose Provision. The Borrower has complied in all material respects with (i) its Constituent Documents and the activities described in Section 5.05 hereof and (ii) each of the representations and warranties contained in Non-Consolidation Opinion in respect of the Borrower and the Equityholder delivered by Eversheds Sutherland on the Closing Date.

(q) Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(r) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting it, before any arbitrator or Governmental Authority (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) that would reasonably be expected to have a Material Adverse Effect.

(s) Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(t) Indebtedness. The Borrower has no Indebtedness other than (a) Indebtedness incurred under the terms of the Facility Documents, (b) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents; and (c) any commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Portfolio Investments or Delayed Drawdown Portfolio Investments.

(u) Collections. The Borrower acknowledges that (a) all Obligors (and any related agents) have been directed to make all payments owed to the Borrower directly to the applicable Collection Account and (b) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the applicable Collection Account in accordance with this Agreement.

(v) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither the Borrower nor any of its Subsidiaries is a Sanctioned Person, or to its knowledge, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. None of the Borrower nor any of its Subsidiaries, nor their respective directors, officers, employees, or, to the knowledge of the Borrower, any of their respective agents, are in violation, and have not, directly or indirectly, taken any act that would cause Borrower to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. None of the Borrower nor any of its Subsidiaries, nor their respective directors, officers, employees, nor, to their knowledge, their respective agents or Affiliates, in each case, acting on behalf of the Borrower or its Subsidiaries, has received any written notice or communication from any Person that alleges, or has been involved in an investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a written request for information from any Governmental Authority regarding a potential violation of Anti-Corruption Laws. Each of the Borrower and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws. The Borrower and its Subsidiaries are in compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(w) Reserved.

(x) No Fraud. To the best knowledge of any Responsible Officer of the Borrower, each Portfolio Investment was originated without any fraud or material misrepresentation on the part of any party thereto.

(y) Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970.

(z) Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(aa) Beneficial Ownership Certification. As of the Closing Date, to the extent required to be delivered pursuant to Section 3.01(q), the information included in the Beneficial Ownership Certification is true and correct in all respects.

(bb) Subsidiaries; Capitalization. The Borrower has no Subsidiaries unless formed after the Closing Date with the consent of the Administrative Agent in its sole discretion. The Borrower has issued no membership or other equity interests other than its Capital Stock.

(cc) Outbound Investments. Neither Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.02 Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Information.

(i) Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement and all other written information, reports, certificates and statements (other than financial projections, pro forma financial information, and other forward-looking information) which has been made available to the Administrative Agent or any Lender by the Borrower or any of its representatives on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, taken as a whole, is (after giving effect to all written updates provided by the Borrower to the Administrative Agent from time to time) true and correct in all material respects and does not (after giving effect to all written updates provided by the Borrower to the Administrative Agent from time to time) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein at the time made and taken as a whole not misleading in light of the circumstances under which such statements were made. Each Borrowing Base Calculation Statement contains an accurate and complete listing of all the Portfolio Investments contained in the Collateral as of the date such Notice of Borrowing was delivered.

(ii) All financial projections, pro forma financial information, and other forward-looking information which has been delivered to the Administrative Agent or any Lender by the Borrower or any of its representatives on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, are based upon good faith estimates and assumptions believed in good faith by the Borrower to be reasonable at the time made, it being recognized that such projections, financial information, and other forward-looking information are not to be viewed as fact and that actual results during the period or periods covered by such projections, financial information, and other forward-looking information (i) may materially differ from the projected results set forth therein and (ii) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that no assurance can be given that such projections will be realized.

(iii) All Portfolio Investments included as Eligible Portfolio Investments in the most recent calculation of the Borrowing Base Test required to be determined hereunder were Eligible Portfolio Investments as of the date of such calculation; provided that, to the extent the Equityholder repurchases or substitutes (in accordance with the provisions of the Sale Agreement) a Portfolio Investment for which this representation regarding eligibility was breached on the date such Portfolio Investment was sold to the Borrower, such breach shall be deemed cured hereunder.

All information of a general economic nature (excluding the specific historical economic performance of the Borrower or its Affiliates) or relating generally to the industry in which the Borrower or its Affiliates operate made available to the Administrative Agent or any Lender by or on behalf of the Borrower are believed by the Borrower in good faith to be true and accurate in all material respects, but without independent investigation by the Borrower of the accuracy thereof.

(b) Representations Relating to the Collateral.

(i) The Borrower owns and has good and marketable and the beneficial title to all Portfolio Investments and other Collateral free and clear of any Lien in favor of any Person, other than Permitted Liens;

(ii) [reserved];

(iii) [reserved];

(iv) the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v) the Borrower has not authorized the filing of and is not aware of any effective financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder, and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi) the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities, “securities accounts” under Section 8-501(a) of the UCC, “deposit accounts” (as defined in Section 9-102 of the UCC) or Security Entitlements to Financial Assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii) this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xii) below, perfected security interest (as defined in Section 1-201(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix) the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x) all Collateral that constitutes Security Entitlements has been credited to the applicable Covered Account;

(xi) the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(xii) (x) the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) and (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts.

(c) Value Given. The Borrower has acquired each Portfolio Investment in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Portfolio Investment in exchange for the purchase or contribution of each such Portfolio Investment. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 4.03 Representations and Warranties of the Equityholder and the Servicer

The Servicer and the Equityholder, as applicable, each represents and warrants to each of the Secured Parties on and as of each Measurement Date and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization. It is duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. There is no (i) existing material default under its Constituent Documents or (ii) event which, with the giving of notice or passage of time or both, would constitute a material default by any party under the Servicer’s or Equityholder’s Constituent Documents.

(b) Due Qualification and Good Standing. It is duly qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect or (B) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), or (iii) result in a breach or violation of or, constitute a default under, in any material respect, or permit the acceleration of any obligation or liability in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. It has made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, other than financing statements and other perfection matters to be effected in connection with the execution and delivery of the Facility Documents, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Taxes. The Equityholder has filed all U.S. federal and state income tax returns and all other material tax returns which are due and required to be filed by it, if any, and has paid all U.S. federal and state income Taxes and all other material Taxes due and payable, if any, or pursuant to any assessment for taxes received by any such Person from a Governmental Authority, in each case, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(g) Compliance with Laws, Etc. It has duly observed and complied with all Applicable Laws including the Investment Company Act (if applicable to such Person) and orders of any Governmental Authority applicable to it (including the rules, regulations and orders issued by the SEC), relating to the conduct of its business and its assets and all indentures, agreements and other instruments binding upon it or its assets, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises necessary for the proper operation of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h) Eligibility. Servicer represents that each Portfolio Investment included in a Monthly Report or a Borrowing Base Calculation Statement as an Eligible Portfolio Investment was, in fact, an Eligible Portfolio Investment at such time; provided that, to the extent the Equityholder repurchases or substitutes (in accordance with the provisions of the Sale Agreement) a Portfolio Investment for which this representation regarding eligibility was breached on the date such Portfolio Investment was sold to the Borrower, such breach shall be deemed cured hereunder.

(i) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. None of the Servicer, the Equityholder, nor any of their respective Subsidiaries is a Sanctioned Person or, to its knowledge, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. The Servicer and the Equityholder are in compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(j) Outbound Investments. Neither the Equityholder, the Servicer nor any of their Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Equityholder, the Servicer nor any of their Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Equityholder or Servicer were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.04 Representations and Warranties of the Collateral Agent, the Custodian and the Collateral Administrator

Each of the Collateral Agent, the Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable, as follows (and any successor Collateral Agent, Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable):

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the Applicable Laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent, Custodian or Collateral Administrator, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Collateral Agent, Custodian or Collateral Administrator, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which it is a party or by which it or any of its property is bound.

(d) No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, the Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f) Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply with all Applicable Laws including the Investment Company Act (if applicable to such Person) and orders of any Governmental Authority applicable to it (including the rules, regulations and orders issued by the SEC) relative to the conduct of its business or to its assets and all indentures, agreements and other instruments binding upon it or its assets, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except in the case of this clause (iii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except in the case of this clause (v) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Enforcement.

(i) It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Portfolio Investments, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Portfolio Investments in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Portfolio Investment in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Servicer and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Servicer hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to any such obligations. The Borrower will promptly perform, and use commercially reasonable efforts to cause the Servicer to perform, all of its obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c) Further Assurances. It shall promptly upon the request of the Administrative Agent, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent, the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Financial Statements; Other Information. It (or the Servicer on its behalf) shall provide to the Administrative Agent:

(i) within 90 days after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending December 31, 2025), an annual report of the Equityholder, containing an audited consolidated statement of assets and liabilities and partners’ capital of the Equityholder as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets, cash flows and schedule of investments, for the year then ended, prepared in accordance with GAAP, which statements consist of consolidating financial information for inclusion in the consolidated statements of the Equityholder and its Subsidiaries for the fiscal year then ended, each reported on by RSM US LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its respective consolidated Subsidiaries on a consolidated basis, in accordance with GAAP consistently applied; provided that appropriate notation shall be made on the consolidated financial statements of the Equityholder to indicate the separateness of the Borrower from the Equityholder and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of the Equityholder or any other Person; provided that the requirements set forth in this clause (i) may be fulfilled by providing to the Administrative Agent the report of the Equityholder filed with the SEC on Form 10-K for the applicable fiscal year;

(ii) within 45 days after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets and liabilities and partners’ capital, consolidated statements of operations, changes in net assets, and cash flows, and a condensed schedule of investments regarding the Equityholder’s investments, which statements consist of consolidating financial information for inclusion in the consolidated statements of the Equityholder and its Subsidiaries, in each case for the period then ended and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (ii) may be fulfilled by providing to the Administrative Agent the report of the Equityholder filed with the SEC on Form 10-Q for the applicable fiscal quarter.

(iii) on or before October 20, 2025, a Borrowing Base Calculation Statement showing a calculation of the Borrowing Base as of September 30, 2025 (which Borrowing Base Calculation Statement shall include: (i) an Excel schedule containing information substantially similar to the information included on the Excel schedule included in the Borrowing Base Calculation Statement delivered to the Administrative Agent on the Closing Date, (ii) a calculation of the External Quoted Value in accordance with methodologies described in Sections 2.23(b)(ii)(A)(w), (x), (y) and (z), and (iii) a certification by the Borrower, Servicer and Equityholder that each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); provided that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect).

(iv) [reserved];

(v) concurrently with any delivery of financial statements under clause (i), (ii), (iii) or (iv) above, a certificate of a Responsible Officer of the Equityholder or Borrower, as applicable, (i) certifying as to whether the Borrower has knowledge that a Default or Event of Default has occurred or is occurring, and if a Default or Event of Default has occurred and is occurring during the applicable period, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP as applied by (or in the application of GAAP by) such Person has occurred since the Closing Date (but only if such Person has not previously reported such change to the Administrative Agent) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect of such change on the financial statements accompanying such certificate, and (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.06 as of the last day of the period reported on, and (iv) providing a reconciliation of any difference between the assets and liabilities of the Equityholder and its consolidated Subsidiaries presented in such financing statements and the assets and liabilities of the Equityholder and its Subsidiaries for purposes of calculating the financial covenants in Section 5.06;

(vi) promptly but no later than two (2) Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Calculation Statement indicating the amount of the Borrowing Base Deficiency;

(vii) promptly but no later than two (2) Business Days after a Responsible Officer of the Borrower obtains knowledge of occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Servicer is taking or proposes to take with respect thereto;

(viii) to the extent not previously delivered, within 45 days after the end of each of March 31, June 30, September 30 and December 31 of each calendar year, all final internal and external valuation reports relating to the Eligible Portfolio Investments (including all valuation reports delivered by an Approved Third Party Appraiser in connection with the quarterly appraisals of Unquoted Investments in accordance with Section 2.23(b)(ii)(B) and all underwriting memoranda (or, if no underwriting memorandum has been prepared, all materials similar to underwriting memorandum that are in a form reasonably satisfactory to the Administrative Agent) for all Eligible Portfolio Investments included in such valuation reports, but excluding any valuation reports provided to the Administrative Agent by the Independent Valuation Provider), and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any other Lender; provided that the underwriting memoranda or such other materials for a particular Eligible Portfolio Investment of an Obligor shall only be required to be delivered within thirty (30) days of the initial closing of such Eligible Portfolio Investment and at no other time;

(ix) [reserved];

(x) [reserved];

(xi) within two (2) Business Days after a Responsible Officer of the Borrower or the Equityholder obtains knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the Borrower or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B), if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii) promptly upon receipt thereof (but no later than five (5) Business Days after receipt thereof) copies of all significant written reports submitted to the management or Board of Directors of the Equityholder by its independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Equityholder or any of its Subsidiaries delivered by such accountants to the management or Board of Directors of the Equityholder;

(xiii) by no later than the Monthly Reporting Date immediately after receipt thereof, to the extent reasonably available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, copies of any amendment, restatement. supplement, waiver or other modification to the Related Documents determined to be material by the Servicer in accordance with the Servicing Standard;

(xiv) together with each Monthly Report delivered in accordance with Section 8.06 and on any Measurement Date (in the case of Measurement Dates described in clause (e) or (f) of the definition thereof, promptly and in any case within five (5) Business Days of such date), a Borrowing Base Calculation Statement (which Borrowing Base Calculation Statement shall include: (i) an Excel schedule containing information substantially similar to the information included on the Excel schedule included in the Borrowing Base Calculation Statement delivered to the Administrative Agent on the Closing Date, (ii) a calculation of the External Quoted Value in accordance with methodologies described in Sections 2.23(b)(ii)(A)(w), (x), (y) and (z), and (iii) a certification by the Borrower, Servicer and Equityholder that each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); provided that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect), including screenshots showing actual bid prices, or as applicable, closing prices;

(xv) promptly following any request therefor (but no later than (5) Business Days after receipt thereof (or such longer time as Administrative Agent may agree in its sole discretion)), (i) such other information as any Lender may reasonably require for regulatory purposes relating to the Portfolio Investments or the transactions contemplated hereby and so notified in writing to the Borrower and the Servicer; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent and (ii) any information and documentation requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation;

(xvi) promptly after written request therefor (but no later than (5) Business Days after receipt thereof (or such longer time as Administrative Agent may agree in its sole discretion)), such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of compliance or noncompliance with the Borrowing Base Test and the covenants set forth in Section 5.06, as applicable) as the Required Lenders (through the Administrative Agent) may reasonably request, it being understood that this clause (xvi) shall not be construed to require the Borrower to deliver a Borrowing Base Calculation Statement on any date not otherwise expressly required hereunder; and

(xvii) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Servicer obtains actual knowledge thereof (but no later than five (5) Business Days after obtaining such knowledge), notice of the occurrence of any ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event, in each case that would (or could reasonably be expected to) result in a Material Adverse Effect.

(e) Access to Records and Documents. Subject to Section 12.09, it shall permit any representatives designated by the Administrative Agent or any Lender to, upon reasonable prior notice to the Borrower by the Administrative Agent, (i) visit and inspect its properties, to examine and make extracts from its books and records, and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during reasonable business hours; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records; provided further, that so long as no Event of Default has occurred and is continuing, such visits shall be limited to two (2) occasions during any fiscal year of the Borrower (it being understood that the Borrower shall only be responsible for all costs and expenses of the Administrative Agent for one (1) such visit per fiscal year).

(f) Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (including, for clarity, audits of any Covered Account, funds transfers and custody procedures), upon reasonable prior notice to the Borrower by the Administrative Agent, all at such reasonable times during reasonable business hours; provided, that so long as no Event of Default has occurred and is continuing, such evaluations and appraisals shall be limited to two (2) occasions during any fiscal year of the Borrower. The Borrower shall pay the reasonable, documented fees and expenses of representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrower shall not be required to pay such fees and expenses for more than one (1) such evaluation or appraisal during any fiscal year of the Borrower unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base and/or the assets included in the Borrowing Base, to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation or appraisal indicating that such computation or inclusion of assets is not consistent with the terms of this Agreement, provided that if the Borrower demonstrates that such evaluation or appraisal is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.

(g) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Portfolio Investments or Cash Equivalents owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii) to fund additional extensions of credit under Delayed Drawdown Portfolio Investments and Revolving Portfolio Investments held by the Borrower, in each case in accordance with the terms of this Agreement;

(iii) to make an equity distribution to the Equityholder, so long as

(A) either (I) in the case of distributions made to the Equityholder for the purpose of repaying outstanding Indebtedness of the Equityholder, the Borrowing Base at such time is at least 120% of the sum of (a) Advances Outstanding plus (b) the Aggregate Unfunded Exposure Amount plus (c) all other Obligations due and owing at such time, or (II) otherwise, the Distribution Test is satisfied as of such distribution;

(B) the aggregate amount of such distributions made under this clause (iii) does not exceed (I) in the case of distributions made to the Equityholder for the purpose of repaying outstanding Indebtedness of the Equityholder, $100,000,000; provided that the Borrower shall make no more than one distribution pursuant to this sub-clause (iii)(B)(I) during the term of this Agreement; or (II) otherwise, (x) the aggregate amount of net investment income (as defined under GAAP) and net realized capitalizations received by the Borrower from the Closing Date to the date of such distribution, less (y) the aggregate amount of all tax-related distributions paid pursuant to or in reliance upon this clause (iii);

(C) each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of the date of such distribution (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); provided that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect;

(D) no Default or Event of Default shall have occurred and be continuing at the time of the making of such distribution or shall result upon the making of such distribution;

(E) immediately after the making of such distribution and any substantially concurrent transactions made in connection therewith (including the purchase of Portfolio Investments), the Borrowing Base Test is satisfied; and

(F) after giving effect to the making of such distribution and any substantially concurrent transactions (including the purchase of Portfolio Investments), the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 5.06; and

(iv) to pay fees and expenses of the Servicer or otherwise in connection with this Agreement and the other Facility Documents in accordance with the terms thereof, in each case in accordance with Section 9.01.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, a Person that the Borrower knows to be an “affiliate” (as defined in Regulation W) of a Lender.

(h) Collections. Any and all Collections received by it or its Affiliates with respect to the Collateral shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties.

(i) No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Portfolio Investments, Cash Equivalents and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(j) Tax Matters.

(i) The Borrower shall (and each Lender hereby agrees to) treat the Advances and any Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required by law or pursuant to a closing agreement with the IRS or a non-appealable judgment of a court of competent jurisdiction.

(ii) The Borrower shall pay and discharge when due U.S. federal and state income taxes and all other material Taxes imposed on it or on its income or profits, except for any tax that is not yet due or the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(iii) The Borrower shall remain a disregarded entity of a U.S. Person for U.S. federal income tax purposes and shall not make an election or take any other action that would cause itself to be treated as an entity other than a disregarded entity of a U.S. Person for U.S. federal income tax purposes.

Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law.

(k) Collections. The Borrower (or the Servicer on its behalf) shall direct any agent or administrative agent for any Portfolio Investment, to remit all payments and collections with respect to such Portfolio Investment and, if applicable, to direct the Obligor with respect to such Portfolio Investment to remit all such payments and collections with respect to such Portfolio Investment directly to the applicable Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the applicable Collection Account by the close of business within two (2) Business Days following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates and shall hold all Collections in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until so deposited into the applicable Collection Account.

(l) Priority of Payments. The Borrower shall instruct in writing (or cause the Servicer to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement (for the avoidance of doubt, delivery of a Monthly Report that sets forth the application of Collections pursuant to the Priority of Payments shall constitute such instruction).

(m) Acquisition of Portfolio Investments from the Equityholder. Any acquisition of Portfolio Investments by the Borrower from the Equityholder or any of its or their Affiliates shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein and in Section 10.02 of this Agreement.

(n) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. The Borrower and each Person directly or indirectly controlled by the Borrower shall comply with all applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws and shall maintain policies and procedures (or be subject to policies and procedures maintained by its Affiliates or advisors) reasonably designed to ensure compliance therewith. The Borrower shall ensure that it does not use any of the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws. Neither the Borrower nor any Person directly or indirectly controlling the Borrower shall become a Sanctioned Person.

(o) Delivery of Loan Files. The Borrower shall comply, or cause the Servicer on behalf of the Borrower to comply, with its obligations under Section 13.03.

Section 5.02 Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c) Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent, it shall not (i) amend or modify its Constituent Documents, (ii) take any action inconsistent with its Constituent Documents and (iii) amend, modify or waive any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e) Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives not less than ten (10) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except as permitted or required under the Facility Documents, (i) unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision), and (ii) except, for the avoidance of doubt, the execution, delivery and performance of the Facility Documents by the Borrower and its Affiliates. For the avoidance of doubt, (i) nothing in this clause (g) shall prohibit the Borrower from transferring or distributing the Portfolio Investments to the Equityholder or an Affiliate in accordance with Article X and (ii) the Borrower may make dividends or distributions to the Equityholder from amounts released to such Borrower as permitted hereunder.

(h) Reserved.

(i) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(j) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) the Obligations or as expressly permitted by this Agreement and the other Facility Documents, (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents, (iii) any commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Portfolio Investments, Delayed Drawdown Portfolio Investments or the unfunded portion of any existing investment, (iv) obligations under its Constituent Documents, or (v) the issuance of additional Capital Stock to the Equityholder. The Borrower shall not acquire any Portfolio Investment other than as expressly permitted hereunder.

(k) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first-priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l) Subsidiaries. It shall not have or permit the formation of any Subsidiaries without the prior written consent of the Administrative Agent.

(m) Name. It shall not conduct business under any name other than its own.

(n) Employees. It shall not have any employees (other than any Responsible Officers and other officers and directors to the extent they are employees).

(o) ERISA. Except as would not constitute a Material Adverse Effect, neither it nor any member of its ERISA Affiliates shall have any liability under any Plan or Multiemployer Plan.

(p) Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Portfolio Investment which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Portfolio Investments and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(q) Restricted Actions. The Borrower shall not (i) materially engage in any business other than in accordance with the Facility Documents or (ii) be party to any derivative transaction or similar transaction.

(r) Restricted Payments. The Borrower shall not make any Restricted Payment other than with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or Section 5.01(g) (in the case of an Advance).

(s) Amendments to Portfolio Investments. The Borrower (and the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Related Document; provided that the prior written consent of the Administrative Agent shall be required if a Borrowing Base Deficiency or an Event of Default has occurred and is continuing or a Borrowing Base Deficiency or Event of Default or Default would result from such amendment, waiver or supplement.

(t) Obligor Payment Instructions. The Borrower shall not make any change, or permit the Servicer to make any change, in its instructions to Obligors, agent banks or administrative agents on the Portfolio Investments regarding payments to be made with respect to the Portfolio Investments to the applicable Collection Account, unless the Administrative Agent has consented to such change. The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Portfolio Investment and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Servicer, as applicable, has actual knowledge of such misdirected or errant payments.

(u) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall not (nor shall it permit any other Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower to) take any act that would cause Borrower to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. The Borrower and its Subsidiaries shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(v) Outbound Investments. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.03 Affirmative Covenants of the Equityholder and the Servicer

Each of the Equityholder and the Servicer covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all respects with all Applicable Laws relative to the conduct of its business or to its assets except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except in the case of this clause (iii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents in all material respects and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except in the case of this clause (v) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Information and Reports.

(i) [reserved].

(ii) The Servicer shall provide to the Collateral Administrator any information that the Servicer is expressly required to provide to the Collateral Administrator under this Agreement and, to the extent reasonably available to the Servicer, any other information that the Collateral Administrator may reasonably require in order to perform its obligations under this Agreement or any Facility Document.

(iii) The Servicer shall comply (or cause the Borrower to comply) with its obligations under Section 13.03.

(c) Notice of Default. Within two (2) Business Days after a Responsible Officer of the Servicer or the Equityholder obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, the Servicer shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto; provided that the Servicer shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(vii).

(d) Access to Records and Documents. Subject to Section 12.09, it shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals its books and records relating to the Borrower, the Collateral or the Facility Documents, provided that so long as no Event of Default has occurred and is continuing, such visits and inspections shall occur no more frequently that two (2) times per fiscal year and the Borrower shall be responsible for all costs and expenses for only one (1) such visit per fiscal year by the Administrative Agent or its designees. Such visits and inspections shall only occur concurrently with visits and inspections permitted under Section 5.01(e).

(e) [Reserved].

(f) Collections. The Servicer shall direct any agent or administrative agent in respect of any Portfolio Investment to remit all payments and collections with respect to such Portfolio Investment and, if applicable, to direct the Obligor with respect to such Portfolio Investment to remit all such payments and collections with respect to such Portfolio Investment directly to the applicable Collection Account. The Servicer shall promptly identify in accordance with the Servicing Standard any collections received as being on account of Interest Proceeds or Principal Proceeds and shall transfer, or cause to be transferred, all Collections received to the applicable Collection Account within two (2) Business Days after such Collections are received and so identified. Each of the Equityholder and the Servicer shall hold all Collections in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until so deposited into the applicable Collection Account.

(g) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures, or be subject to policies and procedures maintained by its Affiliates or advisors, reasonably designed to ensure compliance therewith. It shall ensure that it does not cause the Borrower to use the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.04 Negative Covenant of the Equityholder and the Servicer.

(a) The Equityholder and the Servicer each covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

(b) Other than with respect to Permitted Policy Amendments, the Equityholder shall not amend, supplement, waive or otherwise modify in any respect the Investment Policies to the extent such modifications would be materially adverse to any Agent or the Lenders, provided that any change to the Investment Policies directly, intended to effect a seasoning arrangement that is otherwise permitted hereunder shall not be deemed materially adverse to any Agent or any of the Lenders.

(c) Outbound Investments. The Equityholder and the Servicer will not, and will not permit any of its subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Equityholder or the Servicer were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.05 Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower the Servicer and the Equityholder contained in this Agreement:

(a) The Borrower shall maintain its bank accounts, books, accounting and other records separate from those of any other Person, except that the accounts of the Borrower may be included in the consolidated financial statements of the Equityholder as required by GAAP or Applicable Law and for U.S. tax purposes to the extent the Borrower is treated as a disregarded entity for U.S. tax purposes.

(b) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents or for tax purposes.

(c) The Borrower shall pay its own debts, liabilities and expenses only out of its own assets as the same shall become due; provided that the Borrower may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Borrower and such other Person.

(d) The Borrower has observed, and shall observe, in all material respects all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence.

(e) The Borrower shall have at least one (1) Independent Manager at all times.

(f) The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except, in each case, as permitted by or pursuant to the Facility Documents.

(g) The Borrower shall, at all times, hold itself out to the public as a legal and economic entity separate from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity; provided that the assets, liabilities and operating results of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder as required by GAAP or Applicable Law.

(h) The Borrower shall not seek its dissolution or winding up in whole or in part or divide or permit any division of the Borrower.

(i) Any transaction between the Borrower and its Affiliates shall be on arm’s-length terms except, for the avoidance of doubt, the execution, delivery and performance of the Facility Documents by the Borrower and its Affiliates and if such transaction involves the Borrower’s acquisition of additional Portfolio Investments, such transaction must be on terms and conditions that effect a true sale or contribution of such Portfolio Investments.

(j) Except as provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(k) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Equityholder, its Affiliates or any other Person.

(l) The Borrower shall not make loans or advances to any Person, except for the Portfolio Investments and as permitted by or pursuant to the Facility Documents.

(m) The Borrower shall make no transfer of its Portfolio Investments, except as permitted by or pursuant to the Facility Documents.

(n) The Borrower shall file its own U.S. federal and state income Tax returns, if any, and other material tax returns, if any, as may be required under Applicable Law and pay any U.S. federal and state income Taxes and other material Taxes so required that are due to be paid by it under Applicable Law (other than Taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

(o) The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(p) The Borrower shall maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make capital contributions to the Borrower.

(q) The Borrower shall at all times be organized as a special purpose entity and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(r) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “true sale” and “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct, but solely to the extent that said opinion letters expressly require such assumptions to remain true and correct at all times in order for such letters’ underlying opinions to be valid.

Section 5.06 Certain Financial Covenants of the Borrower and the Equityholder.

(a) Borrower Minimum Shareholders’ Equity. The Borrower will not permit its Shareholders’ Equity, as of the end of each fiscal quarter, to be less than the greater of (1) $100,000,000 and (2) the sum of the Values of the four (4) largest Obligors of Eligible Portfolio Investments included in the Borrowing Base.

(b) Equityholder Minimum Shareholders’ Equity. The Equityholder will not permit its Shareholders’ Equity, as of the end of each fiscal quarter, to be less than the sum of (1) $435,000,000 and (2) 50% of the aggregate net proceeds of all sales of Equity Securities by the Equityholder after the Closing Date (other than proceeds of sales of Equity Securities by and among the Borrower and its Subsidiaries).

(c) Borrower Consolidated Interest Coverage Ratio. Beginning the fiscal quarter ending December 31, 2025, the Borrower will not permit the Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 1.50 to 1.00.

(d) Equityholder Minimum Liquidity. The Equityholder will not permit its Unencumbered Liquidity, as of the last day of any fiscal quarter of the Equityholder, to be less than the greater of (1) $10,000,000, and (2) 3% of all indebtedness for borrowed money of the Equityholder as of such day.

(e) Asset Coverage Ratio. The Equityholder will not permit the Asset Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 1.50 to 1.00.

Section 5.07 Certain Covenants and Undertakings relating to the EU Securitization Regulation.

(a) EU Securitization Regulation and Reporting. The Borrower is hereby appointed as the designated reporting entity for the purposes of, the Transparency Obligations. It is acknowledged by the parties hereto, and the Borrower and the Reporting Agent agree that, the Borrower appoints the Reporting Agent as its agent to carry out the Transparency Obligations and the Borrower agrees to provide to the Reporting Agent all information required by the Reporting Agent in order to enable it to comply with the Transparency Obligations (at the Reporting Agent’s own cost and expense); provided that any such information is in the Borrower’s possession or, if not in the Borrower’s possession, can be obtained by the Borrower using reasonable efforts. It is acknowledged that the Reporting Agent has no regulatory obligations in relation to the Transparency Obligations. It is further acknowledged that the information to be provided by the Borrower (or the Servicer on its behalf) to the Administrative Agent under this Agreement (including, but not limited to, the information and financial statements to be provided pursuant to Section 5.01(d) above) is sufficient to enable the Reporting Agent to comply with the Transparency Obligations as they apply as at the Closing Date. Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to monitor or determine compliance by any Person with the Transparency Obligations or the EU Securitization Regulations.

(b) EU Securitization Regulation covenants of the Equityholder. The Equityholder (in this capacity, the “Retention Holder”) hereby covenants for the benefit of ING Capital LLC and any of its Affiliates (in its or any such Affiliate’s capacity as, and for so long as it or any such Affiliate remains, a Lender), that until the satisfaction or discharge of all Obligations under any Facility Document:

(i) it will retain as “originator” (as such term is defined for purposes of the EU Securitization Regulation), on an on-going basis, a material net economic interest in the transaction constituted by the Facility Documents (the “Securitization”) of not less than 5% in the form of the first loss tranche specified in paragraph (d) of Article 6(3) of the EU Securitization Regulation (the “Minimum Required Interest”) by means of it holding, directly or indirectly, the minimum level of shareholding, other equity interests and/or subordinated debt in the Borrower required to enable the Retention Holder to retain an ongoing first loss exposure to the Borrower’s interest in the Portfolio Investments which is no less than the Minimum Required Interest (the “Risk Retention”);

(ii) it will not hedge or otherwise mitigate its credit risk, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Risk Retention or take any other action which would reduce its exposure to the economic risk of the Portfolio Investments;

(iii) it will not select assets to be securitized that are more likely to suffer losses than assets retained on its balance sheet; and

(iv) it will ensure that immediately following any purchase by the Borrower of any Portfolio Investment, Limb (a) Originated Portfolio Investments (defined below) will constitute over fifty percent (50%) of all Portfolio Investments.

(c) EU Securitization Regulation representations and warranties of the Retention Holder. The Retention Holder hereby makes the following representations and warranties for the benefit of ING Capital LLC and any of its Affiliates (in its or any such Affiliate’s capacity as, and for so long as it or any such Affiliate remains, a Lender) that:

(i) it confirms that it has taken its own financial, tax, legal, accounting and regulatory advice in respect of the Securitization (and none of Borrower, the Lenders, Administrative Agent or their respective affiliates have provided any such advice to the Retention Holder) and has made its own decision as to whether an investment or exposure to the Securitization is appropriate and proper for it based upon its own independent judgement;

(ii) in respect of the Portfolio Investments, all the credits giving rise to such exposures were granted on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and it has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness;

(iii) it is not an entity that has been established or that operates for the sole purpose of securitizing exposures;

(iv) it has a business strategy and the capacity to meet payment obligations consistent with a broader business enterprise and involving material support from capital, assets, fees or other income available to it, relying neither on the exposures being securitized by it, nor on any interests retained or proposed to be retained in accordance with the EU Securitization Regulation, in each case, as varied or substituted from time to time, as well as any corresponding income from such exposures and interests as its sole or predominant source of revenue;

(v) it has access to the required experience to enable the entity to pursue its established investment business strategy, including adequate governance arrangements;

(vi) (i) in relation to each Portfolio Investment, the Retention Holder either (A) has purchased or will purchase such Portfolio Investment for its own account prior to such Portfolio Investment being purchased by the Borrower or (B) itself or through related entities, directly or indirectly, was involved in the original agreement which created such Portfolio Investment, including arranging, negotiating and entering into such original agreements with the related borrowers (Portfolio Investments originated under (B), the “Limb (a) Originated Portfolio Investments”); and (ii) Limb (a) Originated Portfolio Investments constitute over fifty percent (50%) of all Portfolio Investments owned by the Borrower as of the first Advance; and

(vii) it has established the securitization contemplated by this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. “Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative body or Governmental Authority):

(a) a default in the payment, when due and payable, of (i) any principal of any Advance (or if such failure under this clause (i) is due to an administrative error of the Collateral Agent, the Administrative Agent, or the Custodian, one Business Day after such payment default) or (ii) any other amount payable by the Borrower, the Servicer or the Equityholder, including any Interest, Commitment Fee or other Obligations not specified in clause (c) below and, in the case of payments under clause (ii), such default has not been cured within five (5) Business Days;

(b) [reserved];

(c) the Borrower fails to repay the Obligations in full (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) on the Final Maturity Date;

(d) the Borrower or the pool of Collateral becomes required to register as an “investment company” within the meaning of the Investment Company Act, or the Equityholder ceases to be an investment company regulated as a Business Development Company;

(e) (i) a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Equityholder or the Servicer under Section 2.23(a), Section 2.23(b)(ii)(F), Section 5.01(a)(ii), 5.01(b), 5.01(d), 5.01(e), 5.01(g), 5.01(h), 5.01(k), 5.01(l), 5.02, 5.03(a)(ii), 5.03(c), 5.03(d), 5.03(f), 5.03(g), 5.04, 5.05, 5.06 or Article X; or (ii) a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Equityholder or the Servicer under Section 5.01(f) or 5.01(j) that has not been cured within five (5) Business Days after the occurrence thereof;

(f) any representation or warranty made or deemed made by or on behalf of the Borrower, the Equityholder or the Servicer in or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect), and in each case, solely to the extent such incorrect representation or warranty is capable of being cured, continues unremedied for a period of thirty (30) days after the earlier of (x) written notice to the Borrower and the Servicer by the Administrative Agent, and (y) knowledge of a Responsible Officer of the Borrower, the Equityholder or the Servicer, as applicable;

(g) except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower, the Equityholder or the Servicer under this Agreement or the other Facility Documents to which it is a party, in each case, which failure, if capable of being cured (it being understood that no negative covenant or agreement shall be deemed capable of being cured), continues unremedied for more than the lesser of (i) any applicable grace period expressly pertaining thereto and (ii) a period of thirty (30) days after the earlier of (x) written notice to the Borrower and the Servicer by the Administrative Agent, and (y) knowledge of a Responsible Officer of the Borrower, the Equityholder or the Servicer, as applicable; provided that the existence of a Borrowing Base Deficiency shall be subject to clause (p) below;

(h) the rendering of one or more final judgments, decrees or orders against the Borrower or the Equityholder by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 (in the case of the Borrower) or $5,000,000 (in the case of the Equityholder) (in each case exclusive of judgment amounts to the extent covered by applicable insurance), and the Borrower or the Equityholder, as applicable, shall not have either (x) satisfied, discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof;

(i) the Borrower shall have made payments of amounts in excess of $500,000, in settlement of any litigation, claim or dispute (exclusive of settlement amounts to the extent covered by insurance for which the applicable insurer has not denied coverage);

(j) an Insolvency Event relating to the Borrower or the Equityholder occurs;

(k) (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be a legally valid, binding and enforceable obligation against the Borrower, Servicer, or Equityholder, as applicable, (ii) the Borrower, the Equityholder, the Servicer, or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first-priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document;

(l) (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days;

(m) a Change in Control occurs;

(n) a Servicer Default occurs;

(o) (i) failure of the Borrower to maintain at least one (1) Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Manager after the earlier of an Independent Manager resigning or becoming deceased, incapacitated or disabled so long as a new Independent Manager is appointed within ten (10) days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “Cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower that does not satisfy the criteria set forth in the definition of “Independent Manager” shall be appointed without the consent of the Required Lenders or (iv) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect to the Borrower, on the one hand, and the Equityholder, on the other hand;

(p) a Borrowing Base Deficiency shall occur and be continuing for three (3) Business Days (subject to Section 2.05(c)); or

(q) The Equityholder, Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness for borrowed money in an aggregate principal amount in excess of $500,000 (in the case of the Borrower or its Subsidiaries) or $5,000,000 (in the case of the Equityholder), individually or in the aggregate, when and as the same shall become due and payable, taking into account any applicable grace period, or the occurrence of any event or condition that has resulted in the acceleration of such amount of Indebtedness.

Section 6.02 Remedies

(a) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, (2) declare the Final Maturity Date to have occurred, and (3) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in Section 6.01(j) with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action or notice by any party.

(b) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) any and all rights with respect to the Collateral, including: (u) the exercise of the Servicer’s rights and obligations under the Facility Documents (including the right to direct the Servicer to exercise such rights), including its unilateral power to (A) consent to modifications to Portfolio Investments, (B) take any discretionary action with respect to Portfolio Investments and (C) direct the sales and other dispositions of Portfolio Investments; (v) the termination of the Servicer’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Servicer’s rights and obligations under the Facility Documents to a successor Servicer; (x) requiring the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Portfolio Investment, taking any discretionary action with respect to any Portfolio Investment or causing the Borrower to sell or otherwise dispose of any Portfolio Investment; (y) requiring the Servicer to cause the Borrower to sell or otherwise dispose of any Portfolio Investment as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Portfolio Investment, to require the Servicer to take such discretionary action with respect to such Portfolio Investment as directed by the Administrative Agent.

(c) Without limiting any of its other rights or remedies with respect to the Collateral set forth herein, Administrative Agent agrees that (i) it shall not deliver (and shall not direct the Collateral Agent to deliver) a Notice of Exclusive Control or Transfer Order (each as defined in the Account Control Agreement) except after the occurrence and during the continuation of an Event of Default and (ii) it shall withdraw or rescind (or direct the Collateral Agent to withdraw or rescind) any delivered Notice of Exclusive Control within a reasonable time after an Event of Default has been waived in accordance with this Agreement.

Section 6.03 Power of Attorney

(a) The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, (v) to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent, and (vi) to exercise directly the Servicer’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Servicer has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Servicer; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Servicer Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

Section 6.04 Sales

(a) Each of the Borrower, the Equityholder and the Servicer recognizes that an Agent may be unable to effect a public sale of any or all of the Collateral and may be compelled to resort to one or more private sales thereof. Each of the Borrower, the Equityholder and the Servicer acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

(b) Each of the Borrower, the Equityholder and the Servicer further agrees that a breach of any of their covenants contained in this Section 6.04 will cause irreparable injury to the Agents, that the Agents have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.04 shall be specifically enforceable against the Borrower, the Equityholder and the Servicer, and the Borrower, the Equityholder and the Servicer hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that there has been a Payment in Full.

(c) To the extent that the Agents effect a public sale of any or all of the Collateral in accordance with the requirements of the UCC, each of the Borrower, the Equityholder and the Servicer hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of a Secured Party purchasing the Collateral at such a sale.

(d) Each of the Borrower, the Equityholder and the Servicer agrees that the Collateral Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Collateral Agent pursuant to this Agreement. Each of the Borrower, the Equityholder and the Servicer hereby agrees that the Collateral Agent (at the direction of the Administrative Agent) shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. So long as the applicable Agent effects a private sale of any or all of the Collateral in accordance with the requirements of the UCC, each of the Borrower, the Equityholder and the Servicer hereby waive any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under the Agreement. Without in any way limiting the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable and in accordance with Applicable Law, each of the Borrower, the Equityholder and the Servicer hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Equityholder and the Servicer hereby irrevocably waives any argument that any such sale conducted in accordance with the following provisions is not a commercially reasonable sale:

(i) the Collateral Agent (or any broker dealer or agent on its behalf) conducts such foreclosure sale in the State of New York;

(ii) such foreclosure sale is conducted in accordance with the Applicable Laws of the State of New York; and

(iii) not more than thirty days before, and not less than ten (10) days in advance of such foreclosure sale, the Collateral Agent notifies the Borrower and the Servicer at the address set forth herein of the time and place of such foreclosure sale.

ARTICLE VII

PLEDGE OF COLLATERAL;

RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security

(a) The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Portfolio Investments and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii) each Covered Account and all Money and all investment property (including all securities, all security entitlements to financial assets credited to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Portfolio Investments of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Portfolio Investments;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money;

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Custodian by or on behalf of the Borrower (whether or not constituting Portfolio Investments or Cash Equivalents);

(viii) all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

(c) The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any liabilities, duties or obligations under) the Sale Agreement, Related Documents for each Portfolio Investment, all other agreements, documents and instruments evidencing, securing or guarantying any Portfolio Investment and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”). The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Payment in Full of all outstanding Obligations.

(d) For the avoidance of doubt and notwithstanding any provision of the Facility Documents to the contrary, all of the Advances and other Obligations under the Facility Documents shall be secured on a fully joint and several and cross-collateralized basis by the Collateral.

Section 7.02 Release of Security Interest

If and only if all Obligations have been Paid in Full, the Administrative Agent shall provide notice of the same to the Collateral Agent, the Collateral Agent’s Lien over the Collateral on behalf of the Secured Parties shall be automatically terminated and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral; provided that the Collateral Agent shall also, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to release or terminate the Secured Parties’ security interest in the Collateral in connection with any sale of Collateral permitted under this Agreement. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies

(a) The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower promptly take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b) The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (b) of this

Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable until the Obligations are Paid in Full), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04 Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents

(a) The Borrower and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) following its acquisition of any Portfolio Investment, the Borrower shall deliver (or cause to be delivered) to the Custodian the Required Loan Documents (to the extent in the possession of the Servicer or the Borrower, or otherwise available to the Servicer on the relevant deal site) to the extent such Required Loan Documents are not already in the possession of the Custodian.

Section 7.06 Borrower Remains Liable

(a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements to which it is a party included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Applicable Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first-priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c) perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all third parties; and

(f) pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral (other than Taxes which are not yet due or are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within five (5) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Administrative Agent as its agent to, upon the occurrence and during the continuance of an Event of Default, prepare and file such instrument and take such action required pursuant to this

Section 7.07. The Borrower further authorizes, but does not obligate, the Administrative Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money

Except as otherwise expressly provided herein, the Collateral Agent may, and shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including, after the occurrence and during the continuance of an Event of Default, all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution (or its clearing institution). Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Accounts or the Collateral.

Section 8.02 Collection Account

(a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian six (6) segregated non-interest bearing trust accounts in the name of the Borrower, one of which will be designated the “USD Interest Collection Account”, one of which will be designated the “USD Principal Collection Account”, one of which will be designated the “General Collection Account” one of which will be designated the “CAD Interest Collection Account”, one of which will be designated the “CAD Principal Collection Account”, and one of which will be denominated in Canadian Dollars and designated the “CAD Collection Account” (collectively, the “Collection Accounts”), in each case which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the applicable Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Servicer. The Collateral Agent shall from time to time deposit into the applicable Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Portfolio Investments in accordance with Article X) received by the Collateral Agent and identified as such by the Servicer. All funds deposited from time to time in the Collection Accounts pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b) At any time when reinvestment is permitted pursuant to Article X, the Servicer on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the applicable Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Portfolio Investment and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Portfolio Investment) and reinvest such funds in additional Portfolio Investments in accordance with such instructions.

(c) The Servicer shall notify the Administrative Agent and the Collateral Agent if the Servicer reasonably determines in good faith that any amounts in any Collection Account have been deposited in error or do not otherwise constitute Collections (which notice shall include a certificate of a Responsible Officer of the Servicer setting forth the basis for such determination), whereupon such amounts on deposit in such account shall be withdrawn by the Collateral Agent (at the direction of the Borrower and with written confirmation from the Administrative Agent (such written confirmation not to be unreasonably withheld, conditioned or delayed) (or, upon the occurrence and during the continuance of an Event of Default, at the direction of the Administrative Agent) on the next succeeding Business Day and remitted to or at the direction of the Servicer.

Section 8.03 The Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian one (1) segregated trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Payment Account shall be in accordance with the provisions of this Agreement. All funds on deposit in the Payment Account will remain uninvested. The Collateral Agent shall transfer to the Payment Account, from the Collection Accounts for application pursuant to Section 9.01(a), on the Business Day prior to each Payment Date, the amount set forth to be so transferred in the Monthly Report for such Payment Date.

Section 8.04 Account Control Agreement

The provisions of Section 8.02 are subject to the terms of the Account Control Agreement.

Section 8.05 Funds in Covered Accounts; Reports by Collateral Agent

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times, by written instructions, direct the Collateral Agent to, and, upon receipt of such instruction, the Collateral Agent shall, invest all funds on deposit in the General Collection Account, USD Interest Collection Account and USD Principal Collection Account in Cash Equivalents having stated maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein). If no Event of Default has occurred and is continuing and the Borrower shall not have given any such investment directions the funds shall remain uninvested until the Collateral Agent shall have received written instructions from the Borrower (or the Servicer on behalf of the Borrower). After the occurrence and during the continuance of an Event of Default, funds in the General Collection Account, USD Interest Collection Account and USD Principal Collection Account shall remain uninvested until the Collateral Agent is otherwise directed by the Administrative Agent to invest in Cash Equivalents maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such other maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the applicable Collection Account. Absent its timely receipt of such instruction from the Servicer or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment. For the avoidance of doubt, the CAD Collection Account, CAD Interest Collection Account and CAD Principal Collection Account shall not be invested.

(b) The Collateral Agent agrees to give the Borrower and the Servicer prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian or any sub-custodian of the Custodian.

(c) The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Agent that the Borrower or the Servicer may from time to time reasonably request with respect to the Portfolio Investments, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.06 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Agent shall promptly forward to the Servicer copies of notices, periodic financial reports and other writings received by it from the Obligor of any Portfolio Investment or from any Clearing Agency with respect to any Portfolio Investment.

Section 8.06 Accountings

(a) Monthly. Not later than each Monthly Reporting Date (beginning with the Monthly Reporting Date in November, 2025), the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Equityholder a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Servicer in accordance with the requirements of Section 5.01(d)(xiv)) (each, a “Monthly Report”) in accordance with this Section 8.06. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of the prior calendar month. The first Monthly Report shall be delivered on November 20, 2025. The Monthly Report for a calendar month shall be in substantially the form attached hereto as Exhibit I and shall be determined as of the Monthly Report Determination Date for such calendar month.

Each Monthly Report shall constitute instructions to the Collateral Agent to withdraw funds from the Collection Accounts and pay or transfer such amounts set forth in the Monthly Report in the manner specified and in accordance with the Priority of Payments.

(b) Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

Section 8.07 Release of Collateral

(a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Servicer delivered to the Collateral Agent and the Custodian on or prior to the settlement date for any sale or substitution of any item of Collateral certifying that the sale or substitution of such Collateral is being made in accordance with Section 10.01 and such sale or substitution complies with all applicable requirements of Section 10.01, direct the Collateral Agent (or the Custodian on its behalf) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor (or Substitute Loan, as applicable) as specified by the Servicer in such certificate; provided that the Collateral Agent (or the Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless it has received notice thereof. Notwithstanding the foregoing, (x) a trade ticket or other confirmation of trade in respect of such sale of Collateral delivered by the Borrower (or the Servicer on its behalf) to the Collateral Agent and the Custodian shall constitute certification as to the matters described in this Section 8.07, and the Collateral Agent and the Custodian may conclusively rely on such certification; and (y) after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell or substitute any Portfolio Investment prior to the occurrence of such Default or an Event of Default, but such sale or substitution did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale or substitution, and the Collateral Agent shall release or cause to be released such item from the Lien of this Agreement notwithstanding the occurrence of such Default or an Event of Default, provided that such sale or substitution was not entered into in contemplation of the occurrence of such Default or Event of Default and such settlement occurs within the customary settlement period for similar trades.

(b) The Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Servicer, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(a), the Collateral Agent (and its designees) shall deposit any proceeds received by it from the disposition of a Portfolio Investment in the applicable Collection Account as instructed by the Servicer, unless simultaneously applied to the purchase of additional Portfolio Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been Paid in Full, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e) Any security, Portfolio Investment or amounts that are released pursuant to Section 8.07(a) or (b) shall be automatically released from the Lien of this Agreement.

(f) Any direction received by the Collateral Agent or the Custodian, as applicable, on or prior to 12:00 p.m. on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent or the Custodian, as applicable, after 12:00 p.m. on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

(g) For the avoidance of doubt, any funds distributed by the Borrower to the Equityholder in accordance with Section 9.01 shall be automatically released from the Lien of this Agreement.

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01 Disbursements of Funds from Collection Accounts

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date and in accordance with the timing mechanics set forth in Section 2.15, the Collateral Agent, based solely upon the Monthly Report, shall disburse amounts deposited into the Payment Account pursuant to Section 8.03 in accordance with the following priorities (the “Priority of Payments”):

(i) One Business Day before each Payment Date, so long as no Event of Default has occurred and is continuing, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the preceding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) to the payment of taxes of the Borrower, if any, and any governmental fee, including all filing, registration and annual return fees payable by them;

(B) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof;

(C) to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents;

(D) to the Servicer, to pay any accrued and unpaid expenses owing to the Servicer in the performance of its services under this Agreement and the other Facility Documents;

(E) to the Administrative Agent to be distributed pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(F) to the Administrative Agent to be distributed pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances in an aggregate amount required to cure any Borrowing Base Deficiency;

(G) to the Servicer, to pay any accrued and unpaid Servicing Fee;

(H) to the Administrative Agent and/or any other Secured Party, to pay all other Obligations then due and owing (other than Advances Outstanding); and

(I) subject to Section 9.01(a)(iii), (1) if a Default has occurred and is continuing, to remain in the applicable Interest Collection Account or (2) otherwise, to be allocated at the discretion of the Servicer (as set forth in the Monthly Report) to any one or more of the following payments: (x) to prepay the Advances, (y) during the Reinvestment Period, to the applicable Principal Collection Account as Principal Proceeds for the purchase or origination of additional Portfolio Investments and the funding of Delayed Drawdown Portfolio Investments and Revolving Portfolio Investments, or (z) to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(ii) One Business Day before each Payment Date, so long as no Event of Default has occurred and is continuing, Principal Proceeds on deposit in the Principal Collection Account (excluding any amounts necessary to fund the acquisition of any Portfolio Investment that the Borrower has committed to purchase and with respect to which the trade date has occurred) to the extent received on or before the related Determination Date will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (G) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) during the Reinvestment Period, (1) if a Default has occurred and is continuing, to remain in the applicable Principal Collection Account or (2) otherwise, to be allocated at the discretion of the Servicer (as set forth in the Monthly Report), to any one or more of the following payments: (x) to the applicable Principal Collection Account for the purchase or origination of additional Portfolio Investments and the funding of Delayed Drawdown Portfolio Investments and Revolving Portfolio Investments or (y) to the Borrower or its designee, which amounts may be distributed to the Equityholder;

(C) during the Amortization Period, 100% of the remaining Principal Proceeds to the Administrative Agent to be distributed pro rata to each Lender (based on such Lender’s Percentage), to pay principal of the Advances until the Advances are paid in full;

(D) to the payment of unpaid amounts under clause (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E) so long as no Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(iii) On each Payment Date after the occurrence and during the continuance of an Event of Default (or on any other Business Day determined by the Administrative Agent), all Collections on deposit in the Collection Accounts (excluding any amounts necessary to fund the acquisition of any Portfolio Investment that the Borrower has committed to purchase and with respect to which the trade date has occurred) shall be withdrawn and applied in the following order of priority:

(A) to the payment of taxes of the Borrower, if any, and any governmental fee, including all filing, registration and annual return fees payable by them;

(B) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof;

(C) to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents;

(D) to the Administrative Agent to be distributed pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(E) to the Administrative Agent to be distributed pro rata to each Lender (based on such Lender’s Percentage) to pay all Advances Outstanding;

(F) to the Administrative Agent and/or any other Secured Party, to pay any other Obligations then due and owing;

(G) to the Servicer, to pay any accrued and unpaid Servicing Fee; and

(H) thereafter, to the Equityholder.

(b) If on any Payment Date the amount available in the Collection Accounts is insufficient to make the full amount of the disbursements required by the Monthly Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c) Notwithstanding the foregoing or anything else herein to the contrary, so long as no Event of Default has occurred and is continuing or would result therefrom and any outstanding Administrative Expenses that are then due and owing and for which payment has been demanded in accordance with the terms hereof and the other Facility Documents have been paid in full, the Borrower shall be permitted to apply any and all funds held in any Collection Account to the repayment of the Obligations in accordance with Section 2.05(a) at any time, and may instruct the Custodian to apply such funds accordingly.

ARTICLE X

SALE OF PORTFOLIO INVESTMENTS;

PURCHASE OF ADDITIONAL PORTFOLIO INVESTMENTS

Section 10.01 Sales of Portfolio Investments

(a) Sales of Eligible Portfolio Investments. The Borrower may, but will not be required to, sell any Eligible Portfolio Investment, except as provided elsewhere in Article X, if either (x) the Administrative Agent consents to such sale in its sole and absolute discretion or (y) such sale meets each of the requirements set forth below:

(i) no Default or Event of Default is continuing or would result upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof (unless, if a Default exists at the time of sale (but no Event of Default exists), such Default will be cured upon giving effect to such sale and all other sales or purchases previously or simultaneously committed to and the application of the proceeds thereof);

(ii) after giving effect to such disposition and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii) such sale is (1) made for Cash and (2) for a price that is at least equal to the Value of such Eligible Portfolio Investment as of the related trade date, unless, in the case of this clause (2), the Administrative Agent has otherwise agreed in its sole discretion; and

(iv) there is no material adverse selection of such Portfolio Investment (which condition shall be satisfied to the extent the Borrowing Base is maintained or improved after giving effect to such disposition).

Notwithstanding the foregoing, after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any Portfolio Investment prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default, provided that such sale was not entered into in contemplation of the occurrence of such Default or Event of Default and such settlement occurs within the customary settlement period for similar trades.

(b) Sales of Defaulted Obligations and Ineligible Portfolio Investments. The Borrower may, but will not be required to, sell any Defaulted Obligation or Ineligible Portfolio Investments if either (x) the Administrative Agent consents to such sale in its sole and absolute discretion or (y) such sale meets each of the requirements set forth below:

(i) no Default or Event of Default is continuing or would result upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof (unless, if a Default exists at the time of sale (but no Event of Default exists), such Default will be cured upon giving effect to such sale and all other sales or purchases previously or simultaneously committed to and the application of the proceeds thereof);

(ii) there is no material adverse selection of such Defaulted Obligation or Ineligible Portfolio Investment (which condition shall be satisfied to the extent the Borrowing Base is maintained or improved after giving effect to such disposition);

(iii) after giving effect to such disposition and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof, the Borrowing Base Test is satisfied; and

(iv) such sale is made for Cash and for a price that is at least equal to the fair market value of such Defaulted Obligation or Ineligible Portfolio Investment.

Notwithstanding the foregoing, after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any Portfolio Investment prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default, provided that such sale was not entered into in contemplation of the occurrence of such Default or Event of Default and such settlement occurs within the customary settlement period for similar trades.

(c) Sales of Equity Securities. The Borrower may sell any Equity Security at any time and shall use its commercially reasonable efforts to sell any Equity Security that constitutes Margin Stock within forty-five (45) days of receipt thereof, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security shall be sold as soon as such sale is permitted by Applicable Law or contract. The Borrower may also sell any Ineligible Portfolio Investment at any time unless an Event of Default has occurred and is continuing (but otherwise without restriction).

(d) Application of Proceeds of Sales. The Servicer on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the applicable Collection Account for disbursement in accordance with Section 9.01 or reinvestment in additional Portfolio Investments in accordance with Section 10.02.

Section 10.02 Purchase of Additional Portfolio Investments

During the Reinvestment Period, the Servicer on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.04(a) are met (or waived by the Required Lenders), use Advances and/or funds on deposit in the Principal Collection Account and the Interest Collection Account (in the case of the Interest Collection Account, to the extent used to pay for accrued interest on additional Portfolio Investments) to purchase or originate additional Portfolio Investments; provided that no Portfolio Investment may be purchased or originated unless each of the following conditions is satisfied as of the trade date of such acquired Portfolio Investment:

(i) such obligation is an Eligible Portfolio Investment;

(ii) upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof, the Borrowing Base Test is satisfied; and

(iii) no Default or Event of Default is continuing or would result upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (iii) shall not prohibit any purchase of a Portfolio Investment the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default.

Section 10.03 Limitations on Affiliate Sales and Substitutions.

(a) Except as otherwise waived by the Administrative Agent, (a) during any 12-month rolling period (or such lesser number of months as shall have elapsed since the Closing Date), the principal balance of all Equityholder Portfolio Investments (other than Warranty Portfolio Investments) which are transferred by the Borrower to the Equityholder or an Affiliate thereof in connection with a substitution or sale (other than a sale in connection with a Permitted Securitization) shall not exceed 20% of the highest Equityholder Purchased Loan Balance during such 12-month period, measured as of the date of such sale or substitution; provided that such limit shall not apply to a transfer by the Borrower to the Equityholder or an Affiliate thereof if required to avoid a material adverse tax consequence to the Borrower so long as, not less than (2) Business Days before such transfer, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower demonstrating that a material adverse tax consequence may result if such transfer were not consummated; and (b) during any 12-month rolling period (or such lesser number of months as shall have elapsed since the Closing Date), the principal balance of all Equityholder Portfolio Investments (other than Warranty Portfolio Investments) which are Defaulted Obligations and which are transferred by the Borrower to the Equityholder or an Affiliate thereof in connection with a substitution or sale (other than a sale in connection with a Permitted Securitization) shall not exceed 10% of the highest Equityholder Purchased Loan Balance during such 12-month period, measured as of the date of such sale or substitution.

(b) Notwithstanding anything to the contrary contained herein, any sale or substitution in connection with a Permitted Securitization shall not be effectuated without the prior written consent of the Administrative Agent (in its sole discretion).

Section 10.04 Conditions Applicable to All Sale and Purchase Transactions

(a) Except as provided in Section 10.06, any transaction effected under this Article X or in connection with the acquisition of additional Portfolio Investments, in each case, if effected with the Equityholder or a Person that is an Affiliate of the Equityholder (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be, in each case except as otherwise expressly permitted under the Facility Documents, (i) for fair market value, (ii) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement, and (iii) effected in accordance with all Applicable Laws, and no material adverse selection of procedures shall be employed by the Borrower (or the Servier on behalf of the Borrower) in selecting the Portfolio Investments for such transaction or acquisition (which condition shall be satisfied to the extent the Borrowing Base is maintained or improved after giving effect to such transaction or acquisition).

(b) For purposes of this Article X, the term “substantially concurrent” or similar phrase shall include, without limitation, with respect to any sale, purchase, or substitution (each, a “reference transaction”), any other sale, purchase, or substitution occurring after the reference transaction within the cure period for a Borrowing Base Deficiency as set forth in Section 2.05(c).

(c) Any Proper Instructions provided to the Collateral Agent in respect of any acquisition shall be deemed to be a certification by the Borrower that the conditions to such acquisition are satisfied.

Section 10.05 Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time, make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Borrowing Base Test, enabling the acquisition or sale of any Portfolio Investment or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of a Cash Equivalent and/or (c) by assignment and contribution of an Eligible Portfolio Investment. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Equityholder specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Equityholder.

Section 10.06 Transfer of Warranty Portfolio Investments

The Borrower may transfer any Warranty Portfolio Investment to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Portfolio Investment pursuant to, and in accordance with the terms of, Section 6.1 of the Sale Agreement.

Section 10.07 Substitution and Transfer of Loans.

(a) The Borrower may (including in connection with any retransfer of a Portfolio Investment to the Equityholder in accordance with the Sale Agreement) replace any Portfolio Investment with another Portfolio Investment (a “Substitute Loan”), at the direction of the Servicer and subject to the satisfaction of the conditions set forth in clause (b) below and in Section 10.04; provided that, at any time after the Reinvestment Period, such substitution will require the consent of the Administrative Agent in its sole discretion.

(b) No substitution of a Portfolio Investment with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution:

(i) each Substitute Loan is an Eligible Portfolio Investment on the date of substitution;

(ii) upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to and to the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii) the sum of the Values of such Substitute Loans in the aggregate shall be equal to or greater than the sum of the Values of the Portfolio Investments in the aggregate being substituted for;

(iv) no Default or Event of Default has occurred and is continuing or would result upon giving effect thereto and to all other sales, purchases, or substitutions of Portfolio Investments previously or substantially concurrently committed to, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (iv) shall not prohibit any substitution of a Portfolio Investment the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default;

(v) the Borrower (or the Servicer acting on behalf of the Borrower) shall deliver a list of all Substitute Loans, and the related Portfolio Investments being replaced, to the Administrative Agent at least two (2) Business Days prior to the effectiveness of any such substitution;

(vi) the Servicer acting on behalf of the Borrower shall notify the Administrative Agent of any amount to be deposited into any Collection Account in connection with any such substitution and shall deliver to the Document Custodian the Related Documents for any Substitute Loan in accordance with Article XIV; and

(vii) the Borrower shall deliver to the Administrative Agent on the date of such substitution a Borrowing Base Calculation Statement.

Upon confirmation of the delivery of a Substitute Loan for each applicable Portfolio Investment being substituted for (the date of such delivery, the “Retransfer Date”), each applicable Portfolio Investment being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Portfolio Investment, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Portfolio Investment being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Servicer, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Portfolio Investment pursuant to this Section 10.07.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action

(a) Each Lender (and, in the case of the Collateral Agent, the Administrative Agent) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b) Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice, unless a Responsible Officer of the Collateral Agent shall have actual knowledge of the same or unless the Collateral Agent acts in breach of its standard of care hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(c) If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(d) Instructions to Collateral Agent.

(i) The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf) the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. The Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to the terms of this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Servicer, the Required Lenders or the Administrative Agent, as applicable.

(ii) Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request written instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request written instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall have no liability, risk or cost for any action taken pursuant to and in compliance with the written instruction of the Administrative Agent.

(e) General Standards of Care for the Collateral Agent. The Collateral Agent’s services hereunder shall be conducted though its Corporate Trust Services division (including, as applicable, any agents or Affiliates utilized thereby). Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Collateral Agent shall not be deemed to have notice of any fact, claim or demand (including, without limitation, a Default or an Event of Default) with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. The Collateral Agent is not responsible for or chargeable with knowledge of any terms or conditions contained in any other agreement to which it is not a party referred to herein. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document.

(ii) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii) The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv) The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.

(v) The Collateral Agent shall have no obligation to determine the Interest Rate on any Type of Advance or whether an asset is an Eligible Portfolio Investment or otherwise satisfies any eligibility requirements hereunder. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of the applicable Benchmark or Benchmark Replacement), the Prime Rate, Federal Funds Effective Rate or other Alternate Base Rate, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment, or other modifier or any replacement or successor index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Facility Document to the extent such inability, failure or delay is a result of the unavailability of any Benchmark (or other applicable rate) and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Facility Document and reasonably required for the performance of such duties.

(vi) If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or take any action that could in its judgment cause it to incur any cost, expense or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, cost, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action or to exercise or enforce any right or remedy related to foreclosure on the Collateral available to it under this Agreement or any Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(vii) If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any discretionary action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the discretionary rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction.

(viii) Each of the protections, reliances, indemnities and immunities offered to the Custodian in Article XIII and to the Collateral Administrator in Article XV shall be afforded to the Collateral Agent.

(ix) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and the Limited Guaranty. For the avoidance of doubt, all of the Collateral Agent’s rights, protections, reliances, indemnities and immunities provided herein shall apply to the Collateral Agent for actions taken or omitted to be taken under the Account Control Agreement and the Limited Guaranty in such capacity.

Section 11.02 Delegation of Duties

(a) Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03 Agents’ Reliance, Etc.

(a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations

(whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction, electronic communication or other instrument or writing (which may be delivered by email, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent) to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent), as

applicable). No Agent shall be liable for any error of judgment made in good faith unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts or engaged in fraud or willful misconduct. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval, electronic communication or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent or engaged in willful misconduct. Notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent be liable or responsible in any way or manner for the failure to obtain or receive an Agent External Value for any asset or for the failure to send any notice required under Section 2.23(b)(ii)(B)(x).

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that such Agent takes commercially reasonable efforts (which, in the case of the Collateral Agent, are consistent with accepted practices in the banking industry) to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d) The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement. In the event the Collateral Agent is also acting in capacity of Custodian, Collateral Administrator or Securities Intermediary, the protections, immunities and indemnities afforded to the Collateral Agent pursuant to this Agreement shall also be afforded to the Custodian, Collateral Administrator and Securities Intermediary acting in such capacities; provided that, such protections, immunities and indemnities shall be in addition to (but without duplication of) any protections, immunities and indemnities provided in the Account Control Agreement, or any other Facility Documents.

(e) Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Servicer which may come into the possession of such Agent.

Section 11.04 Indemnification

Each of the Lenders (on a pro rata basis based on its percentage of the Commitments) agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against an Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by such Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to an Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; provided, further, that each Lender shall be fully liable to the Agents for gross negligence and willful misconduct. The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of such Agent hereunder.

Section 11.05 Successor Agents

(a) Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders (with, unless an Event of Default has occurred and is continuing, the consent of the Borrower) shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint, or petition a court of competent jurisdiction at the Borrower’s expense to appoint, a successor agent; provided that no such successor agent may be a Defaulting Lender without the prior written consent of the Borrower.

(b) Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(c) Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Servicer, the Equityholder, the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian), but not in its capacities as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XI and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction at the Borrower’s expense for the appointment of a successor Collateral Agent.

Section 11.06 Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder and any other Facility Document to which it is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07 Modifications to Facility Documents

Except as otherwise provided in Section 12.02(b) or 12.02(c) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Facility Documents) (but not otherwise), consent to any modification, supplement or waiver under any of the Facility Documents; provided that, without the prior consent of each Lender, no Agent shall release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Facility Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Facility Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and each Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Facility Documents) have consented.

Section 11.08 Erroneous Payments

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.08(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advances”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Erroneous Payment Impacted Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Facility Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or the Equityholder, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purposes of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Waiver; Modifications in Writing

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Servicer or the Equityholder in any case shall entitle the Borrower, the Servicer or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Equityholder, the Administrative Agent and the Required Lenders; provided that:

(i) any Fundamental Amendment shall require the written consent of each Lender directly and adversely affected thereby;

(ii) the written consent of the Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments exceed two-thirds of the aggregate amount of the Commitments (used and unused) (or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding exceed two-thirds of the aggregate principal amount of all Advances Outstanding) shall also be required for any amendment that is adverse to the Lenders affecting the provisions of this Agreement relating to the valuation procedures set forth in Section 2.23; and

(iii) no such amendment, modification, supplement or waiver shall also amend, modify or otherwise affect the rights or duties of any Agent, the Custodian or the Collateral Administrator hereunder without the prior written consent of such Agent, the Custodian or the Collateral Administrator, as the case may be.

(c) Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Facility Document , then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 12.02 Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail or postage prepaid, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address) to the address or email address, as applicable, set forth with respect to such party on Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such address or email address provided by such party in writing to the Administrative Agent), or (ii) in the case of notices to any Lender, posted to an electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective email addresses) indicated in Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such address or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing of any changes in the address, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request. Notwithstanding anything herein to the contrary, when any notice is sent or delivered to the Borrower in accordance with this Agreement, reasonable efforts shall be made to also send a copy of such notice to the Servicer.

(b) Each of the Collateral Agent, the Custodian and the Collateral Administrator (collectively, the “Bank Parties” and each, a “Bank Party”) hereby agrees to accept and act upon instructions or directions, including funds transfer instructions (“Instructions”), given pursuant to this Agreement or any of the Facility Documents and delivered using Electronic Means; provided, however, that any person providing such Instructions (including the Borrower, the Servicer or the Administrative Agent, as applicable), shall provide to each Bank Party an incumbency certificate listing Persons with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower, the Servicer or the Administrative Agent, as applicable, whenever a person is to be added or deleted from the listing. The Borrower, the Servicer and the Administrative Agent understand and agree that none of the Bank Parties can determine the identity of the actual sender of any such Instructions and that, subject to the applicable standard of care, each Bank Party may conclusively presume that directions that it believes in good faith to have been sent by an Authorized Officer listed on the incumbency certificate provided to such Bank Party have been sent by such Authorized Officer. The Borrower, the Servicer and the Administrative Agent, as applicable, shall be responsible for ensuring that only Authorized Officers transmit any such Instructions to a Bank Party and that the Borrower, the Servicer or the Administrative Agent, as applicable, and all of its Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Servicer or the Administrative Agent, as applicable. None of the Bank Parties shall be liable for any losses, costs or expenses arising directly or indirectly from such Bank Party’s reasonable, good faith reliance upon and compliance with any such Instructions prior to receiving any subsequent conflicting or inconsistent subsequent written instructions and having had a reasonable time to receive and act on such subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. The Borrower, the Servicer and the Administrative Agent each agree (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to a Bank Party, including without limitation the risk of the Bank Party acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to a Bank Party and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Servicer or the Administrative Agent, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the applicable Bank Parties immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: (1) e-mail (or .pdf files of executed documents) or other similar unsecured electronic methods; (2) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by a Bank Party or (3) another method or system specified by a Bank Party as available for use in connection with its services hereunder.

(c) By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Custodian and the Collateral Administrator to acknowledge and agree and the Collateral Agent, the Custodian and the Collateral Administrator do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by any party to this Agreement or the Facility Documents in connection with this Agreement or such other Facility Documents, by electronic signatures (whether by Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. To the extent received from a Responsible Officer, the parties hereto also hereby acknowledge and agree that the Collateral Agent, the Custodian and the Collateral Administrator shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

(d) Posting of Communications.

(i) For so long as a Debtdomain™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website (and, at the request of the Administrative Agent, one hard copy thereof to the Administrative Agent); provided that any notice required to be delivered by the Borrower pursuant to Section 5.01(d)(vi), (vii) or (xi) to the Administrative Agent must be delivered in accordance with Section 12.02(a) above; provided further that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website.

(ii) Each of the Borrower, the Equityholder and the Servicer agree that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, Debtdomain™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(iii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Borrower, the Equityholder and the Servicer acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrower, the Equityholder and the Servicer hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iv) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, PARTNERS, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, THE EQUITYHOLDER, THE SERVICER ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING

DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OF THE BORROWER, SERVICER, EQUITYHOLDER OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT FOR DIRECT DAMAGES THAT A COURT OF COMPETENT JURISDICTION DETERMINES IN A FINAL AND NON-APPEALABLE JUDGMENT THAT THE ADMINISTRATIVE AGENT ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE SELECTION OF SUCH SUB-AGENTS.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower, the Equityholder or the Servicer pursuant to any Facility Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(v) Each Lender and the Administrative Agent agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender and the Administrative Agent for purposes of the Facility Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(vi) Each of the Lenders, the Borrower, the Equityholder and the Servicer agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vii) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Facility Document in any other manner specified in such Facility Document.

Section 12.03 Taxes

(a) Any and all payments by, or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount (such amount, an “Additional Amount”) equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording or filing Taxes or any other or similar Taxes that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance, enforcement or registration of from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20) (collectively, the “Other Taxes”).

(c) The Borrower agrees to indemnify, within ten (10) days after demand therefor, each Recipient for (i) the full amount of Non-Excluded Taxes (including any Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Recipient (or required to be withheld or deducted from payments to a Recipient) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability will be delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Recipient and shall be conclusive absent manifest error.

(d) As soon as practicable after the date of any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 12.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to the Administrative Agent).

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits elected by such party in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of additional amounts pursuant to this Section 12.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Recipient, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (A), (B) and (D) of Section 12.03(f)(i)) shall not be required if, in the Recipient’s reasonable judgment, such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(i) Without limiting the generality of the foregoing.

(A) any Recipient that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agents on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) properly completed and executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agents), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code as applicable), such Recipient shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(g) Nothing in this Section 12.03 (other than with respect to tax forms required under Section 12.03(f)) shall be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (h).

(i) Each party’s obligations under this Section 12.03 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Facility Documents.

(j) For purposes of this Section, the term “Applicable Law” includes FATCA.

Section 12.04 Costs and Expenses; Indemnification

(a) The Borrower agrees to promptly pay on written demand all reasonable and documented out of pocket costs, disbursements, advances and expenses of the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the preparation, review, negotiation, reproduction, execution, delivery and performance of this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, including (but limited, in the case of legal fees and expenses, to) the reasonable and documented fees and disbursements of one (1) outside counsel (plus any necessary special, regulatory or local outside counsel in each jurisdiction where the nature of the Collateral requires such additional counsel) for the Administrative Agent, and of one (1) outside counsel (plus any necessary special, regulatory or local outside counsel in each jurisdiction where the nature of the Collateral requires such additional counsel and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons) for the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator, collectively, costs, disbursements, advances and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on written demand all reasonable and documented out-of-pocket costs, disbursements, advances and expenses of each of the Secured Parties in connection with the enforcement of this Agreement (including the enforcement of this Section 12.04), the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs, disbursements, advances and expenses incurred by any Secured Party in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of any Secured Party or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys (but limited, in the case of legal fees and disbursements, to the reasonable and documented fees and disbursements of one (1) outside counsel (plus any necessary special, regulatory or local outside counsel in each jurisdiction where the nature of the Collateral requires such additional counsel and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons) for the Administrative Agent and the Lenders, collectively, and of one (1) outside counsel (plus any necessary special, regulatory or local outside counsel in each jurisdiction where the nature of the Collateral requires such additional counsel and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons) for the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator, collectively), accountants, auditors, consultants, appraisers and other professionals engaged by any Secured Party. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable insolvency Law.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement (including the enforcement of this Section 12.04), performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby or the use of proceeds of any Advance (and regardless of whether or not any such transactions are consummated) and regardless of whether or not arising out of a suit, claim or other action brought by the Borrower, the Servicer, the Equityholder or any third party, except to the extent any such Liability is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non Tax claim.

(c) The Borrower shall not be liable to any Indemnified Party for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of the Transactions asserted by an Indemnified Party against the Borrower, the Servicer or the Equityholder; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this Section.

Section 12.05 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Facility Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when provided in Section 3.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Facility Document and any amendment, consent or waiver thereof shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative

Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.06 Assignability

(a) Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) the Administrative Agent’s consent to any such assignment shall not be required if the assignee is a Lender or any of its Affiliates with prior written notice by such assigning Lender to the Administrative Agent;

(ii) the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if (A) an Event of Default shall have occurred and be continuing, (B) the assignee is (x) a Lender or any of its Affiliates; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(iii) notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person with notice to, but without the consent of, the Administrative Agent or the Borrower if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law; and

(iv) for Assignments, including to other Lenders or their Affiliates, a transfer fee of $3,500 shall be paid to ING.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of ING Capital LLC). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.06(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement, and to the extent of the interest assigned by such assigning Lender, have the rights and obligations of a Lender under this Agreement. Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower, the Servicer, the Equityholder or any of their respective Affiliates and (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c) Any Lender may sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement and the other Facility Documents (including all or a portion of its Commitments and the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Facility Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Facility Documents, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Facility Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Facility Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 12.03 (subject to the requirements and limitations therein, including the requirements under Section 12.03(f) (it being understood that the documentation required under Section 12.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under clause (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant.

(d) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights and obligations hereunder) to any Person except to the extent necessary to establish that such rights and obligations are in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender and the owner of the amounts owing to it under the Facility Documents as reflected in the Register for all purposes of the Facility Documents. The Register shall be available for inspection by the Borrower, the Servicer, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06.

(f) Notwithstanding anything to the contrary set forth herein or in any other Facility Document and each Lender hereunder, and each Participant, must at all times be an “accredited investor” as defined in paragraphs (1), (2), (3), and (7) of Rule 501(a) under the Securities Act (an “Accredited Investor”) and a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender severally represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is an Accredited Investor and a Qualified Purchaser.

(g) Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 12.07 [Reserved].

Section 12.08 Severability of Provisions

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.09 Confidentiality

The Borrower, the Equityholder and the Servicer, shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, rating agencies, counsel, accountants, auditors, advisors, equity investors (including the Equityholder and its direct or indirect equity investors) or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Equityholder or the Servicer or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Governmental Authority to disclose such information, or (v) solely with respect to the existence of this Agreement and the identity of the parties hereto and other information necessary to effect the transfer of assets and the administration of its financing facilities (but for the avoidance of doubt, not any economic terms hereof), to current or prospective lenders to the Equityholder or its subsidiaries.

Each Secured Party agrees to keep confidential all Borrower Information (as defined below); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, accountants, attorneys and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Borrower Information and instructed to keep the Borrower Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Equityholder and any of its or their obligations, subject to any of the foregoing Persons under this clause (f) agreeing to be bound by a confidentiality agreement in form and substance substantially similar to this Section 12.09, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any insurer, (ii) any rating agency in connection with rating any Advances and (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances, (i) to the extent such Borrower Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Secured Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the Equityholder or the Servicer, (j) in connection with the Lenders’ right to grant a security interest pursuant to Section 12.06(f) to the Federal Reserve Bank or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section, to any other pledgee or assignee pursuant to Section 12.06(f) or (k) with the written consent of the Borrower and the Servicer.

For purposes of this Section, “Borrower Information” means all information received from the Borrower, the Equityholder or the Servicer relating to any such Person or any of its businesses (including any Portfolio Investments), other than any such information that is available to any Secured Party on a nonconfidential basis prior to disclosure by such Person, provided that, in the case of information received from such Person after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person (other than the Bank in each of its capacities under the Facility Documents) required to maintain the confidentiality of Borrower Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of the Borrower Information as such Person would accord to its own confidential information.

Section 12.10 Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders (or any other Secured Party, as applicable) taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11 Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, Article XI, 12.03, 12.04, 12.09, 12.12, 12.13, 12.16, 12.18, 14.06(b), and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent; provided that the agreements in Section 12.09 shall survive for a period of one year following the termination of this Agreement.

Section 12.12 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Facility Documents (unless otherwise set forth therein) shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the Servicer, Equityholder and Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Facility Document (unless otherwise set forth therein), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Servicer, Equityholder or Borrower or any of its or their properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the Servicer, Equityholder and Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 12.01 and (ii) agrees that service as provided in the manner provided for notices in Section 12.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 12.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.14 PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower, the Servicer and each other Agent and Lender that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, update and record information that identifies the Borrower, the Servicer and each other Agent and Lender, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower, the Servicer and each other Agent and Lender in accordance with the PATRIOT Act. The Borrower, the Servicer and each other Agent and Lender shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15 Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16 Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws.

Section 12.17 Waiver of Setoff

To the extent permitted by Applicable Law, the Borrower, the Servicer and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18 Acknowledgment and Consent to Bail-In of Affected Financial InstitutionsNotwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.19 Recognition of the U.S. Special Resolution Regimes.

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”) the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Lender that is party to a Supported QFC (each a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in the property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XIII

CUSTODIAN

Section 13.01 Appointment of Custodian

(a) Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of any Loan Files delivered to it for all Portfolio Investments owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof. The Custodian’s services hereunder shall be conducted through its Corporate Trust Services division (including, as applicable, any agents of Affiliates utilized thereby).

(b) Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian, all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c) Custodian. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement (which delivery may be by Electronic Means for all document other than any related original promissory notes, which shall be delivered in physical form), all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Portfolio Investments and (b) no representation as to the existence, perfection or priority of any lien on the Portfolio Investments or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments.

Section 13.02 Duties of Custodian

(a) Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as property of the Borrower and as subject to this Agreement.

(b) Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Portfolio Investments for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Portfolio Investments, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement; provided, further, that all documents comprising any Loan File shall be transmitted to the Custodian in electronic form only, except for any related original promissory note or any physical Securities, which shall be physically delivered to the Custodian, and the Custodian shall only be required to retain actual physical custody of the original promissory note or physical Securities, if any, so delivered to it.

(c) Custodian’s Acts Without Instructions. Unless and until the Custodian receives an officers’ certificate to the contrary, the Custodian shall: (1) present for payment all coupons and other income items held by it for the account of the Borrower which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Borrower; (2) collect interest and cash dividends received, with notice to the Borrower, to the account of the Borrower; (3) hold for the account of the Borrower hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder; and (4) execute as agent on behalf of the Borrower all necessary ownership certificates required by the Code or the United States Treasury Regulations or under the laws of any State now or hereafter in effect, inserting the Borrower’s name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

(d) Voting Rights. Neither Custodian nor any nominee of the Custodian shall vote any of the securities held hereunder by or for the account of the Borrower, except in accordance with the instructions contained in an officers’ certificate. The Custodian shall promptly deliver, or cause to be executed and delivered, to the Borrower all notices, proxies and proxy soliciting materials with relation to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Borrower), but without indicating the manner in which such proxies are to be voted.

(e) Transmission of Information. The Custodian shall transmit promptly to the Borrower all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian from issuers of the securities being held for the Borrower. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Borrower all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer.

Section 13.03 Delivery of Portfolio Investments to Custodian

(a) The Servicer (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email, except for the original Underlying Notes, if any) promptly to the Custodian all of the Loan Files for each Portfolio Investment owned by the Borrower at any time during the term of this Agreement at the address identified herein; provided, however, that all documents (other than the original Underlying Notes, if any) shall be transmitted in electronic format and the Custodian shall only be required to retain the original Underlying Notes, if any. The Custodian shall not be responsible for any Portfolio Investment or related Loan File until actually received by it. In connection with each delivery of a Loan File to the Custodian, the Borrower shall represent and warrant that the Loan Files delivered to the Custodian are complete and accurate in all material respects.

(b) Notwithstanding anything herein to the contrary, delivery of the Portfolio Investments which are not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of any of (i) a copy of the loan register with respect to such Portfolio Investment evidencing registration of such Portfolio Investment on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) (ii) a copy of the Underlying Loan Agreement with respect to such Portfolio Investment, which reflects the Borrower as a lender of record on the commitment schedule affixed thereto, or (iii) or a copy (which may be an email copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Portfolio Investments shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it, and the Custodian shall be deemed to have exercised reasonable care if it acts in accordance with the terms hereof.

(c) In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Portfolio Investment to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Portfolio Investment or to compel or cause delivery thereof to the Custodian.

(d) All Loan Files that are delivered to the Custodian in electronic format shall be delivered by electronic mail and maintained in accordance with the terms hereof. The Custodian shall only be obligated to act with respect of the Loan Files in accordance with the terms set forth herein. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Loan Files or the instruments therein; and provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein

Section 13.04 Release of Documents/Control By Agents

(a) The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of a Request for Release and Receipt (substantially in the form of Exhibit H and specifying, among other things, the Portfolio Investments and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b) Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default that is continuing and indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon any Request for Release and Receipt, Proper Instructions or other instructions from the Borrower (or the Servicer on its behalf) hereunder with respect to the Portfolio Investments or the Loan Files. From and after its receipt of a Block Notice until such Block Notice has been lifted, the Custodian shall only comply with Requests for Release and Receipt and Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or Administrative Agent.

Section 13.05 Records

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Portfolio Investments or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement, which, for so long as the Custodian is the same entity as the Collateral Administrator, is satisfied by the creation and maintenance of the Collateral Database. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06 Reporting

(a) If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent. With respect to each Portfolio Investment, the Custodian shall deliver to the Administrative Agent within ten (10) Business Days of the end of each month, notice of any Required Loan Documents listed on the related Document Checklist that have not been furnished to the Approved Electronic Platform.

(b) The Custodian shall have no duty or obligation to undertake any market valuation of the Portfolio Investments under any circumstance.

Section 13.07 Certain General Terms

(a) No Duty to Examine Related Documents. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Portfolio Investment to determine the validity, sufficiency, marketability or enforceability of any Portfolio Investment (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b) Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Servicer, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c) Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d) Proper Instructions.

(i) Each of the Administrative Agent, the Servicer and the Borrower will give a notice to the Custodian, in a form reasonably acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 6 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Servicer, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Servicer as applicable, to the Custodian).

(ii) The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e) Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Servicer or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i) the authority of any Person to act in accordance with such certificate; or

(ii) any determination or of any action by such Person as described in such certificate;

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Servicer or Administrative Agent, as applicable.

(f) Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g) In the event that (i) the Borrower, the Administrative Agent, the Servicer, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by Applicable Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, non-appealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08 Compensation and Reimbursement of Custodian

(a) Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b) [Reserved].

(c) Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09 Responsibility of Custodian

(a) General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Portfolio Investments, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b) Instructions.

(i) The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the

Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian shall have no liability for any action (or forbearance from action) taken pursuant to this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Servicer, the Administrative Agent or the Collateral Agent, as applicable, except in the case of the Custodian’s own gross negligence, fraud or willful misconduct.

(ii) Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c) General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person. The Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

(ii) Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. Subject to the foregoing, the Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii) In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv) The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v) The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Custodian or unless (and then only to the extent) received in writing by a Responsible Officer of the Custodian and specifically referencing this Agreement.

(vi) No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii) The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii) The Custodian may act or exercise its duties or powers hereunder through Affiliates, agents or attorneys, and the Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such non-Affiliated agent or attorney selected by it with reasonable care.

(ix) The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Custodian takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x) All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement and the resignation or removal of the Custodian.

(xi) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI or the Collateral Administrator in Article XV shall be afforded to the Custodian.

(xii) The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d) Collateral Agent’s Lien.

Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Portfolio Investments are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Portfolio Investments in accordance with this Agreement.

(e) Indemnification.

Without limiting the Borrowers’ indemnification obligations hereunder, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall severally indemnify and hold harmless the Custodian and its directors, officers, employees and agents from and against any and all Liabilities incurred as a result of the Custodian’s compliance with the Block Notice or the Collateral Agent’s (acting at the direction of the Administrative Agent or the Required Lenders) or the Administrative Agent’s (acting at the direction of the Required Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Custodian’s willful misconduct, gross negligence fraud) solely to the extent that such Liabilities shall not have been reimbursed by the Borrowers.

Section 13.10 Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b) The Custodian may, at any time, resign under this Agreement by giving not less than sixty (60) days’ advance written notice thereof to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent.

(c) The Custodian may be removed (i) at any time by the Borrower upon sixty (60) days’ notice (with the prior written consent of the Servicer and the Administrative Agent, in its sole discretion) or (ii) at any time by the Administrative Agent if (A) an Event of Default shall have occurred and be continuing or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Borrower or the Administrative Agent, as applicable, to the Custodian, the Borrower, the Lenders and the Servicer.

(d) If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within sixty (60) days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, if no Event of Default or Servicer Default has occurred and is continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by (or removal of) the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning or removed Custodian and the Administrative Agent within sixty (60) days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Custodian or the resigning or removed Custodian may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Custodian.

(e) Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f) In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any confidential information as of the date of such resignation or removal.

Section 13.11 Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12 Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder and any other Facility Document to which the Custodian is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV

SERVICING

Section 14.01 Designation of the Servicer

(a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Servicer in accordance with the Facility Documents. Fidus Investment Corporation is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Servicer pursuant to the terms hereof.

(b) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02 Duties of the Servicer

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following (it being understood that the following shall not be construed to expand the scope of any express covenant of the Servicer set forth in the Facility Documents, and shall be subject to all exceptions and qualifications set forth in such express covenants):

(i) directing the acquisition, sale, or substitution of Collateral in accordance with Article X;

(ii) supervising the Collateral, including (A) communicating with Obligors or, if applicable, the administrative agents on the Portfolio Investments; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral; provided that the Servicer shall not consent to any amendment or other modification of any Portfolio Investment or any Related Document for any Portfolio Investment that would violate the provisions of Section 5.02(s); and (C) otherwise managing the Collateral on behalf of the Borrower;

(iii) preparing and submitting claims to Obligors, or if applicable, the administrative agents on the Portfolio Investments, on each Portfolio Investment;

(iv) maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v) promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Portfolio Investment (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect:

(vii) using commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii) instructing the Obligors or, if applicable, the administrative agents on the Portfolio Investments to make payments directly into the applicable Collection Account;

(ix) [reserved];

(x) complying with such other duties and responsibilities as required of the Servicer by this Agreement; and

(xi) providing to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator and the Collateral Agent the reports required to be delivered by the Servicer under this Agreement.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Portfolio Investments and the underlying assets securing such Portfolio Investments under the Related Documents as have been transferred to the Borrower with respect to the related Portfolio Investment, and therefore, for all purposes under this Agreement, the Servicer shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so

(b) The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 14.03 Authorization of the Servicer

The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Servicer could have done if it owned such Collateral. In furtherance of the foregoing, the Borrower hereby irrevocably appoints the Servicer as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Servicer reasonably deems appropriate or necessary in connection with the performance of its duties provided for herein. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and during the continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Servicer shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04 Separateness Provisions of the Borrower

The Servicer shall not in any way interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement.

Section 14.05 Additional Servicer Provisions

(a) Purchase and Sale Transactions; Brokerage.

(i) The Servicer will seek to obtain the best execution (but shall have no obligation to obtain the lowest price available) for all orders placed with respect to any action taken by the Servicer on behalf of the Borrower with respect to any Portfolio Investments or Cash Equivalents (for the purpose of this Section 14.05 such action being hereinafter referred to as, the “Transaction”), in a manner permitted by law and in a manner it believes to be in the best interests of the Borrower. Subject to the preceding sentence, the Servicer may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Borrower and may open cash trading accounts with such brokers and dealers (provided that (i) no Eligible Portfolio Investments or Cash Equivalents may be credited to, held in or subject to the lien of any such broker or dealer with respect to any such account and (ii) to the extent any Cash of the Borrower is held in any such account, the Servicer shall cause the Administrative Agent to have Control (within the meaning of the UCC) over each such account). In addition, subject to the first sentence of this paragraph, the Servicer may, in the allocation of business, take into consideration research and other brokerage services furnished to the Servicer or its Affiliates by brokers and dealers which are not Affiliates of the Servicer; provided that the Servicer in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Servicer in connection with its other activities or operations. The Servicer may aggregate sales and purchase orders of securities placed with respect to Eligible Portfolio Investments or Cash Equivalents with similar orders being made simultaneously for other accounts managed by the Servicer or with accounts of the

Affiliates of the Servicer, if in the Servicer’s reasonable judgment such aggregation shall result in an overall economic benefit to the Borrower, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such securities on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When a Transaction occurs as part of any aggregate sales or purchase orders, the objective of the Servicer will be to use reasonable efforts to allocate the executions among the accounts in an equitable manner the Servicer believes, in its reasonable business judgment, to be appropriate and in accordance with the Servicing Standard and its internal policies and procedures (as such may be amended from time to time, the “Internal Policies”) and Applicable Law.

(ii) The Borrower acknowledges and agrees that (i) the determination by the Servicer of any benefit to the Borrower will be subjective and will represent the Servicer’s evaluation at the time that the Borrower will be benefited by relatively better purchase or sales prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Servicer shall be fully protected with respect to any such determination. The Borrower acknowledges and agrees that Affiliates of the Servicer hold or beneficially own, as of the Closing Date, all of the equity interests in the Borrower (directly or indirectly), and that such investment may give rise to conflicts of interest between the Servicer’s duties to the Borrower under this Agreement and such Affiliate’s interests.

(iii) The Borrower acknowledges and agrees that the Servicer or any of its Affiliates may acquire or sell securities, for its own account or for the accounts of its customers, without either requiring or precluding the acquisition or sale of such securities for the account of the Borrower. Such investments may be the same or different from those made on behalf of the Borrower. In the event that, in light of market conditions and investment objectives, the Servicer determines that it would be advisable to acquire the same Eligible Portfolio Investment both for the Borrower and either the proprietary account of the Servicer or any Affiliate of the Servicer or another client of the Servicer, the Servicer will use reasonable efforts to allocate the executions among the accounts in an equitable manner the Servicer believes, in its reasonable business judgment, to be appropriate and in accordance with its internal policies, the Servicing Standard and Applicable Law. The Borrower acknowledges that the Servicer and its Affiliates may enter into, for their own accounts or for the accounts of others, credit default swaps relating to Obligors with respect to the Eligible Portfolio Investments.

(b) Additional Activities of the Servicer. To the extent consistent with the terms hereof, the Servicer and its Affiliates may engage in other businesses and/or render services of any kind to the Borrower, the Equityholder, the Administrative Agent, the Custodian, any Lender or their respective Affiliates or any other Person or entity regardless of whether such business is in competition with the Borrower or otherwise. Without prejudice to the generality of the foregoing, partners, members, shareholders, directors, managers, officers, employees and agents of the Servicer, Affiliates of the Servicer, and the Servicer may:

(i) serve as managers or directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories for the Borrower or any Affiliate thereof, or for any Obligor in respect of any of the Eligible Portfolio Investments, Equity Securities or Cash Equivalents or any Affiliate thereof, to the extent permitted by their respective organizational documents and any applicable Underlying Instruments, in each case, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any Obligor in respect of any of the Eligible Portfolio Investments, Cash Equivalents or Equity Securities or any other asset pursuant to their respective organizational documents;

(ii) receive fees for services of whatever nature rendered to the Obligor in respect of any of the Eligible Portfolio Investments, Cash Equivalents, Equity Securities or any other assets or any Affiliate thereof;

(iii) be retained to provide services unrelated to this Agreement to Affiliates of the Borrower and be paid therefor, on an arm’s-length basis;

(iv) be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Borrower (to the extent consistent with the terms hereof) or any Affiliate thereof or any Obligor of any Eligible Portfolio Investments, Cash Equivalents, Equity Security or any other asset or any Affiliate thereof;

(v) (x) sell any Eligible Portfolio Investments to the Equityholder that is further assigned to the Borrower, (y) sell any other assets to the Equityholder or (z) sell any Cash Equivalents to, or purchase or acquire any Eligible Portfolio Investments or Equity Security from, the Borrower, in each case, whether acting in the capacity of principal or agent;

(vi) underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Eligible Portfolio Investments, Equity Security, Cash Equivalents or any other assets held by the Borrower or any subsidiary;

(vii) serve as a member of any “creditors’ board”, “creditors’ committee” or similar creditor group with respect to any Eligible Portfolio Investments, Defaulted Obligations, Cash Equivalents, Equity Security or asset held by the Borrower or any subsidiary or any other asset; or

(viii) act as servicer, collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser in collateralized bond obligation vehicles, collateralized loan obligation vehicles and other similar investment vehicles.

As a result, such individuals may possess information relating to Obligors that is (a) not known to or (b) known but restricted as to its use by the individuals at the Servicer responsible for monitoring the Eligible Portfolio Investments and performing the other obligations of the Servicer under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Borrower and otherwise create conflicts of interest for the Borrower. The Borrower acknowledges and agrees that, in all such instances, the Servicer and its Affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Borrower’s investments and they have no duty, in making or managing such investments for persons other than the Borrower, to act in a way that is favorable to the Borrower.

It is understood that the Servicer and any of its Affiliates may engage in any other business and furnish collateral servicing, investment management and advisory services to others, including Persons which may have servicing or investment policies similar to those followed by the Servicer with respect to the Eligible Portfolio Investments or Cash Equivalents and which may own securities or obligations of the same class, or which are of the same type, as the Eligible Portfolio Investments or the Cash Equivalents or other securities or obligations of the Obligors of the Eligible Portfolio Investments or the Cash Equivalents. The Servicer will be free, in its sole discretion, to provide services, make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Eligible Portfolio Investments and the Cash Equivalents.

The Borrower acknowledges that the Servicer and its Affiliates may make and/or hold investments in an Obligor’s obligations or securities that may be pari passu, senior or junior in ranking to an investment in such Obligor’s obligations or securities made and/or held by the Borrower, or otherwise have interests different from or adverse to those of the Borrower.

(c) No Joint Venture. The Borrower and the Servicer are not partners or joint venturers with each other pursuant to this Agreement and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them based upon this Agreement. The Servicer shall be deemed, for all purposes herein, an independent contractor and shall, except as otherwise expressly provided herein, in the organizational documents of the Borrower or authorized by such from time to time, have no authority to act for or represent the Borrower in any way or otherwise be deemed an agent of the Borrower. It is acknowledged that the Borrower has consulted its own legal, accounting regulatory and tax advisors to the extent it has deemed appropriate in connection with the transactions contemplated hereby.

Section 14.06 Expenses; Indemnification

(a) The costs and expenses (including the fees and disbursements of counsel and accountants) of the Servicer and of the Borrower incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Borrower. The Borrower will reimburse the Servicer (including any Successor Servicer) for expenses including fees and out-of-pocket expenses reasonably incurred by the Servicer in connection with the services provided under this Agreement with respect to (1) legal advisers, consultants, rating agencies, accountants, brokers and other professionals retained by the Borrower or the Servicer (on behalf of the Borrower), (2) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services directly related to the management of the Eligible Portfolio Investments or the Cash Equivalents, (3) all taxes, regulatory and governmental charges (not based on the income of the Servicer), insurance premiums or expenses, (4) any and all costs and expenses incurred in connection with the acquisition, disposition of investments on behalf of the Borrower (whether or not actually consummated) and management thereof, including attorneys’ fees and disbursements,

(5) any extraordinary costs and expenses incurred by the Servicer in the performance of its obligations under this Agreement and (6) as otherwise agreed upon by the Borrower, the Administrative Agent and the Servicer. In addition, the Borrower will pay or reimburse the costs and expenses (including fees and disbursements of counsel and accountants) of the Servicer and the Borrower incurred in connection with or incidental to the entering into of this Agreement or any amendment hereof. The fees and expenses payable to the Servicer on any Payment Date are payable only to the extent there are amount available therefor pursuant to the priority of payments set forth in Section 9.01.

(b) The Servicer agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any (i) acts or omissions of the Servicer constituting bad faith, gross negligence or willful misconduct on the part of the Servicer in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), (ii) breach of any representation or warranty under this Agreement, any other Facility Document or any Related Document by the Servicer or (iii) failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Facility Document or any Related Document; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Servicer, any of the Servicer’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The parties agree that the provisions of this clause (b) shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to any Portfolio Investment, and for the avoidance of doubt, the Servicer shall have no liability to indemnify hereunder to the extent such indemnification constitutes recourse for uncollectible or uncollected Portfolio Investments. The Servicer shall not, without the prior written consent of the applicable Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.07 The Servicer Not to Resign; Assignment

(a) The Servicer shall not resign from the obligations and duties hereby imposed on it without the prior written consent of the Administrative Agent; provided that the Servicer may resign without any such consent if the Servicer determines that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.

(b) The Servicer may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.

Section 14.08 Appointment of Successor Servicer

(a) Upon (x) the occurrence and during the continuance of a Servicer Default, notwithstanding anything herein to the contrary, the Administrative Agent, with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, may terminate all of the rights and obligations of the Servicer as “Servicer” under this Agreement and appoint a successor Servicer (the “Successor Servicer”) and (y) the resignation of the Servicer, the Administrative Agent, with the consent of the Required Lenders and (unless a Servicer Default or Event of Default has occurred and is continuing) the Borrower and, in either case, upon notice to the Collateral Agent and the Lenders, may appoint a Successor Servicer, which, in each case and for the avoidance of doubt may be the Administrative Agent or any Lender, and, in each case, such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a Successor Servicer is appointed as set forth above, the Servicer shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer; provided that the Successor Servicer shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.

(c) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Portfolio Investments (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV

THE COLLATERAL ADMINISTRATOR

Section 15.01 Designation of Collateral Administrator

(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, the Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party. The Collateral Administrator’s services hereunder shall be conducted through its Corporate Trust Office (including, as applicable, any agents or Affiliates utilized thereby).

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02 Certain Duties and Powers

(a) The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Servicer (and, where applicable, the Borrower’s independent public accountants) certain reports, schedules, calculations all as more particularly described in this Section 15.02 below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Agreement) based upon information and data received from the Borrower and/or the Servicer, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement and no implied duties, obligations or responsibilities shall be read into this

Agreement against, or on the part of, the Collateral Administrator. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Servicer under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) create a collateral database of certain characteristics (to the extent required for the performance of its obligations hereunder, and otherwise as reasonably agreed to between the Collateral Administrator and the Servicer) of the Portfolio Investments and Cash Equivalents credited from time to time to the Covered Accounts (the “Collateral Database”); within five (5) Business Days of the Closing Date;

(ii) permit access to the information in the Collateral database by the Servicer and the Borrower;

(iii) track the receipt and daily allocation of cash to the Collection Accounts and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Accounts to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day; and

(iv) provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b) The Collateral Administrator shall have no obligation to prepare any Monthly Report, Borrowing Base Calculation Statement or to determine or verify any market value, Internal Value, the Borrowing Base or Borrowing Base Test. The Collateral Administrator shall have no obligation to determine the outstanding amounts due and payable in respect of the Advances or the calculation or verification of any Benchmark in respect thereof, and in each case shall be entitled to conclusively rely upon information provided by the Administrative Agent or the Servicer, as applicable and in accordance with the terms hereof, in respect of such items

(c) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii) the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv) in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(d) The Borrower and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein or as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Servicer). The Servicer shall review and approve the contents of the aforesaid reports. To the extent the Servicer becomes actually aware that the information with respect to any Portfolio Investment in any report, instruction or certificate required to be delivered by the Collateral Administrator conflicts with information, data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Servicer in connection with the Servicer’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Servicer within a reasonably sufficient time (as agreed between the Servicer and the Collateral Administrator) prior to any applicable due date to enable such review.

(e) The Collateral Administrator shall have no obligation to determine the Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(f) The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own willful misconduct, gross negligence or fraud. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(g) It is expressly acknowledged by the Borrower and the Servicer that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Servicer (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(h) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Portfolio Investment, or to evaluate or verify the Servicer’s characterization of any Portfolio Investment, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer or from (or in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Portfolio Investment in order to verify, confirm, audit or otherwise determine any characteristic thereof. In addition, the Servicer shall notify the Collateral Administrator of any amendment or modification of a Portfolio Investment to the extent that a Responsible Officer of the Servicer has actual knowledge of such amendment or modification.

Section 15.03 Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a) The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c) Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud, bad faith or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Administrator in good faith in accordance with the opinion and directions of such counsel, the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(e) The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(f) No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g) The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(h) The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with reasonable care.

(i) The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Administrator takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(j) All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(k) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI or the Custodian in Article XIII shall be afforded to the Collateral Administrator.

(l) The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction, electronic communication or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, electronic communication, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(m) The Collateral Administrator shall not be deemed to have notice of any amendment or modification of a Portfolio Investment unless the Collateral Administrator receives written notice thereof (which notice may be via email, it being understood that email notification notifying the Collateral Administrator that such amendment or modification has been posted to the data room to which the Collateral Administrator has been granted access shall constitute notice for this purpose).

(n) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

Section 15.04 Compensation and Reimbursement of Collateral Administrator

(a) The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b) [Reserved].

(c) All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05 Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b) The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Servicer and the Lenders not less than thirty (30) days prior to such resignation.

(c) The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.

(d) The Collateral Administrator may be removed at any time by the Servicer upon thirty (30) days’ notice (with the prior written consent of the Administrative Agent).

(e) If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Servicer Default shall have occurred and be continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning or removed Collateral Administrator and the Administrative Agent within thirty (30) days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Collateral Administrator or the resigning or removed Collateral Administrator may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Administrator.

Section 15.06 Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07 Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08 Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month payments have not been received with respect to any Portfolio Investment pursuant to the applicable Related Documents (or the Collateral Administrator is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds), (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Servicer and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received in the Collection Accounts (or such Collections shall have been identified), the Servicer shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Servicer shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Proceeds or Interest Proceeds shall be held in the Collection Accounts.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIC FUNDING, LLC,
as Borrower

By:	/s/ Shelby E. Sherard
Name: Shelby E. Sherard
Title: Chief Financial Officer

ING/Fidus – SPV Credit Agreement

FIDUS INVESTMENT CORPORATION, as Servicer and Equityholder

By:	/s/ Shelby E. Sherard
Name: Shelby E. Sherard
Title: Chief Financial Officer

ING/Fidus – SPV Credit Agreement

ING CAPITAL LLC, as Administrative Agent, as Lead Arranger and as a Lender

By:	/s/ Grace Fu
Name: Grace Fu
Title: Managing Director

By:	/s/ Richard Rxoel
Name: Richard Troxel
Title: Director

ING/Fidus – SPV Credit Agreement

WESTERN ALLIANCE TRUST COMPANY,
N.A., as Custodian, as Collateral Agent and as
Collateral Administrator

By:	/s/ Jennifer Kelly
Name: Jennifer Kelly
Title: Senior Transaction Manager

CUSTODY BANK, as a Lender

By:	/s/ Scott Gates
Name: Scott Gates
Title: SVP/Portfolio Manager

ING/Fidus – SPV Credit Agreement

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Grant Pritchard
Name: Grant Pritchard
Title: Managing Director

ING/Fidus – SPV Credit Agreement

LIVE OAK BANKING COMPANY,
as a Lender

By:	/s/ Robert Riesen
Name: Robert Riesen
Title: Director, Live Oak Bank

ING/Fidus – SPV Credit Agreement

APPPLE BANK, as a Lender

By:	/s/ Christopher Selvaggio
Name: Christopher Selvaggio
Title: First Vice President

ING/Fidus – SPV Credit Agreement

SCHEDULE 1

INITIAL COMMITMENTS AND PERCENTAGES

Lenders	Commitments	Percentage of Commitments
ING Capital LLC	$55,000,000	31.42%
Customers Bank	$45,000,000	25.71%
Western Alliance Bank	$25,000,000	14.29%
Live Oak Banking Company	$25,000,000	14.29%
Apple Bank	$25,000,000	14.29%

Total	$175,000,000	100.00%